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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                WEST CORPORATION,

                           DIALING ACQUISITION CORP.,

                           ITC HOLDING COMPANY, INC.,

                                      AND,

                   FOR PURPOSES OF SECTIONS 3.6, 4.1 AND 8.13,

                         ARTICLE 11 AND ARTICLE 12 ONLY,

                         THE STOCKHOLDER REPRESENTATIVE


                           Dated as of March 27, 2003

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                                TABLE OF CONTENTS

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER .......................... 1
1.1      Merger ....................................................... 1
1.2      Time and Place of Closing .................................... 1
1.3      Effective Time ............................................... 2

ARTICLE 2 - TERMS OF MERGER ........................................... 2
2.1      Certificate of Incorporation ................................. 2
2.2      Bylaws ....................................................... 2
2.3      Directors and Officers ....................................... 2

ARTICLE 3 - MANNER OF CONVERTING SHARES ............................... 2
3.1      Merger Consideration ......................................... 2
3.2      Conversion of Shares ......................................... 3
3.3      Shares Held by Company or Parent ............................. 5
3.4      Treatment of Equity Rights ................................... 5
3.5      Estimated Balance Sheet ...................................... 6
3.6      Closing Working Capital ...................................... 8
3.7      Dissenting Stockholders ......................................10

ARTICLE 4 - PAYMENT OF MERGER CONSIDERATION ...........................11
4.1      Payment Procedures ...........................................11
4.2      Rights of Former Company Stockholders ........................12
4.3      Escrow Fund ..................................................12

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF COMPANY .................13
5.1      Organization, Standing, and Power ............................13
5.2      Authority of Company; No Breach By Agreement .................13
5.3      Capital Stock ................................................14
5.4      Company Subsidiaries .........................................15
5.5      Financial Statements .........................................16
5.6      Absence of Undisclosed Liabilities ...........................16
5.7      Absence of Certain Changes or Events .........................17
5.8      Tax Matters ..................................................18
5.9      Assets .......................................................20
5.10     Intellectual Property ........................................20
5.11     Environmental Matters ........................................21
5.12     Compliance with Laws .........................................22
5.13     Labor Relations ..............................................23
5.14     Employee Benefit Plans .......................................23
5.15     Material Contracts ...........................................24
5.16     Legal Proceedings ............................................25
5.17     Reports ......................................................25
5.18     Statements True and Correct ..................................25
5.19     State Takeover Laws ..........................................26
5.20     Charter Provisions ...........................................26
5.21     Stockholders' Voting Agreements ..............................26
5.22     Board Recommendation .........................................26
5.23     Interests in Real Property ...................................26
5.24     Transactions with Affiliates .................................28

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5.25     No Brokers .................................................. 28
5.26     Investment Company .......................................... 28
5.27     Customers ................................................... 28
5.28     Solvency .................................................... 29
5.29     Insurance ................................................... 29
5.30     Fairness Opinions ........................................... 29

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB ......... 29
6.1      Organization, Standing, and Power ........................... 30
6.2      Authority; No Breach By Agreement ........................... 30
6.3      SEC Filings; Financial Statements ........................... 30
6.4      Absence of Certain Changes or Events ........................ 31
6.5      Compliance with Laws ........................................ 31
6.6      Legal Proceedings ........................................... 31
6.7      Statements True and Correct ................................. 32
6.8      Authority of Sub ............................................ 32
6.9      Financing ................................................... 32
6.10     No Broker ................................................... 33
6.11     Solvency .................................................... 33

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION ................. 33
7.1      Covenants of Company ........................................ 33
7.2      Covenants of Parent ......................................... 35
7.3      Adverse Changes in Condition ................................ 35
7.4      Reports ..................................................... 36
7.5      Credit Facility ............................................. 36

ARTICLE 8 - ADDITIONAL AGREEMENTS ...................................  36
8.1      Proxy Statement; Stockholder Approval ......................  36
8.2      Other Offers, Etc. .......................................... 37
8.3      Antitrust Notification; Consents of Regulatory Authorities .. 37
8.4      Filing with State Office .................................... 38
8.5      Agreement as to Efforts to Consummate ....................... 38
8.6      Investigation and Confidentiality ........................... 39
8.7      Press Releases .............................................. 39
8.8      Employee Benefits and Contracts ............................. 39
8.9      Indemnification of Officers and Directors ................... 41
8.10     Asset Dispositions .......................................... 43
8.11     Financing ................................................... 43
8.12     Restrictive Covenant Agreement .............................. 43
8.13     Certain Tax Matters ......................................... 43
8.14     Real Estate Matters ........................................  46

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE ........ 47
9.1      Conditions to Obligations of Each Party ..................... 47
9.2      Conditions to Obligations of Parent ......................... 47
9.3      Conditions to Obligations of Company ........................ 49

ARTICLE 10 - TERMINATION ............................................. 50
10.1     Termination ................................................. 50
10.2     Effect of Termination ....................................... 51

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ARTICLE 11 - REIMBURSEMENT FOR LOSSES ................................ 51
11.1     Reimbursement for Losses .................................... 51
11.2     Procedures for Reimbursement ................................ 53
11.3     Third Party Claims .......................................... 54
11.4     Exclusive Post-Closing Remedy ............................... 55
11.5     Time Limitations ............................................ 55
11.6     Tax Effect and Insurance .................................... 55
11.7     Subrogation ................................................. 56
11.8     Reimbursement Claims for Losses, Resulting from, Based upon or Arising out of the Company Disposition Matter ............ 56

ARTICLE 12 - STOCKHOLDER REPRESENTATIVE .............................. 57
12.1     Appointment; Acceptance ..................................... 57
12.2     Authority ................................................... 58
12.3     Actions ..................................................... 58
12.4     Effectiveness ............................................... 58
12.5     Indemnification; Fees and Expenses .......................... 58
12.6     Successor ................................................... 59
12.7     Survival of Authorizations .................................. 59

ARTICLE 13 - MISCELLANEOUS ........................................... 59
13.1     Definitions ................................................. 59
13.2     Expenses .................................................... 69
13.3     Entire Agreement ............................................ 70
13.4     Amendments .................................................. 70
13.5     Waivers ..................................................... 71
13.6     Assignment .................................................. 71
13.7     Notices ..................................................... 71
13.8     Governing Law; Venue ........................................ 72
13.9     Counterparts ................................................ 72
13.10    Captions; Articles and Sections ............................. 72
13.11    Interpretations ............................................. 72
13.12    Severability ................................................ 73
13.13    Company Name and Logos ...................................... 73
13.14    Disclosure Memorandum ....................................... 73

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                                  EXHIBIT INDEX

    Exhibit          Description
    -------          -----------
    Exhibit 1        Forms of Voting Agreement

    Exhibit 2        Form of Certificate of Incorporation of the Surviving
                     Corporation

    Exhibit 3        Accounting Methods, Policies, Practices,
                     Procedures and Adjustments Related to the Calculation of the Aggregate Cash Consideration, Including the Company Projected Liabilities

    Exhibit 4        Example of Per Share Price Calculations

    Exhibit 5 Accounting Methods, Policies, Practices, Procedures and Adjustments Related to the Calculation of Working Capital

    Exhibit 6        Form of Escrow Agreement

    Exhibit 7        Form of Restrictive Covenant Agreement

    Exhibit 8        Forms of Legal Opinions of Counsel to Company

    Exhibit 9        Form of Legal Opinion of Foreign Counsel to
                     Certain Company Subsidiaries

    Exhibit 10       Baseline Statement

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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 27, 2003, by and among West Corporation ("Parent"), a Delaware corporation; Dialing Acquisition Corp. ("Sub"), a Delaware corporation; ITC Holding Company, Inc. ("Company"), a Delaware corporation; and, solely with respect to Sections 3.6, 4.1 and 8.13, Article 11 and Article 12 as the stockholders' representative, Campbell B. Lanier, III (the "Stockholder Representative").

                                    Preamble

     The respective Boards of Directors of Company, Sub and Parent are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Company by Parent pursuant to the merger of Sub with and into Company. At the effective time of such merger, the outstanding shares of the capital stock of Company shall be converted into the right to receive the Cash Merger Consideration (except as provided herein). As a result, Company shall continue to conduct its business and operations as a wholly owned subsidiary of Parent. The transactions described in this Agreement, including the Merger, are subject to the approvals of the stockholders of Company, the consummation of the Stock Dispositions, termination or expiration of the required waiting period under the HSR Act and the satisfaction of certain other conditions described in this Agreement.

     Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, certain of the holders of the outstanding shares of Company Capital Stock have executed and delivered to Parent an agreement in substantially the form of one of the agreements attached as Exhibit 1 (each a "Voting Agreement"), pursuant to which they have agreed, among other things, subject to the terms thereof, to vote the shares of Company Capital Stock over which such Persons have voting power to adopt this Agreement and the related transactions.

     Certain capitalized terms used in this Agreement are defined in Section
13.1.


     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

1.1 Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Company in accordance with the applicable provisions of Section 251 of the DGCL and with the effects provided in Section 259 of the DGCL (the "Merger"). As a result of the Merger, the separate corporate existence of Sub shall cease and Company shall continue as the Surviving Corporation of the Merger and as a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the respective Boards of Directors of Company, Sub and Parent.

1.2 Time and Place of Closing.

     The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs, or at such other time as the Parties, acting through their

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authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3 Effective Time.

     The Merger shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall be filed with the Secretary of State of the State of Delaware or at such later date as the Parties mutually agree (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first Business Day following the satisfaction or waiver of all of the conditions set forth in Article 9, other than those conditions requiring performance at the Closing.

                                    ARTICLE 2
                                 TERMS OF MERGER

2.1 Certificate of Incorporation.

     The Certificate of Incorporation of Company in effect immediately prior to the Effective Time shall be amended to read in its entirety as set forth in
Exhibit 2 attached hereto and as so amended shall constitute the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

2.2 Bylaws.

     The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

2.3 Directors and Officers.

     The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                           MANNER OF CONVERTING SHARES

3.1 Merger Consideration.

     The consideration to be issued in the Merger in exchange for the Company Capital Stock and the Company Options shall have an aggregate value equal to (1) $399,600,000 (the "Base Amount"), plus (2) the amount of cash on the balance sheet of Company and the Company Entities as of the Closing Date (the "Cash on Hand"), minus (3) the projected liabilities of Company as of the Closing Date excluding any tax liabilities related to InterCall (which tax liabilities are included in the calculation of Working Capital) as calculated using the accounting methods, policies, practices, procedures and adjustments as described on Exhibit 3 (the "Projected Liabilities"), and with respect to (2) and (3) as calculated pursuant to Section 3.5 and as adjusted pursuant to Section 3.6 (as so adjusted, the "Aggregate Cash

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Consideration"). For purposes of this Agreement, Cash on Hand shall include the amounts payable under the Promissory Notes to Company or any Company Entity in connection with the Asset Dispositions.

3.2 Conversion of Shares.

     (a) Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (i) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one hundred (100) shares of common stock, par value $0.01 per share, of the Surviving Corporation.

          (ii) Subject to Sections 3.5 and 3.6, each share of Company Common Stock held by an "accredited investor" (as defined in Rule 501 of the Securities Act) who makes certain investor representations to Company (a "Qualified Investor") in the Investor Letter (the "Investor Letter"), excluding shares held by any Company Entity or any Parent Entity and excluding shares held by stockholders who perfect their statutory appraisal rights, issued and outstanding immediately prior to the Effective Time (but after conversion of any Company Preferred Stock that is to be converted immediately prior to the Effective Time and after exercise of any Company Options that are to be exercised immediately prior to the Effective Time) shall cease to be outstanding and shall be converted into and exchanged for the right to receive an amount of cash equal to the sum of (1) the Accredited Per Share Amount, without interest thereon, plus (2) the Escrow Per Share Amount, with interest thereon as described in Section 4.3 minus
     (3) any required withholding of Taxes (the "Accredited Merger Consideration").

          (iii) Subject to Sections 3.5 and 3.6, each share of Company Common Stock held by a stockholder that is not a Qualified Investor, excluding shares held by any Company Entity or any Parent Entity and excluding shares held by stockholders who perfect their statutory appraisal rights, issued and outstanding immediately prior to the Effective Time (but after conversion of any Company Preferred Stock that is to be converted immediately prior to the Effective Time and after exercise of any Company Options that are to be exercised immediately prior to the Effective Time) shall cease to be outstanding and shall be converted into and exchanged for the right to receive an amount of cash equal to (1) the Other Per Share Amount, without interest thereon, minus (2) any required withholding of Taxes (the "Non-Accredited Merger Consideration" and together with the Accredited Merger Consideration, the "Cash Merger Consideration").

     (b) Certain Definitions.

          (i) Accredited Per Share Amount. The "Accredited Per Share Amount" shall be equal to the quotient (rounded down to the fourth decimal place) of (A) the product of (1) the Aggregate Cash Consideration plus the product of the aggregate number of all In The Money Options immediately prior to the Effective Time (but after exercise of any Company Options that are to be exercised immediately prior to the Effective Time) multiplied by the weighted average exercise price of such In The Money Options, multiplied by
     (2) the quotient (rounded down to the fourth decimal place) of the Accredited Shares (as defined below) divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (but after conversion of any Company Preferred Stock that is to be converted immediately prior to the Effective Time and after exercise of any Company Options that are to be exercised immediately prior to the Effective
     Time) plus all In The Money Options (the "Accredited Quotient"), less the aggregate amount of the Escrow Deposits divided by (B) the number of Accredited Shares.

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          (ii) Accredited Shares. The "Accredited Shares" shall mean that number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (but after conversion of any Company Preferred Stock that is to be converted immediately prior to the Effective Time and after exercise of any Company Options that are to be exercised immediately prior to the Effective Time) (regardless of whether such shares are unvested, subject to right of repurchase, risk of forfeiture or other condition in favor of Company at such time) held by Qualified Investors.

          (iii) Other Per Share Amount. The "Other Per Share Amount" shall be equal to the quotient (rounded down to the fourth decimal place) of (A) the product of (1) the Aggregate Cash Consideration plus the product of the aggregate number of all In The Money Options immediately prior to the Effective Time (but after exercise of any Company Options that are to be exercised immediately prior to the Effective Time) multiplied by the weighted average exercise price of such In The Money Options, multiplied by
     (2) the quotient (rounded down to the fourth decimal place) of the Other Shares divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (but after conversion of any Company Preferred Stock that is to be converted immediately prior to the Effective Time and after exercise of any Company Options that are to be exercised immediately prior to the Effective Time) plus all In The Money Options (the "Other Quotient") divided by (B) the number of Other Shares.

          (iv) Other Shares. The "Other Shares" shall mean that number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (but after conversion of any Company Preferred Stock that is to be converted immediately prior to the Effective Time and after exercise of any Company Options that are to be exercised immediately prior to the Effective Time) (regardless of whether such shares are unvested, subject to right of repurchase, risk of forfeiture or other condition in favor of Company at such time) not held by a Qualified Investor.

          (v) Escrow Per Share Amount. The "Escrow Per Share Amount" shall be equal to the quotient (rounded down to the fourth decimal place) of (A) the aggregate amount of the Escrow Deposits divided by (B) the number of Accredited Shares. The amount of the Escrow Deposits may be reduced in accordance with the terms of this Agreement, including without limitation, pursuant to Article 11.

     (c) The Investor Letter was mailed on February 25, 2003 (the "Mailing Date") to each holder of record of Company Capital Stock as of February 25, 2003 (the "Investor Record Date").

     (d) Any Company Capital Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to Company, an effective, properly completed Investor Letter on or before the date which is three (3) Business Days prior to the Closing Date (the "Investment Deadline") shall be exchanged for the right to receive the Non-Accredited Merger Consideration in accordance with Section 3.2(a).

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     (e) Company shall make available such number of Investor Letters as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Capital Stock between the Investor Record Date and close of business on the Business Day prior to the Investment Deadline, and Company shall provide to the Paying Agent all information reasonably necessary for it to perform as specified herein.

     (f) Any such Investor Letter shall have been properly tendered only if Company shall have actually received a properly completed Investor Letter by the Investment Deadline. An Investor Letter shall be deemed properly completed only if the holder shall have properly executed the Investor Letter attesting that such holder is or is not an "accredited investor" and making those other representations contained in the Investor Letter.

     (g) For illustrative purposes only, an example of the calculations of the Accredited Merger Consideration, the Non-Accredited Merger Consideration and the consideration to be paid to the option holders pursuant to Section 3.4 is set forth on Exhibit 4.

     (h) The amount of Accredited Merger Consideration payable to a Company stockholder that is a stockholder of the corporation purchasing the Disposed Companies in the Stock Dispositions or that is purchasing the Lear jet from Company in the Asset Dispositions (a "Disposition Stockholder") shall be setoff against amounts owed by such stockholder to Company or a Company Entity, directly or indirectly, under the Promissory Notes. Company shall provide to Parent and the Paying Agent not less than one (1) Business Day prior to the Closing Date (i) a list of the stockholders of Company that are subject to setoff pursuant to this Section 3.2(h), (ii) a calculation of the amounts to be setoff against the Accredited Merger Consideration payable to each such stockholder of Company, and (iii) evidence signed by each such stockholder of Company of the right of Parent to setoff amounts payable under this Agreement to such stockholder against the portion of the amounts of the Promissory Notes guaranteed by such stockholder. The aggregate amount of the Accredited Merger Consideration to be offset against amounts owed to Company or a Company Entity by all of the Disposition Stockholders shall equal the aggregate of the amounts payable under the Promissory Notes. In no event shall the amount owed by any Disposition Stockholder under the Promissory Notes exceed the amount of Accredited Merger Consideration payable to such stockholder.

     (i) Subject to the rights of reimbursement and other remedies available under this Agreement, in no event shall the Cash Merger Consideration payable by Parent hereunder for all, but not less than all, of the issued and oustanding shares of Company Capital Stock, together with the amount payable by Parent under Section 3.4 in respect of all Company Options, exceed or be less than the Aggregate Cash Consideration.

3.3 Shares Held by Company or Parent.

     Each of the shares of Company Capital Stock held by any Company Entity or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 Treatment of Equity Rights.

     (a) Company shall take all actions necessary to provide that all outstanding options or other Equity Rights to purchase shares of Company Common Stock ("Company Options") granted under any stock option plan, program or similar arrangement of Company or any of its Subsidiaries, each as amended (the "Company Option Plans") or otherwise, shall become fully exercisable and vested immediately prior to the Effective Time whether or not otherwise exercisable and vested. Company shall

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comply with the terms of the Company Option Plans, as applicable, and, to the extent required thereunder, provide written notice to the holders of Company Options that such Company Options shall be treated as set forth herein. Holders of Company Options shall be given the opportunity to exercise their Company Options, effective immediately prior to the Effective Time, and thereby to become stockholders of Company, entitled to receive the Cash Merger Consideration for each share of Company Common Stock at the same time and in the same manner as the other Company stockholders pursuant to Article 3.

     (b) All Company Options which are outstanding immediately prior to the Effective Time, are held by persons who are not Qualified Investors, and are not exercised in accordance with Section 3.4(a) shall be canceled and shall become null and void, and the holders thereof shall be entitled to receive, at the same time and in the same manner as the Company stockholders pursuant to this Article 3, for each such Company Option to acquire one share of Company Common Stock, an amount in cash equal to (x) the Other Per Share Amount minus (y) the exercise price per share of such Company Option (such difference being referred to as the "Exercise Difference," and the aggregate amount of such Exercise Differences for all Option holders who are not Qualified Investors, the "Aggregate Exercise Differences"). All applicable withholding taxes attributable to the payments made hereunder with respect to any Company Option (the "Required Withholding Amount") shall be deducted from the amounts payable hereunder with respect to such Company Option. Notwithstanding anything in this Section 3.4(c) to the contrary, in the event the Exercise Difference is zero or a negative number with respect to any Company Option, the holder of such Company Option shall receive no consideration in connection with the cancellation of such Company Option pursuant to this Section 3.4(b).

     (c) All Company Options which are outstanding immediately prior to the Effective Time, are held by Qualified Investors, and are not exercised in accordance with Section 3.4(a) shall be canceled and shall become null and void, and the holders thereof shall be entitled to receive from the Company immediately prior to the Effective Time, for each such Company Option to acquire one share of Company Common Stock, that number of Shares of Company Common Stock equal to the quotient of the Exercise Difference divided by the Other Per Share Amount (the "Option Amount"). For Company Options to acquire more than one share of Company Common Stock, the number of shares of Company Common Stock to be received shall be equal to the product of the Option Amount by the number of shares of Company Common Stock able to be acquired under such Company Option. All applicable withholding taxes attributable to the distributions contemplated hereby shall be deducted from the shares to be distributed hereunder by withholding that number of shares having a value equal to the Required Withholding Amount. Notwithstanding anything in this Section 3.4(c) to the contrary, in the event the Exercise Difference is zero or a negative number with respect to any Company Option, the holder of such Company Option shall receive no consideration in connection with the cancellation of such Company Option pursuant to this Section 3.4(c). Notwithstanding anything in this Section 3.4(c) to the contrary, the Company shall not be obligated to issue any fraction of a share of Company Stock under this Section 3.4(c), and the Company will pay to any holder of a fraction of a share of Company Common Stock that otherwise would be distributed hereunder, a cash payment equal to the product of such fraction and the Exercise Difference (the "Fractional Option Distribution"). Holders receiving a distribution of Company Common Stock pursuant to this Section 3.4(c) shall become stockholders of the Company, entitled to receive the Accredited Merger Consideration for each share of Company Common Stock at the same time and in the same manner as the other Qualified Investor stockholders pursuant to
Article 3.

     (d) The Company Option Plans shall terminate immediately prior to the Effective Time.

3.5 Estimated Balance Sheet.

     (a) Company will cause to be prepared and delivered to Parent a consolidated balance sheet for Company and the Company Subsidiaries, pro forma giving effect to the Stock Dispositions, as of the

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Closing Date (the "Estimated Balance Sheet") and a certificate based on such
Estimated Balance Sheet setting forth in reasonable detail Company's estimate of Working Capital (the "Estimated Working Capital") and Net Cash on Hand (the "Estimated Net Cash On Hand"), as of such date (the "Estimated Working Capital Certificate"). The Estimated Balance Sheet shall (i) include the consolidated financial position of Company and the Company Subsidiaries, and (ii) present the estimated financial position of Company and the Company Subsidiaries as at the close of business on the Closing Date. The Estimated Balance Sheet and the Estimated Working Capital Certificate shall be prepared using the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Baseline Statement, which are attached as Exhibit 5 hereto (the "Agreed Accounting Principles").

     (b) Company shall deliver to Parent the Estimated Balance Sheet and the Estimated Working Capital Certificate no less than five (5) business days prior to the Closing Date. The Estimated Balance Sheet and the Estimated Working Capital Certificate shall be deemed final upon the earliest of (i) the date on which Parent and Company agree that such documents are final, (ii) the third Business Day after receipt of such documents pursuant to Section 3.5(b) if Parent has not delivered a written notice to Company that expresses a disagreement in good faith of at least $5,000,000 with the Estimated Working Capital or the Estimated Net Cash on Hand or the calculations thereof and setting forth its calculations of such amounts, and (iii) the date on which all disputes relating to such statements and calculations between the Parties are resolved in accordance with Section 3.5(c). If Parent delivers a notice of disagreement pursuant to this Section 3.5(b), such notice shall specify in reasonable detail those items or amounts as to which it disagrees.

     (c) If Parent delivers a notice of disagreement pursuant to Section 3.5(b), Company and Parent shall, during the two (2) Business Days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts (the "Disputed Estimated Amounts"). If, during such period, Company and Parent are unable to reach such agreement, they shall promptly thereafter cause PriceWaterhouseCoopers (or if said firm shall be unwilling to act thereunder, such other independent public accountants of nationally recognized standing reasonably satisfactory to Parent and Company), promptly to review and analyze the Estimated Balance Sheet and the Estimated Working Capital Certificate for correctness and compliance with the calculations described in Exhibits 3 and 5. The independent accountants shall be entitled to review all work papers of the Parties used in calculating the Disputed Estimated Amounts. In making such calculations, such independent accountants shall act as arbitrators. Such independent accountants shall deliver to Company and Parent, as promptly as practicable and in any event no later than seven (7) days after the Estimated Balance Sheet and Estimated Working Capital Certificate are provided to such independent accountants, the independent accountants' calculations of the Estimated Working Capital and the Estimated Net Cash on Hand. Such calculations shall be final and binding upon Company and Parent, absent fraud, bad faith, willful misconduct or manifest error in the preparation thereof. Both Company and Parent shall have the opportunity to participate in such analysis and comment on the workpapers related thereto prior to the delivery of the calculations of the Estimated Working Capital and the Estimated Net Cash on Hand by the independent accountants. The cost of such review and calculations shall be borne (i) by Company if the difference between (A) the sum of the Estimated Working Capital and the Estimated Net Cash on Hand shown in the independent accountants' calculation and (B) the sum of Company's calculation of the Estimated Working Capital and Estimated Net Cash on Hand delivered pursuant to Section 3.5(a) is greater than the difference between (C) the sum of the Estimated Working Capital and Estimated Net Cash on Hand shown in the independent accountants' calculation and (D) the sum of Parent's calculation of the Estimated Working Capital and Estimated Cash on Hand delivered pursuant to
Section 3.5(b), (ii) by Parent if the difference between (E) the sum of the Estimated Working Capital and Estimated Net Cash on Hand shown in the independent accountants' calculation and (F) the sum of Parent's calculation of the Estimated Working Capital and Estimated Cash on Hand delivered pursuant to
Section 3.5(b) is greater than the difference between (G) the sum of the Estimated Working Capital and Estimate Cash on Hand shown in the independent accountants' calculation and (H) the sum of Company's calculation of the Estimated Working Capital and Estimated Cash on Hand delivered pursuant to Section 3.5(a), and (iii) otherwise equally by Company and Parent. If for any reason the independent accountants do not complete their procedures within the seven (7) day review period, then Company and Parent shall jointly determine the Estimated Working Capital and the Estimated Net Cash on Hand as soon as reasonably practical following such review period. If Company and Parent are unable to make a joint determination within two (2) Business Days after such review period, then the final Estimated Working Capital and the final Estimated Net Cash on Hand shall be equal to the average of Company's and Parent's calculation of the Estimated Working Capital and the average of Company's and Parent's calculation of the Estimated Net Cash on Hand.

     (d) If the Estimated Working Capital as determined in accordance with this
Section 3.5 is greater than the Baseline Working Capital Amount, the Aggregate Cash Consideration payable by Parent at Closing shall be increased by the amount of the excess; provided, however, the Estimated Working Capital shall not exceed $13,000,000 for the purposes of this Section 3.5(d).

     (e) If the Estimated Working Capital as determined in accordance with this
Section 3.5 is less than the Baseline Working Capital Amount, the Aggregate Cash Consideration payable by Parent at Closing shall be reduced by the amount of the deficiency.

     (f) If the Estimated Net Cash on Hand as determined in accordance with this
Section 3.5 is greater than $0, the Aggregate Cash Consideration payable by Parent at Closing shall be increased by the amount of the excess; provided, however, the Estimated Net Cash on Hand shall not exceed $25,000,000 for the purposes of this Section 3.5(f).

     (g) If the Estimated Net Cash on Hand as determined in accordance with this
Section 3.5 is less than $0, the Aggregate Cash Consideration payable by Parent at Closing shall be reduced by the amount of the deficiency.

3.6 Closing Working Capital.

     (a) As promptly as practicable, but not later than thirty (30) days after the Closing Date, Parent will cause to be prepared and delivered to the Stockholder Representative a consolidated balance sheet, giving effect to the Stock Dispositions, of Company and its Subsidiaries as of the Closing Date (the "Closing Balance Sheet") and a certificate based on the Closing Balance Sheet setting forth in reasonable detail Parent's calculation of the Closing Working Capital and the Net Cash on Hand (the "Closing Net Cash On Hand") as of the Closing Date (the "Closing Working Capital Certificate"). The Closing Balance Sheet shall (i) include the consolidated financial position of Company and its Subsidiaries and (ii) present the consolidated financial position of Company and its Subsidiaries as at the close of business on the Closing Date. The Closing Balance Sheet and the Closing Working Capital Certificate shall be prepared using the Agreed Accounting Principles.

     (b) The Closing Balance Sheet and the Closing Working Capital Certificate delivered pursuant to Section 3.6(a) shall be deemed final, absent fraud, bad faith, willful misconduct or manifest error in the preparation thereof, upon the earliest of (i) the date on which Parent and the Stockholder Representative agree that such documents are final, (ii) the 30th day after receipt of such documents pursuant to Section 3.6(a), if the Stockholder Representative has not delivered a notice that expresses a disagreement with the Closing Balance Sheet, the Closing Working Capital Certificate or the Closing Working Capital or the calculations thereof and setting forth their calculation of such amount(s), and
(iii) the date on which all disputes relating to such statements and calculations between the Parties are resolved in accordance with Section 3.6(c). If the Stockholder Representative delivers a notice of disagreement pursuant to this Section 3.6(b), such notice shall specify those items or amounts as to which they disagree.

     (c) If the Stockholder Representative delivers a notice of disagreement pursuant to Section 3.6(b), the Stockholder Representative and Parent shall, during the 30 days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts (the "Disputed Amounts"). If, during such period, the Stockholder Representative and Parent are unable to reach such agreement, they shall promptly thereafter cause PriceWaterhouseCoopers (or if said firm shall be unwilling to act thereunder, such other independent public accountants of nationally recognized standing reasonably satisfactory to Parent and the Stockholder Representative), promptly to review this Agreement, the documents delivered pursuant to Section 3.6(a) and any other documents necessary to calculate the Disputed Amounts (including all work papers of the Parties used in calculating the Disputed Amounts). In making such calculation, such independent accountants shall act as arbitrators. Such independent accountants shall deliver to the Stockholder Representative and Parent, as promptly as practicable and in any event no later than 90 days after their engagement, a report setting forth such calculation. Such report shall be final and binding upon the stockholders of Company and Parent, absent fraud, bad faith, willful misconduct or manifest error in the preparation thereof. The cost of such review and report shall be (i) deducted from either the InterCall Fund or the ITC Operations Fund, as Parent may determine in its sole discretion, in accordance with the terms of the Escrow Agreement, if the difference between the Closing Working Capital shown in the independent accountants' calculation and the Stockholder Representative's calculation of the Closing Working Capital delivered pursuant to Section 3.6(b) is greater than the difference between the Closing Working Capital shown in the independent accountants' calculation and Parent's calculation of the Closing Working Capital delivered pursuant to
Section 3.6(a), (ii) borne by Parent if the difference between the Closing Working Capital shown in the independent accountants' calculation and Parent's calculation of the Closing Working Capital delivered pursuant to Section 3.6(a) is greater than the difference between the Closing Working Capital shown in the independent accountants' calculation and the Stockholder Representative's calculation of the Closing Working Capital delivered pursuant to Section 3.6(b), and (iii) otherwise borne equally by the stockholders of Company, through a deduction from either the InterCall Fund or the ITC Operations Fund, as Parent may determine in its sole discretion, in accordance with the terms of the Escrow Agreement, and Parent.

     (d) The independent accountants shall have jurisdiction to decide any and all issues presented to it that arise out of or relate to this Section 3.6 or the transactions contemplated hereby, including the issue of whether or not the independent accountants have jurisdiction to decide any particular dispute controversy or claim. The arbitration shall be held in Cobb County, Georgia. The governing Law shall be as set forth in Section 13.8 of this Agreement and the parties' consent to the jurisdiction of the courts identified in Section 13.8 of this Agreement for all purposes in connection with the arbitration, including
(i) enforcement of the arbitration award and (ii) issuance of provisional remedies to protect rights, interests, assets or property, including but not limited to temporary or preliminary injunctive relief, to ensure ultimate satisfaction of the arbitration award. The parties agree that the award made by the independent accountants shall be final and binding on the parties and that they waive any right to appeal the arbitral award, to the extent an appeal may be lawfully waived.

     (e) The Stockholder Representative and Parent agree that they will, and will cause their respective independent accountants and the Company Entities to, cooperate and assist in the preparation of the Closing Balance Sheet and the Closing Working Capital Certificate and in the conduct of the reviews referred to in this Section 3.6, including, without limitation, making available, to the extent necessary, relevant books, records, working papers, analyses and schedules, and permitting representatives of the Parties to consult (in the presence of a representative of the Company Entities) with the respective employees, auditors, actuaries, attorneys and agents of the Company Entities. The

Stockholder Representative and Parent further agree that they will take reasonable efforts to ensure that a representative of the Stockholder Representative and Parent are present and permitted to participate in any and all discussions involving the independent accountants relating to the Closing Balance Sheet and the Closing Working Capital Certificates and a copy of all information provided to the independent accountants by one Party is promptly delivered to the other Party.

     (f) Subject to Section 3.6(j), if the Closing Working Capital as determined in accordance with this Section 3.6 is greater than the Estimated Working Capital (as determined in accordance with Section 3.5 and as capped by Section 3.5(d), if applicable), then the Aggregate Cash Consideration payable by Parent shall be increased by the amount of the excess, and Parent shall pay to the Paying Agent such excess to be promptly distributed to the Company Stockholders and option holders in the same manner as the Cash Merger Consideration and other consideration was distributed pursuant to Sections 3.2, 3.4 and 4.1.

     (g) Subject to Section 3.6(j), if the Closing Working Capital as determined in accordance with this Section 3.6 is less than the Estimated Working Capital (as determined in accordance with Section 3.5 and as capped by Section 3.5(d), if applicable), then the amount of such deficiency shall be deducted from either the InterCall Fund or the ITC Operations Fund, as Parent may determine in its sole discretion, in accordance with the terms of the Escrow Agreement.

     (h) Subject to Section 3.6(j), if the Closing Net Cash on Hand as determined in accordance with this Section 3.6 is greater than the Estimated Net Cash on Hand (as determined in accordance with Section 3.5 and as capped by Section 3.5(f), if applicable), then the Aggregate Cash Consideration payable by Parent shall be increased by the amount of the excess, and Parent shall pay to the Paying Agent such excess to be promptly distributed to the Company Stockholders and option holders in the same manner as the Cash Merger Consideration and other consideration was distributed pursuant to Sections 3.2,
3.4 and 4.1.

     (i) Subject to Section 3.6(j), if the Closing Net Cash on Hand as determined in accordance with this Section 3.6 is less than the Estimated Net Cash on Hand (as determined in accordance with Section 3.5 and as capped by Section 3.5(f), if applicable), then the amount of such deficiency shall be deducted from either the InterCall Fund or the ITC Operations Fund, as Parent may determine in its sole discretion, in accordance with the terms of the Escrow Agreement.

     (j) If pursuant to this Section 3.6 there is both an increase to the Aggregate Cash Consideration and an entitlement to a deduction from the InterCall Fund or the ITC Operations Fund, Parent shall be entitled to offset the amount of such deduction against the additional amount of Aggregate Cash Consideration prior to the payment of the remaining portion, if any, of the additional Aggregate Cash Consideration or making any deduction from the InterCall Fund or the ITC Operations Fund, as the case may be, for the remaining portion, if any.

3.7 Dissenting Stockholders.

     (a) Notwithstanding anything in this Agreement to the contrary, but only in the circumstances and to the extent provided by the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Company stockholders who did not vote such shares in favor of the Merger and who shall have properly and timely delivered to Company, as the case may be, a written demand for appraisal of their shares of the Company Common Stock in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, the Cash Merger Consideration. Instead, the holders thereof shall be entitled to payment of the fair value of such shares in accordance with the provisions of
Section 262 of the DGCL;

provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw its demand for payment of the fair value of such Dissenting Shares, or (ii) if any holder fails to establish and perfect its entitlement to the relief provided in Section 262 of the DGCL, the rights and obligations of such holder to receive such fair value shall terminate, and such Dissenting Shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the Cash Merger Consideration in accordance with Section 3.2 hereof.

     (b) Within three (3) days prior to the Effective Time, Company shall give Parent notice of any demands received by Company for appraisal of Dissenting Shares. Prior to the Closing, Company shall control all negotiations and proceedings with respect to such demands and on and after the Closing, Parent shall exercise such control. Parent shall promptly pay to any holder of Dissenting Shares any and all amounts due and owing to such holder as a result of any settlement or determination by the Court of Chancery of the State of Delaware with respect to such demands. If, as a result of any such settlement or determination (i) any Company stockholder is entitled to receive as payment for its Dissenting Shares an amount per share that exceeds the Accredited Merger Consideration or the Non-Accredited Merger Consideration, as the case may be (the aggregate amount of such excess for all Dissenting Shares the "Appraisal Reduction Amount"), then the Appraisal Reduction Amount shall be deducted from the ITC Operations Fund or the InterCall Fund, as Parent may determine in its sole discretion, in accordance with the Escrow Agreement, or (ii) any Company stockholder is entitled to receive an amount per share that is less than the amount of the Accredited Merger Consideration or the Non-Accredited Merger Consideration, as the case may be (the aggregate amount of such deficiency for all Dissenting Shares, the "Appraisal Addition Amount"), then Parent shall promptly deposit with the Escrow Agent the Appraisal Addition Amount, with such amount to be treated as interest is treated on the Escrow Deposits in accordance with the terms of the Escrow Agreement. Company shall comply with the notice provisions of Section 262 of the DGCL.

     (c) All of the costs and expenses incurred by the Parties in connection with this Section 3.7 (but excluding the amounts due and owing to the holders of Dissenting Shares under Section 3.7(b)) shall be paid by Company in cash prior to the Closing Date and thereafter shall be deducted from the ITC Operations Fund or the InterCall Fund, as Parent may determine in its sole discretion.

                                   ARTICLE 4
                         PAYMENT OF MERGER CONSIDERATION

4.1 Payment Procedures.

     (a) At the Effective Time, Parent shall wire in immediately available funds to a paying agent selected by Company and approved by Parent, which approval shall not be unreasonably withheld (the "Paying Agent"), for exchange in accordance with this Section 4.1, the Aggregate Cash Consideration less the sum of (A) the aggregate amount of the Escrow Deposits, and (B) the aggregate amounts of the Promissory Notes. Promptly after the Effective Time, Parent and the Stockholder Representative shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which represented shares of Company Capital Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates, to the Paying Agent). The Certificate or Certificates representing Company Capital Stock so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of Company Capital Stock represented by Certificates that are not registered in the transfer records of Company, the Cash Merger Consideration provided in Section 3.2 may be issued to a transferee if the Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Paying Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall deliver to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Paying Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Cash Merger Consideration.

     (b) After the Effective Time, each holder of shares of Company Capital Stock (other than shares to be canceled pursuant to Section 3.3, and excluding Dissenting Shares and excluding shares to be issued upon the exercise of Company Options immediately prior to the Effective Time) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Paying Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.2. Parent shall not be obligated to deliver the consideration to which any former holder of Company Capital Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this
Section 4.1. Promptly after the Effective Time, the Paying Agent shall deliver to the holders of Company Options the amounts due, if any, to such holders of Company Options under Sections 3.4(b) and 3.4(c).

     (c) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

     (d) Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to a holder of Company Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.2 Rights of Former Company Stockholders.

     At the Effective Time, the stock transfer books of Company shall be closed as to holders of Company Capital Stock immediately prior to the Effective Time and no transfer of Company Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Company Capital Stock (other than shares to be canceled pursuant to Sections 3.3 and excluding Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.2 in exchange therefor.

4.3 Escrow Fund.

     At the Effective Time, Parent shall deposit with The Bank of New York, as escrow agent under the Escrow Agreement, from the Aggregate Cash Consideration:

     (a) an amount of cash equal to $10,000,000 (the "InterCall Fund");

     (b) an amount of cash equal to $4,500,000 (the "ITC Non-Operations Fund"); and

     (c) an amount of cash equal to $12,500,000 (the "ITC Operations Fund" and, together with the InterCall Fund and the ITC Non-Operations Fund, the "Escrow Deposits").

     Each of the amounts set forth in paragraphs (a), (b) and (c) above shall be held, invested and disbursed in accordance with the terms and conditions of the Escrow Agreement in substantially the form attached hereto as Exhibit 6 (the "Escrow Agreement").

                                   Article 5
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants on the date of this Agreement and will on the Closing Date represent and warrant (other than representations and warranties which address matters only as of a specified date, which shall speak only as of such specified date) to Parent and Sub as follows:

5.1 Organization, Standing, and Power.

     Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.1 of the Company Disclosure Memorandum sets forth all jurisdictions in which Company is qualified to transact business as a foreign corporation.

5.2 Authority of Company; No Breach By Agreement.

     (a) Company has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption of this Agreement by Company's stockholders in accordance with this Agreement and the DGCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Company, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and the holders of two-thirds of the outstanding shares of Company Preferred Stock, as contemplated by Section 8.1, which are the only stockholder votes required for adoption of this Agreement and consummation of the Merger by Company. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Except as disclosed in Section 5.2(b) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby (including, without limitation, the setting up, the payment and the other operation of the Escrow Deposits), nor compliance by Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Company's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws or similar constitutive document of any Company Subsidiary or any resolution adopted by the board of directors or the stockholders of any Company Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Company Entity under, any Company Contract or Permit of any Company Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 5.2(b) of the Company Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective material Assets.

     (c) Other than Consents required from Regulatory Authorities set forth in
Section 5.2(c) of the Company Disclosure Memorandum, and other than notices to or filings with the Internal Revenue Service ("IRS"), the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority or any other Person who is not party to or bound by a Contract with Company or any Company Entity is necessary for the consummation by Company of the Merger and the other transactions contemplated in this Agreement (including, without limitation, the setting up, the payment and the other operation of the Escrow Deposits), other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

5.3 Capital Stock.

     The authorized capital stock of Company consists of 65,000,000 shares of Company Common Stock and 3,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 26,151,110 shares of Company Common Stock were issued and outstanding, (ii) 8,591,724 shares of Company Common Stock were reserved for issuance upon exercise of Company Options, (iii) 5,781,858 shares of Company Common Stock were available for issuance upon exercise of Company Options as set forth in Section 5.3 of the Company Disclosure Memorandum, and
(iv) 645,153 shares of Series A Convertible Preferred Stock and 133,664 shares of Series B Convertible Preferred Stock were issued and outstanding. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Company were issued, reserved for issuance or outstanding. Immediately prior to the Effective Time (but after conversion of any Company Preferred Stock that is to be converted immediately prior to the Effective Time and after the exercise of any Company Options that are to be exercised immediately prior to the Effective Time) assuming that (A) all shares of Company Preferred Stock will be converted into shares of Company Common Stock, (B) all holders of Company Options will exercise their Company Options for cash, and (C) no Company Options are cancelled, (i) 35,048,236 shares of Company Common Stock will be issued and outstanding, (ii) 2,809,866 shares of Company Common Stock will be reserved for issuance upon exercise of outstanding Company Options, (iii) 0 shares of Company Common Stock will be available for issuance upon exercise of Company Options, and (iv) 0 shares of Company Series A Convertible Preferred Stock and 0 shares of Company Series B Convertible Preferred Stock will be issued and outstanding. Except as set forth above, and except for shares issued upon the exercise of Company Options set forth in
Section 5.3 of the Company Disclosure Memorandum, as of the date of this Agreement and as of the Effective Time, no shares of capital stock or other voting securities of Company were or will be issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable under the DGCL and not subject to preemptive rights. Except as set forth in Section 5.3 of the Company Disclosure Memorandum, there are no bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company or any of its Subsidiaries may vote. Except as set forth above or in Section 5.3 of the Company Disclosure Memorandum, there are no and there will be no Equity Rights of any kind to which Company or any Company Subsidiary is a party or by which any of them is bound obligating Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to issue, grant, extend or enter into any Equity Rights obligating Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or any Company Subsidiary. Except as set forth in Section 5.3 of the Company Disclosure Memorandum, there are no outstanding contractual obligations (contingent or otherwise) of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other voting securities of Company or any Company Subsidiary. As of the date of this Agreement, there are and, as of the Closing Date, there will be, no dividends or other distributions owing to the stockholders of Company or any of its Subsidiaries which have not been paid by Company or such Subsidiaries in full.

5.4 Company Subsidiaries.

     (a) Each Company Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and is in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its material Assets and to carry on its business as now conducted. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.4 of the Company Disclosure Memorandum sets forth all jurisdictions in which each Company Subsidiary is qualified to transact business as a foreign corporation. Company has no Subsidiaries other than those set forth in Section 5.4 of the Company Disclosure Memorandum. Company or one of its Subsidiaries owns the amount of the issued and outstanding shares of capital stock (or other equity interests) of each Subsidiary as set forth in Section 5.4 of the Company Disclosure Memorandum and such shares are the sole outstanding shares of capital stock of such Subsidiaries. No capital stock (or other equity interests) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. No Company Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Company Subsidiary held by a Company Entity are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien.

     (b) Legal Connect Limited, a Company Subsidiary organized under the laws of the United Kingdom, has neither conducted any operations nor generated any revenue since its formation. ITC Wireless has neither conducted any operations nor generated any revenues since its formation.

5.5 Financial Statements.

     (a) Company has heretofore made available to Parent true and complete copies of the Company Financial Statements. Except as set forth in Section 5.5(a) of the Company Disclosure Memorandum, each of the Company Financial Statements (including, in each case, any related notes) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements),
(ii) fairly presents in all material respects the consolidated financial position of Company and the Company Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and (iii) are complete, correct and in accordance with the books of account and records of Company.

     (b) Company has heretofore made available to Parent true and complete copies of the Company Pro-Forma Financial Statements. Except as set forth in
Section 5.5(a) of the Company Disclosure Memorandum, each of the Company Pro-Forma Financial Statements (including, in each case, any related notes) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), (ii)fairly presents in all material respects the consolidated financial position of Company and the Company Subsidiaries on a pro-forma basis as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and (iii) are complete, correct and in accordance with the books of account and records of Company on a pro-forma basis.

     (c) Company has heretofore made available to Parent true and complete copies of the InterCall Financial Statements. Except as set forth in Section 5.5(a) of the Company Disclosure Memorandum, each of the InterCall Financial Statements (including, in each case, any related notes) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements),
(ii) fairly presents in all material respects the consolidated financial position of the InterCall Business as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and (iii) are complete, correct and in accordance with the books of account and records of InterCall.

5.6 Absence of Undisclosed Liabilities.

     Except as set forth in Section 5.6 of the Company Disclosure Memorandum, no Company Entity has any Liabilities required under GAAP to be set forth or provided for on the consolidated balance sheet or in the notes of Company as of December 31, 2002 (the "2002 Balance Sheet") that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the 2002 Balance Sheet, included in the Company Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto or (ii) incurred in the ordinary course of business consistent with past practices since December 31, 2002. Except as shown on the 2002 Balance Sheet or as set forth in Section 5.6 of the Company Disclosure Memorandum, no Company Entity is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person.

5.7 Absence of Certain Changes or Events.

     (a) Except as set forth in Section 5.7(a) of the Company Disclosure Memorandum, since December 31, 2002, there has not been:

          (i) any event, change, condition or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect;

          (ii) any material loss, damage, destruction or other casualty to the Assets or properties of the Company Entities taken as a whole (other than any for which insurance awards have been received or guaranteed);

          (iii) any change in any method of accounting or accounting practice of any Company Entity; or

          (iv) any loss of the employment, services or benefits of any key employee of any Company Entity, other than Company or ITC Services.

     (b) Since December 31, 2002, each Company Entity has operated in the ordinary course of its business consistent with past practice and, except as set forth in Section 5.7(b) of the Company Disclosure Memorandum, has not:

          (i) incurred any material Liability, except in the ordinary course of business consistent with past practice;

          (ii) failed to discharge or satisfy any Lien or pay or satisfy any Liability when due and payable, other than Liabilities being contested in good faith and for which adequate reserves have been provided and other than Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use or operation of any of such Assets;

          (iii) mortgaged, pledged or subjected to any Lien any of their respective material Assets, properties or rights, except for mechanics' liens and Liens for Taxes not yet due and payable and except for Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use or operation of any of such Assets;

          (iv) sold or transferred any of their Assets or canceled any debts or claims, except in the ordinary course of business consistent with past practice;

          (v) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications or registrations;

          (vi) defaulted on any material obligation;

          (vii) entered into any transaction material to its respective business, except in the ordinary course of business consistent with past practice;

          (viii) written off as uncollectible any Material Accounts Receivable or any portion thereof not reflected in the 2002 Balance Sheet;

          (ix) granted any increase in the compensation or benefits of its employees, other than increases in accordance with past practice not exceeding 5%, or entered into any employment or severance agreement or arrangement with any of them;

          (x) made, in excess of $25,000, any capital expenditure or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

          (xi) laid off any of their employees, other than employees of Company or ITC Services;

          (xii) discontinued the offering of any services or product;

          (xiii)incurred any obligation or liability for the payment of severance benefits;

          (xiv) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock, membership interests or other securities, or agreed to do so;

          (xv) transferred any Liability of (A) Knology, Inc., (B) ITC DeltaCom, Inc., (C) PRE Solutions, Inc., (D) eCompanyStore.com, Inc., or (E) Surebridge, Inc to Company or any Company Entity; or

          (xvi) entered into any agreement or made any commitment to do any of the foregoing.

5.8  Tax Matters.

     Except as set forth in Section 5.8 of the Company Disclosure Memorandum:

     (a) All Company Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. No Company Entity is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Company Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes on any of the Assets of any of the Company Entities.

     (b) None of the Company Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and, to the knowledge of Company, there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any Company Entity or the Assets of any Company Entity. No officer or employee responsible for Tax matters of any Company Entity expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the Company Entities has waived or extended any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

     (c) Each Company Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

     (d) None of the Company Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code.

     (e) None of the Company Entities has been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code. None of the Company Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to
Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

     (f) Each of the Company Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (g) Any liability of the Company Entities for Taxes not yet due and payable, or which are being contested in good faith, has been accrued on the Company's Financial Statements in accordance with GAAP.

     (h) None of the Company Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

     (i) None of the Company Entities has deferred gain or loss arising from any intercompany transactions, within the meaning of Treasury Regulations ss. 1.1502-13, excluding any deferred intercompany gains that result from the Stock Dispositions.

     (j) None of the Company Entities has distributed stock of another Person, or has had stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

     (k) No excess loss account (within the meaning of Treasury Regulations ss. 1.1502-19) exists with respect to the Company Entities.

     (l) As of the date of the execution of this Agreement, ITC Service Company's basis in its stock in Surebridge, Inc. is an amount that is equal to or greater than the amount set forth in Section 5.8(l) of the Disclosure Memorandum.

     (m) As of December 31, 2002, ITC Service Company's basis in its stock in eCompanyStore.com, Inc. was an amount that is equal to or greater than the amount set forth in Section 5.8(m) of the Disclosure Memorandum.

     (n) As of the date of the execution of this Agreement, ITC Telecom Ventures Inc.'s basis in its stock in Knology, Inc. is an amount that is equal to or greater than the amount set forth in Section 5.8(n) of the Disclosure Memorandum.

     (o) As of the date of the execution of this Agreement, ITC Telecom Ventures Inc.'s basis in its stock in ITC Deltacom, Inc. is an amount that is equal to or greater than the amount set forth in Section 5.8(o) of the Disclosure Memorandum.

     (p) As of December 31, 2002, ITC Telecom Ventures, Inc.'s basis in its stock in PRE Solutions, Inc. was an amount equal to or greater than the amount set forth in Section 5.8(p) of the Disclosure Memorandum.

5.9  Assets.

     (a) Except as set forth in Section 5.9(a) of the Company Disclosure Memorandum, the Company Entities have good and marketable title, free and clear of all Liens, to all of the material Assets which they purport to own or which are reflected in their books and records and in the 2002 Balance Sheet, except for such Liens or other defects of title which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All tangible properties used in the businesses of the Company Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Company's past practices.

     (b) Except as set forth in Section 5.9(b) of the Company Disclosure Memorandum, all Assets which are material to Company's business on a consolidated basis, held under leases or subleases by any of the Company Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought) and binding on such Company Entity, and to the Knowledge of Company, each such Contract is in full force and effect.

     (c) Except as set forth in Section 5.9(c) of the Company Disclosure Memorandum, the Assets owned or leased by the Company Entities constitute all of the assets, properties and rights used by the Company Entities to conduct the business of the Company Entities as currently conducted.

5.10 Intellectual Property.

     (a) The Company Entities own all right, title and interest in and to the Company Intellectual Property, or have valid and enforceable licenses to use the Licensed Intellectual Property, which together represents all intellectual property rights necessary to the conduct of their businesses as currently conducted. The Company Entities are in material compliance with contractual obligations relating to the protection of the Licensed Intellectual Property. To the Knowledge of Company, there are no conflicts with or infringements of any Company Intellectual Property by any Person. To the Knowledge of Company, the conduct of the businesses of the Company Entities as such businesses are currently conducted does not infringe the Intellectual Property or other proprietary right of any Person. Except as set forth in Section 5.10(a) of the Company Disclosure Memorandum, no proceedings have been instituted, or are pending or, to the Knowledge of Company, threatened, which challenge the rights of any Company Entity with respect to the Company Intellectual Property or the Licensed Intellectual Property, nor has any Person claimed or alleged any rights to the Company Intellectual Property.

     (b) Section 5.10(b) of the Company Disclosure Memorandum sets forth a current and complete list of all registrations of or applications for registration of Company Intellectual Property (including patents and domain names), ("Listed Intellectual Property"), the relevant jurisdiction and, with respect to U.S. registrations and applications, the date of application or issuance and record owners as to each. Except as described in Section 5.10(b) of the Company Disclosure Memorandum, all Listed Intellectual Property is owned by a Company Entity, free and clear of all Liens. Except as set forth in Section 5.10(b) of the Company Disclosure Memorandum, all Listed Intellectual Property is valid, subsisting, unexpired, in proper form, enforceable and owned in the name of a Company Entity, and all renewal fees and other maintenance fees that have fallen due on or prior to the date of this Agreement have been paid. Except as set forth in Section 5.10(b) of the Company Disclosure Memorandum, no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the transactions contemplated hereby will not alter or impair the rights of any Company Entity in any Company Intellectual Property or Licensed Intellectual Property.

     (c) Section 5.10(c) of the Company Disclosure Memorandum sets forth a complete list of all material agreements of Company or any Company Entity relating to the Licensed Intellectual Property and the Company Intellectual Property. Except as set forth in Section 5.10(c) of the Company Disclosure Memorandum, no Company Entity is under any obligation to pay royalties or other payments in connection with any material agreement relating to the Licensed Intellectual Property or restricted from assigning its rights respecting Company Intellectual Property or Licensed Intellectual Property, and no Company Entity will be, as a result of the execution and delivery of this Agreement or the performance of such Company Entity's obligations under this Agreement, in breach of any material agreement relating to the Company Intellectual Property or the Licensed Intellectual Property.

     (d) No Person, including, without limitation, any present or former employee, officer or director of any Company Entity, or agent or outside contractor of any Company Entity, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.

     (e) The Company Entities have taken commercially reasonable steps to protect their trade secrets.

5.11 Environmental Matters.

     (a) Each of the Company Entities is and has been in compliance in all respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of the Operating Property and otherwise in connection with the conduct of its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Except as set forth in Section 5.11(b) of the Company Disclosure Memorandum, none of the Company Entities has any material Liability under any Environmental Law.

     (c) Except as set forth in Section 5.11(c) of the Company Disclosure Memorandum, no request for information, notice, governmental agency inquiry, demand letter, notice of violation or alleged violation of, non-compliance or alleged non-compliance with or any Liability under any Environmental Law has been received by or, to the Knowledge of Company, threatened against any of the Company Entities.

     (d) There are no Orders outstanding, or any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of Company, threatened against any of the Company Entities relating to compliance with or Liability under any Environmental Law.

     (e) Each of the Company Entities has obtained or applied for all Permits required under any Environmental Law for the conduct of its business or the ownership or use of the Operating Property, including without limitation any improvements or equipment located thereon.

     (f) Except as identified in Section 5.11 of the Company Disclosure Memorandum, there has been no Release of any Hazardous Material on, from or affecting or potentially affecting the Operating

Property, except such as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (g) Neither the Operating Property nor any property formerly owned or operated by any of the Company Entities, during the period of any Company Entity's ownership or operation thereof, has ever been the subject of any generation, accumulation, storage, handling, transportation or disposal of any Hazardous Material.

     (h) None of the Company Entities has disposed of, transported, or arranged for the disposal or transportation of any Hazardous Material to any offsite location.

     (i) Company has made available to Parent with complete copies of all existing reports, studies, memoranda, correspondence, and similar documents that relate to (i) environmental conditions at the Operating Property and any formerly owned or operated property, and (ii) the Company Entities' compliance with and actual or potential liability under Environmental Laws.

5.12 Compliance with Laws.

     (a) Section 5.12(a) of the Company Disclosure Memorandum sets forth a true and complete list of all material Permits of each Company Entity, and all pending applications therefor.

     (b) Each Company Entity has in effect all material Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit and, to the Knowledge of Company, no factor, condition or circumstance exists and no event or change has occurred that would reasonably be expected to result in a Default under any such Permit.

     (c) Except as set forth in Section 5.12(c) of the Company Disclosure Memorandum, none of the Company Entities:

          (i) is or has ever been in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

          (ii) is or has ever been in Default under any Laws (including, without limitation, the Securities Act and the Exchange Act), Orders, or Permits applicable to it, its business or its employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; or

          (iii) since January 1, 2000, has received any notification or communication from any agency or department of foreign, federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Company Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) requiring any Company Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

     Except as set forth in Section 5.12 of the Company Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any Permit of any Company Entity.

5.13 Labor Relations.

     (a) No Company Entity is the subject of any Litigation, or to the Knowledge of Company, threatened Litigation, asserting that it or any other Company Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Company Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Company Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to any Company Entity's relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Company Entity pending or threatened and there have been no such actions or disputes since January 1, 2000. To the Knowledge of Company, since January 1, 2000, there has not been any attempt by any Company Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Company Entity.

     (b) To the Knowledge of Company, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

5.14 Employee Benefit Plans.

     (a) Company has delivered or made available to Parent prior to the execution of this Agreement, copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company Entity thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Company Benefit Plans"). No Company Benefit Plan is subject to Code Section 412.

     (b) Company has delivered or made available to Parent prior to the execution of this Agreement, a copy of (i) the most recent annual reports on Form 5500 filed with the IRS for each Company Benefit Plan, including any actuarial and auditor reports required to be filed with the annual reports, (ii) the most recent plan documents and related trust documents, adoption agreements, and all amendments thereto for each such Company Benefit Plan, including, in the case of any Company Benefit Plan not set forth in writing, a written description thereof, (iii) the most recent summary plan descriptions for each Company Benefit Plan, (iv) the most recent favorable IRS determination letter, and (v) the most recent funding and service agreements and most current insurance policies or contracts with respect to each Company Benefit Plan.

     (c) Neither any Company Entity nor any ERISA Affiliate currently has, or has had, any material obligation or liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or a plan that has two or more contribution sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has any Company Entity or any ERISA Affiliate at any time contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

     (d) Each Company Benefit Plan is in material compliance with the terms of such Company Benefit Plan and in material compliance with any applicable requirements of the Code and ERISA (including rules and regulations thereunder). Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or, within the time permitted under Section 401(b) of the Code, has timely applied for a favorable determination letter. Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Company has not received any communication from any government agency questioning or challenging the compliance of any Company Benefit Plan with applicable Laws. No Company Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Company Benefit Plan failed to comply with applicable Laws.

     (e) To the Knowledge of Company, no "party in interest" (as defined in ERISA Section 3(14)) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) with respect to any Company Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Section 4975(c) of the Code or ERISA Section 406). All contributions or premium payments required to be made under the terms of any Company Benefit Plan have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date. There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan other than claims for benefits which are payable in the ordinary course of business.

     (f) No Company Entity has any Liability for retiree health and life benefits under any of the Company Benefit Plans except to the extent required under Part 6 of Title I of ERISA or Section 4980B of the Code. No Tax under Sections 4980B or 5000 of the Code has been incurred with respect to any Company Benefit Plan and no circumstance exists that would give rise to such Taxes.

     (g) Except as set forth on Section 5.14(g) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Company Entity from any Company Entity under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit, or (iv) result in any payment that will not be deductible under Section 280G of the Code.

     (h) The treatment of the Company Options as set forth in Section 3.4 shall have been effected prior to the Effective Time in compliance with the terms of the Company Option Plans.

5.15 Material Contracts.

     Except for such Contracts as are terminable by any Company Entity without payment of any penalty or fine on not more than three months notice and those Contracts that are listed in Section 5.15 of the Company Disclosure Memorandum, none of the Company Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract involving payments to or from any Company Entity in any calendar year in excess of $200,000, (iv) any Contract which materially prohibits or materially restricts any Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (v) any joint venture, partnership or limited liability company agreement (other than any such agreement entered into in connection with an investment made in the ordinary course of business), (vi) any Contract limiting or restricting the ability of any of the Company Entities to make distributions in respect of any of the shares of their capital stock, or (vii) any Contract to make a capital expenditure (as defined in GAAP and which in no event shall include investments purchased in the ordinary course of business) in excess of $100,000 (together with all Contracts referred to in Section Error! Reference source not found., the "Company Contracts"). With respect to each Company Contract: (A) the Contract is in full force and effect; (B) no Company Entity is in Default thereunder; (C) no Company Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Company, in Default in any respect or has repudiated or waived any material provision thereunder. Company has made available to Parent or its Representatives true and complete originals or copies of all of the Company Contracts.

5.16 Legal Proceedings.

     Section 5.16 of the Company Disclosure Memorandum sets forth a list and summary description of the Litigation pending, or to the Knowledge of Company, threatened, by or against any Company Entity. There is no Litigation instituted or pending, or, to the Knowledge of Company, threatened against any Company Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Entity nor any of their respective Assets, properties or rights is subject to any Order, nor is any Company Entity party to any written agreement, consent agreement or memorandum of understanding with, or party to any commitment letter or similar undertaking to, any Regulatory Authority that materially restricts the conduct of its business or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.17 Reports.

     Except as disclosed in Section 5.17 of the Company Disclosure Memorandum, since January 1, 2000 or the date of organization if later, each Company Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.18 Statements True and Correct.

     (a) None of the information supplied or to be supplied by any Company Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Company's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a Company Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting.

     (b) All documents that any Company Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. None of the representations, warranties or statements of Company contained in this Agreement, or in the exhibits hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.

5.19 State Takeover Laws.

     Each Company Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws of their jurisdiction of incorporation or organization (collectively, "Takeover Laws"). This Agreement and the Merger are not subject to the restrictions contained in Section 203 of the DGCL.

5.20 Charter Provisions.

     Each Company Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any preemptive or similar rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

5.21 Stockholders' Voting Agreements.

     Each of the holders of outstanding shares of Company Common Stock and Company Preferred Stock identified in Section 5.21 of the Company Disclosure Memorandum has executed and delivered to Parent a Voting Agreement. Section 5.21 of the Company Disclosure Memorandum sets forth as of the date of execution of this Agreement the number of shares of Company Common Stock owned by each such stockholder and the aggregate percentage ownership of Company Common Stock subject to the Voting Agreements.

5.22 Board Recommendation.

     The Board of Directors of Company, at a meeting duly called and held, has by unanimous vote of the directors present resolved to recommend that the holders of the shares of Company Capital Stock give the Company Stockholder Approval.

5.23 Interests in Real Property.

     (a) Section 5.23(a) of the Company Disclosure Memorandum sets forth a true and complete list of all real properties owned by the Company Entities (the "Owned Real Property"). Section 5.23(a) of the Company Disclosure Memorandum sets forth (i) the street address and use description of each Owned Real Property, (ii) the name of the entity which holds the interest in each Owned Real Property (each, an "Owner" and, collectively, the "Owners"), and (iii) the approximate square footage of each Owned Real Property. Except as disclosed in
Section 5.23(a) of the Company Disclosure Memorandum, the Owners own good, marketable and insurable fee simple title to each of the Owned Real Property and such interests are not subject to any Liens. Except as disclosed in Section 5.23(a) of the Company Disclosure Memorandum, none of the Owned Real Property is subject to any lease, sublease, license or other agreement granting to any person any right to the use, occupancy or enjoyment thereof (or any portion thereof).

          (i) Company has made available to Parent all plans, specifications and architectural drawings and all warranties relating to the Owned Real Property or the buildings, structures, improvements, equipment, facilities, plants and fixtures comprising, situated at or located thereon, to the extent in Company's possession.

          (ii) All Owned Real Property includes all utilities and rights of access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from the Real Property, except as would not materially impair the ability to use any such Real Property as presently conducted.

     (b) Section 5.23(b) of the Company Disclosure Memorandum sets forth a true and complete list of all real properties leased or subleased by each Company Entity (the "Leased Real Property" and, together with the Owned Real Property, collectively, the "Real Property"). Section 5.23(b) of the Company Disclosure Memorandum sets forth (i) the street address and use description of each Leased Real Property, (ii) the name of the entity which holds the interest in each Leased Real Property (each, a "Lessee" and, collectively, the "Lessees"), (iii) the approximate square footage of each Leased Real Property.

     (c) Other than the Real Property Leases, no Company Entity (or their subsidiaries) is a party to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of real property.

     (d) Except as disclosed in Section 5.23(d) of the Company Disclosure Memorandum, to the Knowledge of Company, there does not exist under any Real Property Leases any Default by any party thereto.

     (e) Except as disclosed in Section 5.23(e) of the Company Disclosure Memorandum, no Company Entity has subleased, licensed or granted other interests giving any Person any right to the use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

     (f) Except as disclosed in Section 5.23(f) of the Company Disclosure Memorandum, the Lessees' interests with respect to the Real Property Leases have not been assigned or pledged and such interests are not subject to any Liens.

     (g) Company has made available to Parent a copy of each Real Property Lease or other written evidence of the obligations, and all amendments thereto, as listed in Section 5.23(b) of the Company Disclosure Memorandum.

     (h) Except as identified in Section 5.23(h) of the Company Disclosure Memorandum, the indirect transfer of the Real Property to Parent (or to a designee of Parent), as contemplated by this Agreement, does not require the consent or approval of any other party. No Owner or Lessee is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement).

     (i) Except as set forth in Section 5.23(i) of the Company Disclosure Memorandum, neither Company nor any Owner or Lessee has any Knowledge of (nor has it received written notice of) any existing, pending or threatened: (i) condemnation of any part of the Real Property; (ii) special assessments against any part of the Real Property; (iii) litigation against Company or any Owner or

Lessee for breach of any restrictive covenant or other agreement affecting any part of the Real Property; or (iv) discontinuation of sewer, water, electric, gas, telephone or other utilities or services presently provided or available to the Real Property.

     (j) Except as set forth in Section 5.23(j) of the Company Disclosure Memorandum, all brokerage commissions and other compensation and fees payable by reason of the Leased Real Property, have been paid in full except for such commissions and other compensation related to options or extensions in the Real Property Leases which are not yet exercised.

5.24 Transactions with Affiliates.

     Except as set forth in Section 5.24 of the Company Disclosure Memorandum, no Company Entity is a party to any oral or written agreement, arrangement or understanding with any of its Affiliates under which it: (a) leases any Real Property or personal property (either to or from such Person); (b) licenses technology (either to or from such Person); (c) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (d) purchases products or services from such Person; (e) pays or receives salaries, bonuses, commissions, rebates or other payments; (f) has any Liability as a guarantor or debtor or otherwise, or (g) provides, receives, is entitled to provide or receive or has any other right (under common law or otherwise) to any other material benefit. Except as set forth in Section 5.24 of the Company Disclosure Memorandum, no Affiliate of any Company Entity owns or has any rights in or to any of the Assets, properties or rights used by the Company Entities in the ordinary course of their respective businesses.

5.25 No Brokers.

     Except as set forth in Section 5.25 of the Company Disclosure Memorandum, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from any of the Company Entities or any of their respective Affiliates in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby.

5.26 Investment Company.

     Neither Company nor InterCall is an "investment company" under the Investment Company Act of 1940, as amended, or is a company controlled by an investment company. As of the Effective Time, neither Company nor InterCall will be an "investment company" under the Investment Company Act of 1940, as amended, or will be a company controlled by an investment company.

5.27 Customers.

     Section 5.27 of the Company Disclosure Memorandum sets forth a complete and correct list of the fifty (50) largest customers of the InterCall Business as measured by InterCall's consolidated revenues during the fiscal year ended December 31, 2002 and from such date to January 31, 2003 (the "Significant Customers"), and the aggregate gross revenues generated from each such Significant Customer for each such period. Except as set forth in Section 5.27 of the Company Disclosure Memorandum, to Company's Knowledge, as of the date of the execution of this Agreement, (a) neither InterCall nor any of the InterCall Operating Subsidiaries is engaged in any dispute in excess of $10,000 with any Significant Customer, (b) no Significant Customer has proposed in writing, or orally to any of the individuals set forth in Section 13.1 of the Company Disclosure Memorandum, to terminate or to exercise its option not to renew its Contract with InterCall or any of the InterCall Operating Subsidiaries, and (c) no Significant Customer has given InterCall or any of the InterCall Operating Subsidiaries written notice that it is subject to any bankruptcy, insolvency or similar proceeding.

5.28 Solvency

     Each of the Company Entities: (i) is able to pay its debts generally as they become due and is solvent, (ii) does not intend to incur debts prior to the Effective Time that will be beyond its ability to pay as such debts mature, and
(iii) is not subject to any case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction relating to such Company Entity.

5.29 Insurance

     (a) Section 5.29(a) of the Company Disclosure Memorandum lists all policies of title, liability (including, without limitation, directors' and officers' liability), fire, casualty, business interruption, workers' compensation and other forms of insurance insuring Company, the Company Subsidiaries and their respective assets, properties, operations and employees (collectively, the "Company Insurance Policies"). Company has furnished or made available to Parent a true, complete and accurate copy of each of the Company Insurance Policies. Except as set forth in Section 5.29(a) of the Company Disclosure Memorandum, all of the Company Insurance Policies and bonds are in full force and effect and will not be terminated by reason of the consummation of the transactions contemplated by this Agreement. Neither Company nor any Company Subsidiary is in material default under any provisions of any Company Insurance Policy, nor has Company or any Subsidiary received written notice of cancellation of any such Company Insurance Company. No claim under any Company directors' and officers' liability insurance policy has been made prior to the date of the execution of this Agreement, and to the knowledge of Company, no facts exist that would reasonably be likely to give rise to any claim under any such policy.

     (b) Section 5.29(b) of the Company Disclosure Memorandum lists all indemnification agreements between any of the Company Entities and their respective officers, directors and employees (collectively, the "Company Indemnification Agreements"). Company has furnished or made available to Parent a true, complete and accurate copy of each of the Company Indemnification Agreements.

5.30 Fairness Opinions

     (a) The Board of Directors of Company received an opinion of Credit Suisse First Boston, financial advisor to Company, dated the date of the execution of this Agreement, to the effect that the Aggregate Cash Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

     (b) The Special Committee of the Board of Directors of Company has received an opinion from SunTrust Robinson Humphrey, financial advisor to Company, dated March 27, 2003, in connection with the Stock Dispositions.

                                   Article 6
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub hereby jointly and severally represent and warrant to Company as follows:

6.1  Organization, Standing, and Power.

     Parent is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.2  Authority; No Breach By Agreement.

     (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. This Agreement represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's Certificate of Incorporation or Bylaws, or
(ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or, (iii) subject to receipt of the requisite consents referred to in Section 6.2(b) of the Parent Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of the Nasdaq, and other than Consents required from Regulatory Authorities set forth in Section 6.2(c) of the Parent Disclosure Memorandum, and other than notices to or filings with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority or any other Person is necessary for the consummation by Parent or Sub of the Merger and the other transactions contemplated in this Agreement, other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.3  SEC Filings; Financial Statements.

     (a) Parent has timely filed and made available to Company all SEC Documents required to be filed by Parent since January 1, 2000 (together with all such SEC Documents filed, whether or not required to be filed, the "Parent SEC Reports"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.4 Absence of Certain Changes or Events.

     Since December 31, 2002, except as disclosed in (i) the Parent SEC Documents or (ii) the Parent Financial Statements delivered prior to the date of this Agreement, there have been no events, changes or occurrences, which have had, individually or in the aggregate, a Parent Material Adverse Effect.

6.5 Compliance with Laws.

     None of the Parent Entities:

     (a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

     (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; or

     (c) since January 1, 2000, has received any notification or communication from any agency or department of foreign, federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Parent Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or (iii) requiring any Parent Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

6.6 Legal Proceedings.

     Except as disclosed in the Parent SEC Documents, there is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against any Parent Entity that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.7 Statements True and Correct.

     (a) None of the information supplied or to be supplied by any Parent Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Company's stockholders in connection with the Stockholders' Meeting, and any document to be filed by any Parent Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting.

     (b) All documents that any Parent Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.8 Authority of Sub.

     Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Parent. The authorized capital stock of Sub shall consist of 100 shares of Sub Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and is owned by Parent free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Parent, as the sole stockholder of Sub, will vote prior to the Effective Time the shares of Sub Common Stock in favor of approval of this Agreement, as and to the extent required by applicable Law.

6.9 Financing.

     Parent has received and executed a commitment letter dated as of the date hereof from the third party lender set forth in Section 6.9 of the Parent Disclosure Memorandum (the "Lender") (the "Commitment Letter"), pursuant to which the Lender has committed, subject to the terms and conditions set forth therein, to provide to Parent debt financing in the amount more particularly described in Section 6.9 of the Parent Disclosure Memorandum. True and complete copies of the Commitment Letter and related documents have been attached to
Section 6.9 of the Parent Disclosure Memorandum. The Commitment Letter is in full force and effect, all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Parent or Sub, as the case may be. The Commitment Letter has been obtained, subject to the terms and conditions thereof, to finance the acquisition of Company as contemplated in this Agreement, to pay certain costs, fees and expenses in connection with such transaction, to refinance certain existing debt of Parent and Company, to pay any fees and expenses in connection with the senior secured debt financing and to provide for the working capital and general corporate requirements of Parent and Parent Entities (such financing, the "Financing").

6.10 No Broker.

     Except as set forth in Section 6.10 of the Parent Disclosure Memorandum, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from Parent, Sub or any of their respective Affiliates in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby.

6.11     Solvency.

     Each of Parent and Sub is able to pay its debts generally as they become due and is solvent and will not be, nor will the Surviving Corporation be, from and after the Effective Time, rendered insolvent as a result of the transactions contemplated hereby. Parent, Sub, and from and after the Effective Time, Surviving Corporation, on a consolidated basis, are not engaged nor currently contemplate being engaged in a business or transaction for which any property remaining with them would be insufficient to continue to operate their businesses or to pay their debts generally as they come due.

                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Covenants of Company.

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, including in connection with the Asset Dispositions in accordance with Section 8.10, Company shall, and shall cause each of its Subsidiaries to, (A) operate InterCall and the InterCall Operating Subsidiaries only in the usual, regular and ordinary course of business consistent with past practice, (B) preserve intact the business organization of InterCall and the InterCall Operating Subsidiaries, (C) take no action which would (1) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (2) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, and (D) not authorize, do or agree or commit to do any of the following:

     (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity; or

     (b) except as disclosed in Section 7.1(b) of the Company Disclosure Memorandum, incur any debt obligation or other obligation for borrowed money (other than indebtedness of a Company Entity to another Company Entity) in excess of an aggregate of $100,000 (for the Company Entities on a consolidated basis), except in the ordinary course of the business consistent with past practice, or impose, or suffer the imposition, on any material Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof); or

     (c) except as disclosed in Section 7.1(c) of the Company Disclosure Memorandum or as contemplated in Section Error! Reference source not found., repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity, or declare or pay any dividend or make any other distribution in respect of Company Capital Stock; or

     (d) except for this Agreement, pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, as contemplated in Section 8.10 or as disclosed in Section 7.1(d) of the Company Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Capital Stock or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

     (e) except as disclosed in Section 7.1(e) of the Company Disclosure Memorandum or as contemplated in Section Error! Reference source not found., adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Capital Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Company Entity) or (ii) any Assets for reasonable and adequate consideration which exceeds $50,000 individually or $100,000 in the aggregate; or

     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of sixty (60) days or less, except as contemplated in Section 8.10 and except as disclosed in Section 7.1(f) of the Company Disclosure Memorandum, purchase any securities or make any investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person; or

     (g) except as disclosed in Section 7.1(g) of the Company Disclosure Memorandum, grant any increase in compensation or benefits to the employees or officers of any Company Entity, except with respect to any employee who earned less than $150,000 in the calendar year ended December 31 immediately preceding the date of this Agreement in accordance and consistent with past practice (but in any event not exceeding 5% of such person's compensation and benefits) or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.1(g) of the Company Disclosure Memorandum; and enter into or amend any severance agreements with officers of any Company Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Company Entity except in accordance with past practice or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or reprice Equity Rights granted under the Company Stock Plan or authorize cash payments in exchange for any Equity Rights; or

     (h) enter into or amend any employment Contract between any Company Entity and any Person having a salary thereunder in excess of $75,000 per year (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) except as disclosed in Section 7.1(i) of the Company Disclosure Memorandum, adopt any new employee benefit plan of any Company Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Company Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

     (j) except as disclosed in Section 7.1(j) of the Company Disclosure Memorandum, make any material change in any Tax or accounting methods or systems of internal accounting controls or make any

Tax election, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (k) permit any tax sharing agreement or similar arrangement with respect to Taxes involving any Company Entity included within the affiliated group within the meaning of Section 1504(a) of the Code of which Company is the common parent to remain effective after the Closing Date, such that, after the Closing Date, no Company Entity shall have any obligation under any such agreement or arrangement for any past, present or future taxable period; or

     (l) sell, transfer, dispose, abandon or otherwise encumber any Company Intellectual Property unless such abandonment otherwise occurs in the usual, regular and ordinary course of business consistent with past practice; or

     (m) except as set forth in Section 7.1(m) of the Company Disclosure Memorandum, settle or compromise any claims or litigation involving payments by any Company Entity of $50,000 or more in any single instance or related instances, or that otherwise are material to the conduct of the business of any Company Entity (it being understood that any such settlement or compromise shall not provide for any equitable or injunctive relief) or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims; or

     (n) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent, except in the ordinary and usual course of business; or

     (o) enter into or amend any Company Indemnification Agreement; or

     (p) renew the agreement set forth in Section 7.1(p) of the Company Disclosure Memorandum.

     Notwithstanding the foregoing, the Company Entities may terminate any of the employees of Company and ITC Service Company.

7.2 Covenants of Parent.

     From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of Company shall have been obtained, and except as otherwise expressly contemplated herein, Parent covenants and agrees that it shall (A) take no action which would
(1) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (2) adversely affect the ability of any Party to perform its respective covenants and agreements under this Agreement, or (3) materially impair its ability to consummate the Financing, or
(B) not enter into an agreement or take any other action the result of which would materially delay the consummation of the Merger.

7.3 Adverse Changes in Condition.

     Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) would have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.4 Reports.

     Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such material reports promptly after the same are filed.

7.5 Credit Facility.

     The Company shall obtain on or before two (2) days prior to the Closing Date a payoff letter (the "Payoff Letter") from Wachovia Bank, N.A., as agent (the "Agent") under that certain Credit Agreement for up to $100,000,000 with First Union National Bank, Bank of America, N.A., and Cobank, AEB, dated April 26, 2000, as amended November 3, 2000, April 29, 2001, February 13, 2002, March 12, 2002, June 25, 2002 and June 28, 2002 (the "Credit Facility")) pursuant to which the Agent will provide the dollar amount of principal and estimated interest and fees required to be paid to the Agent for its benefits and the benefit of the lenders under the Credit Facility in order to fully pay off the Credit Facility and terminate the Credit Agreement and release any and all Liens thereunder.

                                   Article 8
                              ADDITIONAL AGREEMENTS

8.1 Proxy Statement; Stockholder Approval.

     (a) In connection with the Stockholders' Meeting, Company shall, as soon as practicable following the date of this Agreement, but in no event later than fifteen (15) days following the date of this Agreement, prepare and mail a Proxy Statement to Company's stockholders, and Parent and Sub shall furnish to Company all information concerning them that Company may reasonably request in connection with such Proxy Statement. The Proxy Statement shall include the fairness opinion referred to in Section 5.30(b).

     (b) Company shall duly call, give notice of, convene and hold a Stockholders' Meeting, to be held as soon as reasonably practicable after the date hereof, for the purpose of voting upon approval of this Agreement and the Stock Dispositions ("Company Stockholder Approval") and such other related matters as it deems appropriate and shall, subject to the provisions of
Section 8.1(c), through its Board of Directors, recommend to its stockholders the adoption of this Agreement and use its reasonable efforts to obtain the Company Stockholder Approval. It is the intention of Company to have its stockholders' meeting on the same day as the Closing.

     (c) Neither the Board of Directors of Company, nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval of such Board of Directors or such committee of this Agreement or the Merger or the recommendation of such Board of Directors to Company stockholders that they give the Company Stockholder Approval; provided, that the Board of Directors of Company shall be permitted to (i) not recommend to Company stockholders that they give the Company Stockholder Approval or (ii) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the recommendation of such Board of Directors to Company stockholders that they give the Company Stockholder Approval (in each case, a "Company Subsequent Determination"), only (A) if the Board of Directors of Company by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duties to Company stockholders under applicable Law, after receiving the advice of outside legal counsel, and (B) if Company and its officers and directors have complied in all respects with their obligations set forth in Section 8.2 in connection with its receipt of all Acquisition Proposals.

8.2 Other Offers, Etc.

     (a) Neither any Company Entity nor any of its Affiliates or Representatives shall, directly or indirectly (i) solicit, initiate, encourage, induce or otherwise facilitate any inquiry or the making, submission, offer or announcement of any Acquisition Proposal or any proposal which would reasonably be expected to lead to any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or "Group" (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction; provided however, that this Section 8.2(a) shall not prohibit a Company Entity from furnishing nonpublic information regarding any Company Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) no Company Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 8.2, (B) the Board of Directors of Company determines in its good faith judgment that such Acquisition Proposal may constitute a Superior Proposal, (C) (1) at least three business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Company gives Parent written notice of the identity of such Person or Group, the material terms of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) prior to providing any non-public information or data to any such Person or Group, Company has received from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (D) contemporaneously with furnishing any such nonpublic information to such Person or Group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously made available by Company to Parent). Company shall keep Parent informed, on a prompt basis, of the status and material terms of any proposals or offers referred to in this Section 8.2(a) and the status and material terms of any discussions or negotiations referred to herein.

     (b) Each of the Company Entities shall, and shall cause its Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.2, by any Affiliate or Representative of any Company Entity shall be deemed to be a breach of this Section 8.2 by Company.

8.3 Antitrust Notification; Consents of Regulatory Authorities.

     (a) Each of the Parties (i) will, as promptly as practicable after the date of this Agreement, make an appropriate filing of a Notification and Report Form with the United States antitrust enforcement authorities, the Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ"), pursuant to the HSR Act (and make such other filings and responses as may be required under state Laws or under Laws in foreign jurisdictions governing antitrust or merger control matters) with respect to the transactions contemplated hereby,
(ii) will promptly file any supplemental or additional information and documentary materials which may be requested in connection therewith by Regulatory Authorities, (iii) will comply in all material respects with all other requirements of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or Order designed to protect competition (collectively, "Antitrust Laws"), and (iv) will take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Antitrust Laws as soon as practicable. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the Antitrust Laws. In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve such Litigation. Each Party shall use its reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws, or
(ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. Parent shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford Company a reasonable opportunity to participate therein.

     (b) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.4 Filing with State Office.

     Upon the terms and subject to the conditions of this Agreement, Company shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.5 Agreement as to Efforts to Consummate.

     (a) Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

     (b) Neither Parent nor Sub shall, without the prior written consent of the Company, take any action to amend, terminate or rescind the Commitment Letter in any manner that would reasonably be expected to decrease the likelihood that the Financing will be obtained at Closing and each shall use their commercially reasonable efforts to satisfy the terms and conditions set forth in the Commitment Letter on or before the termination of this Agreement; provided, however, that this
Section 8.5(b) shall not restrict Parent's ability to reasonably withhold its consent under the Commitment Letter in respect of pricing matters related to the Financing.

8.6 Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Notwithstanding the preceding sentence, Parent shall not be required to provide disclosure to Company if such disclosure violates, or could reasonably be expected to violate, applicable securities laws. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its Representatives to, maintain the confidentiality of all confidential information made available to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or would represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

8.7 Press Releases.

     Prior to the Effective Time, Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

8.8 Employee Benefits and Contracts.

     (a) Prior to or effective upon the Closing, Company shall adopt a severance plan for employees of InterCall in substantially the form attached to Section
8.8 of the Company Disclosure Memorandum (the "InterCall Severance Plan"). Following the adoption of the InterCall Severance Plan, Company and Parent shall cooperate in the "roll out" of the InterCall Severance Plan, including the development and delivery of appropriate employee communications associated with such plan. Prior to the Closing, Company shall take all actions necessary and required to amend Company's 401(k) plan to provide one hundred percent (100%) vesting of all Company contributions previously allocated to each active participant under such plan. Following the Effective Time, Parent shall provide generally to officers and employees of the Company Entities who are or become employed by InterCall or any of their respective Subsidiaries on or following the Closing (the "Transferred Employees") employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Parent Common Stock), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by the Parent Entities to their similarly-situated officers and employees; provided, that, for a period of twelve (12) months after the Effective Time, Parent shall provide to Transferred Employees severance benefits in accordance with either
(i) the InterCall Severance Plan, or (ii) the policies of Parent, whichever of
(i) or (ii) will provide the greater benefit to the officer or employee; provided further, that Parent shall be entitled to continue providing Transferred Employees employee benefits on the terms and conditions that were provided by Company and any Company Entity immediately prior to the Effective Time until such time as Parent's first open enrollment under its benefit plans which shall be no later than nine (9) months following the Effective Time.

     (b) For purposes of eligibility and vesting, but not benefit accruals, under any Parent Employee Benefit Plan, the service of the Transferred Employees prior to the Effective Time shall be treated as service with a Parent Entity for purposes of such Parent Employee Benefit Plans. Parent also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.8 of the Company Disclosure Memorandum to Parent between any Company Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company Benefit Plans. The amount of monetary obligations owed to or with respect to such current and former directors, officers and employees listed in Section 8.8 of the Company Disclosure Memorandum have been accrued in the Company's Financial Statements. The Company and InterCall have financial obligations for providing post-employment medical and dental benefits ("Continued Health Benefits") to the officers listed on Section 5.7(b) of the Company Disclosure Memorandum and their respective spouses (each a "Covered Individual"), in accordance with the Severance Agreement and General Release executed between each of such officers and the Company (a "Severance Agreement"). The Company has provided to Parent a copy of each Severance Agreement reflecting the maximum period during which Continued Health Benefits shall be provided (the "Continuation Period"). As of the date of execution of this Agreement, the Covered Individuals are provided medical and dental benefits through the medical plan, dental plan and any related insurance policy or policies with Blue Cross Blue Shield of Georgia (collectively, the "Current Plan"). In the event the Company, the Company Subsidiaries, the Surviving Corporation or any successor thereto, as applicable (the "Continuing Sponsor") fails to continue in full force and effect during the Continuation Period the Current Plan, or in the event coverage of the Covered Individuals under the Current Plan (determined with regard to both benefits provided and the cost of such benefits) is reduced during the Continuation Period, then (i) the Continuing Sponsor, at its sole cost and expense, shall obtain Continued Health Benefits for the Covered Individuals other than Campbell
B. Lanier, III and his spouse and William H. Scott, III and his spouse (the "Lanier and Smith Covered Individuals") under a replacement plan that is comparable to the Current Plan (determined with regard to both benefits provided and the cost of such benefits), and (ii) the Continuing Sponsor shall use commercially reasonable efforts to obtain Continued Health Benefits for the Lanier and Smith Covered Individuals under a replacement plan that is comparable to the Current Plan (determined with regard to both benefits provided and the cost of such benefits). If the Continuing Sponsor fails to obtain such coverage under a replacement plan for the Lanier and Smith Covered Individuals, then each of Campbell B. Lanier, III or William H. Scott, III can elect either (i) to pay any additional premiums for the Continued Health Benefits over the costs for such individual that was reflected on the Closing Balance Sheet that is attributable to providing Continued Health Benefits or (ii) to require the Continuing Sponsor to pay directly to such individual an amount equal to the remaining pro rata share reflected on the Closing Balance Sheet that is attributable to providing Continued Health Benefits for such individual and his spouse. Any such payment shall be made within thirty (30) days of the discontinuance of the Current Plan or the date that coverage of the Covered Individual under the Current Plan is reduced. Notwithstanding anything to the contrary contained herein, following the Closing, in no event shall Parent, Surviving Corporation or any of their respective Subsidiaries have any Liability with respect to any employment, severance, consulting or other compensation Contract between any Company Entity and any employee or former employee of any Disposed Company in such Person's capacity as an employee or former employee of any Disposed Company.

     (c) Following the Effective Time, no employee of a Company Entity who elects to be covered under any medical or disability insurance plan of a Parent Entity shall be excluded from coverage under such plan on the basis of a pre-existing condition that was not also excluded under the applicable Company Benefit Plan. To the extent that an employee of a Company Entity has satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses (as evidenced by reasonable documentation to be provided by Company) under a medical insurance plan of a Company Entity for a plan year, such individual shall be credited therefor under the corresponding provisions of the corresponding Parent Employee Benefit Plan in which such individual participates after the Effective Time.

8.9 Indemnification of Officers and Directors.

     (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative (a "Claim"), including a Claim in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a current or former director or officer of any Company Entity (each an "Indemnified Party") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was acting in his or her capacity as a director, officer, or employee of Company, any of the Company Subsidiaries, or any of their respective predecessors (excluding any Claim brought by an Indemnified Party against another Indemnified Party), or
(ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, if the Indemnified Party, in his or her capacity as a director, officer of employee of any Company Entity, is or is threatened to be made a defendant in such Claim each of Parent and the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any Liability (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual Claim and in the event of any such threatened or actual Claim (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (x) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (y) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (z) neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Parent's and the Surviving Corporation's obligations under this
Section 8.9(a) continue in full force and effect for a period of six years after the Effective Time; provided, that all rights to indemnification in respect of any claim (an "Indemnification Claim") asserted or made within such period shall continue until the final disposition of such Indemnification Claim.

     (b) Parent agrees that all rights to indemnification and all limitations on Liability existing in favor of the current or former directors, officers, and employees of the Company Entities (the "Covered Parties") as provided in the Company Entities' respective Certificate of Incorporation, Bylaws, or similar governing instruments or any indemnity agreement with a Covered Party as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years after the Effective Time; provided, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 8.9(b) shall be deemed to preclude the liquidation, consolidation, or merger of any Company Entity, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by Parent is required to effectuate any indemnification, Parent shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Party.

     (c) Prior to or at the Effective Time, Company shall, at its sole cost and expense, secure an endorsement to the ForeFront Portfolio blended liability insurance policy, Policy No. 8160-9827 issued to it by Federal Insurance Company for the period August 16, 2002 to August 16, 2003 (the "Policy"). Such endorsement shall provide the Indemnified Parties with coverage for acts committed or allegedly committed prior to the Effective Time. Such coverage shall be for a period of at least six years following the Effective Time and shall be at least as broad in scope as the coverage currently provided under the Policy and have other terms and conditions not materially less favorable to the coverage presently provided under the Policy. The provisions of this
Section 8.9(c) shall be deemed to have been satisfied if an extended reporting period shall have been obtained by Parent at Company's sole cost and expense prior to or at the Effective Time, which provides coverage equivalent to that provided under the Policy for an aggregate period of at least six years, with respect to acts committed or allegedly committed prior to the Effective Time. Parent shall maintain, or shall cause the Surviving Corporation to maintain, such coverage in effect for the Indemnified Parties for not less than six years after the Effective Time. Company shall fully pay the premiums of the Policy on or before the Effective Time.

     (d) If a Claim is based on, arises out of or pertains to an Indemnified Party's actions or inactions in his or her capacity as a current or former officer, director or employee of any of the Disposed Companies, Parent shall be reimbursed, to the extent that such Claim is not covered by the Policy, out of either the InterCall Fund or the ITC Operations Fund (as Parent may, in its sole discretion, determine) the amount, if any, for which Parent is required to indemnify such Indemnified Party under this Section 8.9, any indemnity agreement entered into by Company in favor of such Indemnified Party or otherwise in connection with such Claim.

     (e) If Parent or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this
Section 8.9.

     (f) The provisions of this Section 8.9 are intended to be for the benefit of and shall be enforceable by each Indemnified Party and their respective heirs and representatives.

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

8.10 Asset Dispositions.

     The Asset Dispositions other than the sale of Surebridge, Inc. shall be consummated on or prior to the Effective Time and Company agrees to use its commercially reasonable efforts to consummate the sale of Surebridge, Inc. on or prior to the Effective Time. Company has furnished to Parent a true, complete and correct copy of the agreements and other documents set forth in Section 8.10 of the Company Disclosure Memorandum pursuant to which the Asset Dispositions shall be consummated. Company agrees not to amend the documents set forth in
Section 8.10 without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. The Parties acknowledge that the corporation purchasing the Disposed Companies ("Purchaser") will issue additional securities of Purchaser to new investors that are stockholders of the Company and that such new investors will enter into agreements and related documents substantially similar to the copies provided to Parent. Parent agrees that entering into such agreements and related documents will not be a violation of this Section 8.10. The Parties further acknowledge that Campbell B. Lanier, III ("Lanier"), as purchaser of the Lear jet, may assign a portion of the obligation to purchase the Lear jet to third parties; provided, however, that Lanier shall remain solely liable for all obligations to ITC Services with respect to such purchase unless the assignee enters into agreements and related documents substantially similar to the copies provided to Parent (including, without limitation, a proceeds setoff letter ("Proceeds Setoff Letter"), and Parent consents to decreasing the obligations of Lanier with respect to such transaction, in which case the obligations of Lanier shall be reduced only to the extent such obligations are assigned to and assumed by the assignee (including, without limitation, the setoff obligation in the Proceeds Setoff Letter). Section 8.10 of the Company Disclosure Memorandum sets forth the obligations of any Company Entity following the Effective Time to any of the Disposed Companies.

8.11 Financing.

     Parent understands and agrees that any financing used to provide Parent with the funds to perform its obligation under this Agreement shall not contemplate or require the pledge or use of Assets of any Company Entity prior to the Effective Time.

8.12 Restrictive Covenant Agreement.

     Concurrently with the execution and delivery of this Agreement, the individuals listed on Section 8.12 of the Company Disclosure Memorandum have executed and delivered to Parent an agreement in substantially the form of
Exhibit 7 (each a "Restrictive Covenant Agreement").

8.13 Certain Tax Matters

     (a) Preparation of Tax Returns.

              (i) Stockholder Representative's Responsibility. The Stockholder Representative, on behalf of Company, shall prepare and timely file (or cause to be prepared and timely filed) with the relevant taxing authorities all Tax Returns of Company or any of its Subsidiaries for the tax year ending December 31, 2002 ("2002 Tax Returns"). In the event that the 2002 Tax Returns are not completed prior to the Closing then such returns shall be subject to the procedures outlined in subsections (a)(ii)(A) through (C) below, revised to reflect that the Stockholder Representative is responsible in the first instance for the preparation of the 2002 Tax Returns and therefore placing the Stockholder Representative in the position of Parent and Parent in the position of the Stockholder Representative.

              (ii) Parent's Responsibility. Parent, on behalf of Company, shall prepare and timely file (or cause to be prepared and timely filed) with the relevant taxing authorities all Tax Returns with respect to Company or its Subsidiaries with respect to taxable periods ending after 2002 and including the Closing Date ("Final Tax Returns"), subject to the provisions in paragraphs (A) - (C) below.

                   (A) Any such Final Tax Returns shall, to the extent permitted by applicable Tax law, be prepared (i) on a basis consistent with the last previous Tax Returns filed in respect of Company or its Subsidiaries, as the case may be, and (ii) in the case of the Tax Returns of Company or its Subsidiaries with respect to the 2003 taxable year and for which the Reimbursing Parties may have a reimbursement obligation under Section 11.1, on a basis consistent with the underlying methodology used in the calculation of (x) the Projected Liabilities and (y) any estimated tax payments made by Company or its Subsidiaries, as the case may be, with respect to the 2003 taxable year.

                   (B) Parent shall submit a draft of the Final Tax Returns (including the underlying work papers) to the Stockholder Representative at least ninety (90) days prior to their due date for their approval. The Stockholder Representative shall have the right to conduct a reasonable review of the Final Tax Returns prepared by Parent, and Parent shall not file (or cause to be filed) such Final Tax Returns without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed. The draft Final Tax Returns shall be deemed final upon the earliest of (i) the date on which Parent and the Stockholder Representative agree that such draft Final Tax Returns are final, (ii) the 30th day after receipt of the draft Final Tax Returns pursuant to this Section 8.13(a)(ii)(B), if the Stockholder Representative has not delivered a notice that expresses disagreement with the draft Final Tax Returns and setting forth the basic terms of their disagreement, or (iii) the date on which all disputes relating to such Final Tax Returns between Parent and the Stockholder Representative are resolved in accordance with Section 8.13(a)(ii)(C). If the Stockholder Representative delivers a notice of disagreement pursuant to this
         Section 8.13(a)(ii)(B), such notice shall specify those items or amounts as to which they disagree with specificity.

                   (C) If the Stockholder Representative delivers a notice of disagreement pursuant to Section 8.13(a)(ii)(B), the Stockholder Representative and Parent shall, during the 20 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed tax items or amounts (the "Disputed Tax Items"). If, during such period, the Stockholder Representative and Parent are unable to reach such agreement, they shall promptly thereafter cause accounting firm used in Section 3.6(c) (or if said firm shall be unwilling to act thereunder, such other independent public accountants of nationally recognized standing reasonably satisfactory to Parent and the Stockholder Representative) (the "Tax Dispute Accountants"), promptly to review the draft Final Tax Returns and any other documents necessary to render a determination on the Disputed Tax Items (including all necessary work papers of the parties). The parties will present their arguments to the Tax Dispute Accountants within 10 days after submission of the dispute to the Tax Dispute Accountants. The Tax Dispute Accountants will resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law, within 20 days after the parties have presented their arguments to the Tax Dispute Accountants or earlier if so required by law. The Tax Dispute Accountants' decision shall be final, conclusive and binding on the parties. Following the resolution of any such dispute, Parent shall prepare and timely file (or cause to be prepared and timely filed) the Final Tax Returns, as modified based on the resolution of such dispute. The fees and expenses of the Tax dispute Accountants in resolving a dispute shall be either borne by Parent or deducted from the Escrow Deposits in accordance with the terms of the Escrow Agreement in inverse proportion as the parties may prevail on matters resolved by the Tax Dispute Accountants, which proportionate allocations shall be determined by the Tax Dispute Accountants at the time the determination of the Tax Dispute Accountants is rendered on the merits of the matters submitted.

     (b) Audits and Other Proceedings.

              (i) Following the Closing Date, if an audit or other administrative or judicial proceeding is initiated by any Tax authority with respect to Taxes of Company or any of its Subsidiaries for which the Reimbursing Parties may have a reimbursement obligation under Section 11.1, Parent or Company, as the case may be, shall promptly notify the Stockholder Representative of such audit or proceeding, stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve the Reimbursing Parties from any reimbursement obligation which they may have with respect to Section 11.1, except to the extent that the Reimbursing Parties are prejudiced thereby. The Stockholder Representative will have the right, at its option, to control the conduct of all stages of such audit or other administrative or judicial proceeding with representatives of its own choosing reasonably acceptable to the Reimbursed Party (and Reimbursed Party acknowledges that Alston & Bird LLP shall be deemed reasonably acceptable as legal representative to Reimbursing Parties) with respect to Taxes of Company or any of its Subsidiaries for which the Reimbursing Parties may have a reimbursement obligation under Section
         11.1. At such time as such request is received by Parent, Parent or Company, as the case may be, will furnish the Stockholder Representative and/or its representatives with powers of attorney or any other documentation or authorization necessary or appropriate to enable the Stockholder Representative and/or its representatives to control the conduct of such audit or other proceeding. Parent shall control the conduct of all stages of all other audits or other administrative or judicial proceedings with respect to Taxes of Company or any of its Subsidiaries. Parent and Company shall not, and shall not permit any of their Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Taxes of Company or any of its Subsidiaries for which the Reimbursing Parties have a reimbursement obligation under Section
         11.1 without the express written consent of the Stockholder Representative (on behalf of the Reimbursing Parties).

              (ii) With respect to any audit or other administrative or judicial proceeding that it controls, the Stockholder Representative (x) shall give prompt notice to Parent of any Tax adjustment proposed in writing pursuant to any audit or other administrative or judicial proceeding controlled by the Stockholder Representative (on behalf of the Company Stockholders) with respect to the assets or activities of Company or any of its Subsidiaries, and (y) shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would bind Parent or Company or any of its Subsidiaries with respect to any Taxes of Company or its Subsidiaries (other than any such Taxes for which the Reimbursing Parties have a reimbursement obligation under Section 11.1) without the express written consent of Parent, which consent shall not be unreasonably withheld or delayed.

     (c) Cooperation on Tax Matters. Parent, the Stockholder Representative and Company stockholders shall (and after the Closing, Parent shall cause Company to) cooperate fully, to the extent reasonably requested by the other party, in connection with the filing of all Tax Returns and in the course of any audit or other administrative or judicial proceeding with respect to Taxes. Parent and Company stockholders agree, and following the Closing, Parent agrees to cause Company, to retain all books and records with respect to Tax matters pertinent to Company relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations.

     (d) Amended Tax Returns. Parent shall not amend, and shall not permit any of its Affiliates to amend, any Tax Return pertaining to a Pre-Closing Tax Period without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed), provided, however, Parent may amend, and may permit any of its Affiliates to amend, such a Tax Return without such written consent and thereby forego any right to reimbursement from the Reimbursing Party under Section 11.1 with respect to any Tax Return pertaining to a Pre-Closing Tax Period.

     (e) Final Tax Payments. If the amount due and payable on the 2002 Tax Returns or the Final Tax Returns is less than the amount included in Projected Liabilities or Working Capital for such obligation, such difference shall be promptly remitted to the Stockholder Representative (for distribution to the stockholders of Company in the same manner as provided in Article 3). If the amount due and payable on the 2002 Tax Returns or the Final Tax Returns is more than the amount included in Projected Liabilities or Working Capital for such obligation, such difference shall be considered an amount subject to reimbursement pursuant to the provisions of Section 11.1. Any amounts subject to reimbursement under the provisions of Section 11.1 pursuant to this Section 8.13(e) shall be deducted from either the InterCall Fund or the ITC Operations Fund as Parent may determine in its sole discretion.

     (f) Loss. For purposes of Section 11.1, no "Loss" shall have occurred with respect to any Tax matter arising from a federal, state, local or other income Tax return if and to the extent any increase in Tax in one period is offset by a decrease in Tax in another period and such offset is readily calculable. By way of illustration and not limitation, if an item of income or deduction is included in one year and it is determined that it should instead be included or allowed in another year, the reduction in Tax by reflecting the item in the other year shall reduce the Loss arising from the increase in Tax in the year adjusted. Similarly, if an item of deduction is required to be capitalized and recovered over some other period of time specified at the time of the disallowance of the item, the reduction in Tax resulting from the later deductions shall offset the original increase in Tax, but limiting such offset to the amount of Tax deductions actually permitted to be taken on a Tax return filed by the time of the final determination of the disallowed amount. No offset will be required to be made, however, if the timing or amount of the future potentially offsetting item is uncertain at the time of resolution of the matter resulting in the Tax loss, such as an adjustment that may only be recovered through recovery of the basis of an item in a future period that cannot be determined. In the event of a dispute over the calculation of an offsetting amount, such item shall be resolved in the manner specified in Section 8.13(a)(ii)(C).

8.14 Real Estate Matters

     Company covenants to use its commercially reasonable efforts to obtain prior to the Closing Date an estoppel certificate (the "Declarant Estoppel") from the Declarant under the Declaration of Covenants dated November 2, 1989, recorded in Deed Book 544, Page 543, in the Office of the Clerk of Superior Court of Troup County, Georgia (the "CCRs") which shall provide that all of the Owned Real Properties subject to the CCRs are in compliance with the terms of the CCRs. Further, to the extent the Owned Property located at 1239 O.G. Skinner Drive, West Point, Georgia or the 1.6306 acre parcel which is contiguous to the property located at 1211 O.G. Skinner Drive does not comply with the acreage requirement contained in Section 3.12 of the CCRs, Company shall use its commercially reasonable efforts to obtain a variance (as described in Section
4.02 of the CCRs) prior to the Closing Date for such non-compliance. The costs of any such estoppel certificates and variances under this Section 8.14 shall be borne solely by Company.

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

                                    Article 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party.

     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 13.5:

     (a) Regulatory Approvals. Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated. All other Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired, except for such Consents which, if not obtained, would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits or makes illegal consummation of the transactions contemplated by this Agreement.

9.2 Conditions to Obligations of Parent.

     The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to
Section 13.5(a):

     (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Company set forth in
Article 5 shall be assessed on and as of the Closing Date with the same effect as if made on and as of such date (other than representations and warranties which address matters only as of a specified date, which shall speak only as of such specified date). All of the representations and warranties of Company set forth in Article 5 shall be true and correct; provided, however, that this condition shall have been satisfied so long as any failure of such representations and warranties to be true and correct does not result in, and may not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Section 9.2(a), including for purposes of determining under this Section 9.2(a) if any representation or warranty has been breached, those representations and warranties of Company which are qualified by references to "material" or "Company Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1, as it relates to Company, and in Sections 9.2(a) and 9.2(b) have been satisfied and setting forth the number of shares of Company Capital Stock and Company Options outstanding immediately prior to the Effective Time, (ii) certified copies of resolutions duly adopted by Company's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall request, and (iii) a certificate signed by an authorized officer of Company in substantially the form set forth in Section 9.2(c) of the Company Disclosure Memorandum.

     (d) Escrow Agreement. The Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement to Parent on or prior to Closing.

     (e) Asset Dispositions. The Asset Dispositions shall have been duly consummated.

     (f) Stockholder Approval. The stockholders of Company holding 90% of the Company Common Stock and 100% of the Company Preferred Stock (to the extent there are any shares of Company Preferred Stock outstanding) shall have adopted this Agreement, and approved the consummation of the transactions contemplated hereby, including the Merger and the Stock Dispositions, as and to the extent required by Law, or by the provisions of any governing instruments.

     (g) Dissenting Stockholders. The total shares of Company Capital Stock held by stockholders who have properly exercised and not withdrawn their appraisal rights under the DGCL shall not have exceeded five percent (5%) of the shares of Company Capital Stock outstanding as of the date of the Stockholders Meeting.

     (h) Legal Opinions from Alston & Bird LLP. Alston & Bird LLP, counsel to Company, shall have delivered to Parent one or more legal opinions covering the matters set forth in Exhibit 8 attached hereto.

     (i) Legal Opinions from Foreign Counsel. Counsel to InterCall Conferencing Services Limited shall have delivered to Parent a legal opinion covering the matters set forth in Exhibit 9 attached hereto.

     (j) Tax Certificate. At the Closing, Parent shall have received from Company a certificate signed under penalties of perjury stating that, as of the Closing Date, Company has determined that it is not and, at all times during the five year period preceding the date of such written statement, has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and that the stock of Company does not constitute a United States real property interest within the meaning of Section 897(c)(1)(A) of the Code.

     (k) Payment or Assessment of Property Taxes. Company shall have paid in full and in cash the property taxes assessed against the Owned Real Property that are due and payable as of the Closing Date.

     (l) Financing. There shall not be any material adverse condition, material disruption or material adverse change in the financial, banking or capital markets as set forth in the Commitment Letter which results in Parent's being unable to consummate the Financing.

     (m) Tax Liability Insurance. The Escrow Policy attached to Section 9.2(m) of the Company Disclosure Memorandum shall be in full force and effect, all premiums therefor shall have been paid by Company in full and in cash and such policy shall become non-cancellable upon consummation of the Merger.

     (n) Directors' and Officers' Liability Insurance. The Policy, and all endorsements thereto as provided in Section 8.9(c), (or any alternative coverage as described below) shall be in full force and effect; provided, however, that Company may, in its sole discretion, substitute for such coverage alternative directors' and officers' liability insurance underwritten by an insurance company whose financial strength has been rated no less than "A" by A.M. Best Company, and which complies in all respects with the requirements set forth in Section 8.9(c). Company shall have furnished a true, correct and complete copy of any such alternative directors' and officers' liability insurance to Parent prior to the Closing Date.

9.3 Conditions to Obligations of Company.

     The obligations of Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to
Section 13.5(b):

     (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Parent and Sub set forth in Article 6 shall be assessed on and as of the Closing Date with the same effect as if made on and as of such date (other than representations and warranties which address matters only as of a specified date, which shall speak only as of such specified date). All of the representations and warranties of Parent and Sub set forth in Article 6 shall be true and correct; provided, however, that this condition shall have been satisfied so long as any failure of such representations and warranties to be true and correct does not result in, and may not be reasonably likely to result in, individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this Section 9.3(a), including for purposes of determining under this Section 9.3(a) if any representation or warranty has been breached, those representations and warranties of Parent and Sub which are qualified by references to "material" or "Parent Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent and Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. Parent shall have delivered to Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1, as it relates to Parent and Sub, and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's Board of Directors and Sub's Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Company and its counsel shall request.

     (d) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Stockholder Representative on or prior to Closing.

     (e) Stockholder Approval. The stockholders of Company holding 90% of the Company Common Stock and 100% of the Company Preferred Stock shall have adopted this Agreement, and approved the consummation of the transactions contemplated hereby, including the Merger and the Stock Dispositions, as and to the extent required by Law, or by the provisions of any governing instruments.

     (f) Company Credit Facility. Parent shall pay in full at Closing all amounts set forth in the Payoff Letter and obtain Lien releases under the Credit Facility.

                                   Article 10
                                   TERMINATION

10.1 Termination.

     Notwithstanding any other provision of this Agreement or the approval of this Agreement by the stockholders of Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual written agreement of Parent and Company; or

     (b) By either Party (provided that the terminating Party is not then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which facts giving rise to such breach cannot be or have not been cured (provided that no cure period shall be required for a breach which by its nature cannot be cured) within 30 days after the giving of written notice to the breaching Party of such breach and which breach may be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, on the breaching Party; or

     (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured (provided that no cure period shall be required for a breach which by its nature cannot be cured) within 30 days after the giving of written notice to the breaching Party of such breach; or

     (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority, (ii) the stockholders of Company fail to give the Company Stockholder Approval at the Stockholders' Meeting where such matter was presented to such stockholders for approval and voted upon or (iii) if there shall be any Law enacted, promulgated, issued or entered following the date of this Agreement that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or

     (e) By either Party in the event that the Merger shall not have been consummated by July 28, 2003 (which date shall be extended to September 29, 2003, at either Party's election if the Merger shall not have been consummated as a result of Parent's failure to receive the Financing due to any material adverse condition, material disruption or material adverse change in the financial, banking or capital markets as set forth in the Commitment Letter) if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 10.1(e) if the failure to consummate the transactions contemplated hereby on or before such date is caused by Parent's failure to obtain financing as a result of a material adverse change set forth in clause (iii) of the last paragraph of the Commitment Letter or in Condition 2 or in the first part of Condition 3 of the Conditions Precedent to Closing section of the Summary of Indicative Terms and Conditions incorporated into the Commitment Letter (for greater certainty, in no event shall the immediately preceding proviso limit Parent's ability to terminate this

Agreement at any time pursuant to Section 10.1(i), whether prior to or following the dates set forth in this Section 10.1(e)); or

     (f) By Parent in the event that (i) the Board of Directors of Company shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that Company stockholders give the Company Stockholder Approval or shall have formally withdrawn, qualified or modified, in a manner adverse to Parent, the recommendation of such Board of Directors to Company stockholders that they give the Company Stockholder Approval, or (ii) the Board of Directors of Company shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger; or

     (g) By Company, if prior to receipt of Company Stockholder Approval, the Board of Directors of Company has made a Company Subsequent Determination pursuant to Section 8.1(c) in order to approve and permit Company to accept a Superior Proposal; provided, however, that (i) Parent does not make, within three business days after receipt from Company of written notice that (A) Company has received a Superior Proposal, (B) the material terms of the Superior Proposal, and (C) Company intends to effect a Company Subsequent Determination, an offer that the Board of Directors of Company shall have concluded in its good faith judgment is as favorable to the Company stockholders as such Superior Proposal, and (ii) Company shall have tendered to Parent the Company Termination Fee payable pursuant to Section 13.2(b); or

     (h) By Company in the event that the Financing has been terminated; or

     (i) By Parent in the event that the Financing has been terminated as a result of a material adverse change set forth in clause (iii) of the last paragraph of the Commitment Letter or in condition 2 or in the first part of Condition 3 of the Conditions Precedent to Closing section of the Summary of Indicative Terms and Conditions incorporated into the Commitment Letter and, if required by Section 13.2(c), Parent has tendered to Company the Parent Termination Fee as provided therein.

10.2 Effect of Termination.

     In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, without any Liability on the part of any Party or its Affiliates, Representatives or stockholders, except that (i) the provisions of this Section 10.2, Section 8.6(b) and Article 13 shall survive any such termination and abandonment, and
(ii) no such termination shall relieve the breaching Party from Liability resulting from any willful breach by that Party of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with the terms thereof.


                                   Article 11
                            REIMBURSEMENT FOR LOSSES

11.1 Reimbursement for Losses.

     (a) Notwithstanding the Closing, the Escrow Deposits shall be reduced in accordance with the Escrow Agreement and this Article 11 in an amount sufficient to compensate Parent and any Affiliate of Parent and their respective directors, officers, agents and employees (the "Reimbursed Party"), for any damage (including, without limitation, punitive and consequential damages), liability, loss, cost, expense (including all reasonable attorneys' fees), interest, penalty, assessments or fines (collectively, "Losses") suffered or incurred by any Reimbursed Party at any time and from time to time, arising out of or resulting from one or more of the following:

               (i) the breach of any representation or warranty of Company contained in this Agreement, the Escrow Agreement or in any schedule or certificate delivered herewith or therewith to Parent in connection with the Closing, which results in a Loss after the Effective Time;

               (ii) any failure of Company to duly perform or observe prior to the Effective Time any term, provision, covenant, agreement or condition contained in this Agreement on the part of Company to be performed or observed, which results in a Loss after the Effective Time; and

               (iii) the matters set forth in Section 11.1 of the Company Disclosure Memorandum, which matters result in a Loss after the Effective Time.

For purposes of determining under this Section 11.1 if any representation or warranty of Company other than Sections 5.10(c), 5.17, 5.18, and 5.27 has been breached, any qualification or limitation of such representation or warranty by reference to the materiality of matters stated therein or as to matters having or not having a "Material Adverse Effect," and any limitation of such representations and warranties as being "to the Knowledge of," or "known to" or words of similar effect, shall be disregarded, in determining any breach thereof.

     (b) Any reduction in the Escrow Deposits pursuant to Section 11.1(a) above shall be subject to the limitations set forth in this Article 11 including the following limitations:

               (i) Any Reimbursement Claim for Losses resulting from, based upon or arising out of the InterCall Business shall be made only against the InterCall Fund. The InterCall Fund shall not be reduced under
          Section 11.1(a) for Losses resulting from, based upon or arising out of the InterCall Business unless the aggregate of all Losses relating thereto for which a reduction would, but for this Section 11.1(b)(i), be made exceeds on a cumulative basis an amount equal to $1,000,000 (subject to Section 11.1(b)(iii)), and upon reaching such amount, the InterCall Fund shall be reduced only for any such Losses in excess of such amount; provided, however, that any claim for which it shall have been fully and finally adjudicated or determined that fraud is a material element shall not be subject to the limitation set forth in this clause to the extent the Losses are caused by or result from such fraud; and provided, further, that any Reimbursement Claim for Losses resulting from, based upon or arising out of the matters set forth in
          Section 8.13(e) shall not be conditioned on, or subject to, the $1,000,000 limitation set forth in this clause.

               (ii) Any Reimbursement Claim for Losses resulting from, based upon or arising out of the Company Business unrelated to the Company Disposition Matter or the Hedges shall be made only against the ITC Operations Fund. The ITC Operations Fund shall not be reduced under
          Section 11.1(a) for Losses resulting from, based upon or arising out of the Company Business unrelated to the Company Disposition Matter or the Hedges unless the aggregate of all Losses relating thereto for which a reduction would, but for this Section 11.1(b)(ii), be made exceeds on a cumulative basis an amount equal to $1,000,000 (subject to Section 11.1(b)(iv)), but upon reaching such amount, the ITC Operations Fund shall be reduced for all such Losses; provided, however, that any claim for which it shall have been fully and finally adjudicated or determined that fraud is a material element shall not be subject to the limitation set forth in this clause to the extent the Losses are caused by or result from such fraud; and provided, further, that any Reimbursement Claim for Losses resulting from, based upon or arising out of the matters set forth in Section 8.13(e) shall not be conditioned on, or subject to, the $1,000,000 limitation set forth in this clause.

               (iii) The maximum amount the Escrow Deposits may be reduced under
          Section 11.1(a) for Losses resulting from, based upon or arising out of the InterCall Business, whether individually or in the aggregate, (whether such liability would be pursuant to such sections or under any other theory of liability) shall not exceed the InterCall Fund.

               (iv) The maximum amount the Escrow Deposits may be reduced under
          Section 11.1(a) for Losses resulting from, based upon or arising out of the Company Business unrelated to the Company Disposition Matter or the Hedges, whether individually or in the aggregate, (whether such liability would be pursuant to such sections or under any other theory of liability) shall not exceed (A) the ITC Operations Fund, and (B) if no funds remain in the ITC Operations Fund and if there are funds remaining in the InterCall Fund, the remaining portion, if any, of the InterCall Fund.

               (v) Any Reimbursement Claim for Losses resulting from, based upon or arising out of the Company Disposition Matter or the Hedges shall be made only against the ITC Non-Operations Fund. The maximum amount the Escrow Deposits may be reduced under Section 11.1(a) for Losses resulting from, based upon or arising out of the Company Disposition Matter or the Hedges, whether individually or in the aggregate, (whether such liability would be pursuant to such sections, the Escrow Policy or under any other theory of liability) shall not exceed the ITC Non-Operations Fund.

               (vi) A Reimbursed Party shall not be entitled under this Agreement to multiple recovery for the same Losses.

               (vii) Notwithstanding any provision to the contrary, to the extent that the IRS asserts a claim for an additional amount of Taxes with respect to the Stock Dispositions (except to the extent such Taxes are attributable to a breach of representation or warranty set forth in Section 5.8(l)-(p)), there shall be no right to seek reimbursement from the Escrow Deposits for the amount of such Taxes under Section 11.1.

11.2 Procedures for Reimbursement.

     (a) A Reimbursement Claim shall be made by a Reimbursed Party by delivery of a written notice to the Stockholder Representative requesting a reduction in the Escrow Funds and specifying the basis on which such reduction is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Reimbursed Party shall have concerning such Third Party Claim.

     (b) If the Reimbursement Claim involves a Third Party Claim (excluding any claim that relates to Tax matters), the procedures set forth in Section 11.3 shall be observed by the Reimbursed Party and the Reimbursing Parties.

     (c) If the Reimbursement Claim involves a Third Party Claim that relates to Tax matters, the procedures set forth in Section 8.13(b) - (c) (as opposed to Section 11.3) shall be observed by the Reimbursed Party and the Reimbursing Parties.

     (d) If the Reimbursement Claim involves a matter other than a Third Party Claim, the Reimbursing Parties shall have 30 days to object to such Reimbursement Claim by delivery of a written notice of such objection to such Reimbursed Party specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Reimbursement Claim by the Stockholder Representative on behalf of the Reimbursing Parties and the Reimbursement Claim shall be paid in accordance with Section 11.2(e) hereof.

     (e) Upon determination of the amount of a Reimbursement Claim, whether by agreement between the Reimbursing Parties and the Reimbursed Party or by any other final adjudication, the Escrow Deposits shall be reduced in accordance with the Escrow Agreement by the amount of any such Reimbursement Claim within ten days of the date such amount is determined.

11.3 Third Party Claims.

     The obligations and liabilities of the parties hereunder with respect to a Third Party Claim (excluding any claim that relates to Tax matters) shall be subject to the following terms and conditions:

     (a) A Reimbursed Party shall give the Stockholder Representative written notice of a Third Party Claim promptly after receipt by the Reimbursed Party of notice thereof, and the Reimbursing Parties may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Reimbursed Party (and Reimbursed Party acknowledges that Alston & Bird LLP shall be deemed reasonably acceptable to act as legal representatives to Reimbursing Parties). The failure of a Reimbursed Party to notify the Stockholder Representative of such claim shall not limit the possibility for the reduction of the Escrow Deposits with respect to such claim except to the extent the Reimbursing Parties demonstrate that the defense of such claim is materially prejudiced by such failure. If the Reimbursed Party desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Reimbursing Parties fail or refuse to undertake the defense of such Third Party Claim within twenty (20) days after written notice of such claim has been given to the Stockholder Representative by the Reimbursed Party, the Reimbursed Party shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Reimbursed Party shall, promptly upon its assumption of the defense of such claim, make a Reimbursement Claim as specified in Section
11.3 which shall be deemed a Reimbursement Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

     (b) No settlement of a Third Party Claim which shall result in the reduction of the Escrow Deposits under this Article 11 shall be made without the prior written consent by the Stockholder Representative on behalf of the Reimbursing Parties, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $50,000 or less where the Reimbursing Parties have not responded within five Business Days of notice of a proposed settlement. If the Reimbursing Parties assume the defense of such a Third Party Claim, (i) no compromise or settlement thereof may be effected by the Reimbursing Parties without the Reimbursed Party's consent unless (a) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Reimbursed Party, and (b) the sole relief provided is monetary damages that are paid in full by the Reimbursing Parties, and (ii) the Reimbursed Party shall have no liability with respect to any compromise or settlement thereof effected without its consent, which consent shall not be unreasonably withheld or delayed.

     (c) In connection with the defense, compromise or settlement of any Third Party Claim, the Parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any Party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each Party during normal business hours to all properties, personnel, books, Tax records, contracts, commitments and all other business records of such other Party and will furnish to such other Party copies of all such documents as may reasonably be requested (certified, if requested).

     (d) All expenses reasonably incurred by the Stockholder Representative in connection with the defense, compromise and settlement of Reimbursement Claims under this Section 11.3 shall first be paid out of the interest accrued on the Escrow Deposits in accordance with the Escrow Agreement and, to the extent that the amount of such expenses exceeds the amount of such accrued interest, such excess shall be paid out of the ITC Operations Fund and/or the InterCall Fund, as Parent may determine in its sole discretion but, to the extent one fund is depleted, such expenses shall be deducted from the other fund. Other than as may be deducted from the Escrow Deposits, in no event shall Parent or any of its Affiliates be liable for expenses incurred by the Stockholder Representative in connection with the defense, compromise and settlement of Reimbursement Claims under this Section 11.3.

11.4 Exclusive Post-Closing Remedy.

     Absent fraud, and except for seeking equitable relief, from and after the Closing the sole remedy of a Reimbursed Party in connection with the matters specified in Section 11.1, shall be the appropriate Escrow Deposits as set forth in this Article 11. For greater certainty, claims which are the subject matter of Section 11.1 and which allege a claim of fraud and state the circumstances constituting fraud with particularity on the part of any party shall not be subject to the limitations set forth in this Section 11.4, including, without limitation, reimbursement exclusively from the Escrow Deposits. For greater certainty, no stockholder of Company shall have personal liability for any amounts by which the Escrow Deposits may be reduced under this Agreement, and the sole source of recovery for such amounts shall be the Escrow Deposits.

11.5 Time Limitations.

     (a) The InterCall Fund or the ITC Operations Fund, as the case may be, shall not be reduced under Section 11.1(a) hereof for Losses resulting from, based upon or arising out of the InterCall Business or the Company Business unrelated to the Company Disposition Matter or the Hedges, unless written notice asserting a Reimbursement Claim based thereon is given to the Stockholder Representative in accordance with Section 11.3 prior to the second anniversary of the Closing Date.

     (b) The ITC Non-Operations Fund shall not be reduced under Section 11.1(a) hereof for Losses resulting from, based upon or arising out of the Company Disposition Matter or the Hedges, unless written notice asserting a Reimbursement Claim based thereon is given to the Stockholder Representative in accordance with Section 11.3 prior to the second anniversary of the Closing Date; provided, however, that if Company has received written notice from the IRS that it intends to examine, or that it is in fact examining, the federal income tax consequences of the Company Disposition Matter, and such examination has not been concluded on or prior to the second anniversary of the Closing Date, the time by which notice asserting a Reimbursement Claim must be given to the Stockholder Representative shall be extended until there has been a Final Determination of the examination of the Company Disposition Matter.

11.6 Tax Effect and Insurance.

     Subject to the limitations set forth in Section 11.1, the amount by which the Escrow Deposits shall be reduced with respect to any Reimbursement Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Reimbursed Party as a result of any Losses upon which such Reimbursement Claim is based, and shall include any tax detriment actually suffered by the Reimbursed Party as a result of such Losses. Notwithstanding the foregoing, any insurance proceeds received by Parent and the Surviving Corporation under the Escrow Policy (as defined in Section 11.8) shall not reduce the amount by which the ITC Non-Operations Fund shall be reduced with respect to any Reimbursement Claim pursuant to Section 11.1(b)(v), inasmuch as each of the Parties agrees that the ITC Non-Operations Fund is, for all purposes, the Retention (as defined in the Escrow Policy) with respect to any Loss resulting from, based upon or arising out of the Company Disposition Matter or the Hedges, including, without limitation, the reimbursement of Claim Expenses (as defined in the Primary Policy). With respect to any Losses resulting from, based upon or arising out of the Hedges, any Reimbursed Party may seek recovery for the amount of such Losses in excess of the amount of the Retention solely under the Escrow Policy. Any Losses resulting from, based upon or arising out of the Hedges which do not exceed the amount of the Retention shall be deducted from the ITC Non-Operations Fund in accordance with Section 11.1(b)(v). The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Reimbursing Parties of the Reimbursement Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Reimbursed Party as economically whole as is reasonably practical with respect to the Losses upon which the Reimbursement Claim is based.

11.7 Subrogation.

     Upon payment in full of any Reimbursement Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Reimbursing Parties shall be subrogated to the extent of such payment to the rights of the Reimbursed Party against any person or entity with respect to the subject matter of such Reimbursement Claim or Third Party Claim.

11.8 Reimbursement Claims for Losses, Resulting from, Based upon or Arising out of the Company Disposition Matter.

     (a) The Parties acknowledge and agree that the ITC Non-Operations Fund is, for all purposes, the Retention (as defined in the Escrow Policy) with respect to any Loss resulting from, based upon or arising out of the Company Disposition Matter or the Hedges, including, without limitation, the reimbursement of Claim Expenses (as defined in the Primary Policy); provided, however, that in no event shall this Section 11.8 or the Escrow Policy prevent the ITC Non-Operations Fund from being otherwise distributed in accordance with Section 11.5(b) and the Escrow Agreement (it being understood that a Policy Claim shall be deemed to be a Reimbursement Claim for purposes of Section 11.5(b)). Notwithstanding anything in this Agreement to the contrary, including, without limitation, Sections 8.13(b), 11.2 and 11.3, each of Parent, Company and the Stockholder Representative hereby agrees that a Reimbursement Claim for Losses resulting from, based upon or arising out of the Company Disposition Matter or the Hedges (to be made against the ITC Non-Operations Fund pursuant to Section 11.1(b)(v)) shall be governed by the terms and conditions set forth in the Escrow Policy and in this Section 11.8 and to the extent such losses exceed the ITC Non-Operations Fund, reimbursement shall be available solely under the Escrow Policy. Each of Parent, Company and the Stockholder Representative hereby agrees that with respect to any claim for coverage under the Escrow Policy resulting from, based upon or arising out of the Company Disposition Matter or the Hedges (a "Policy Claim") and for so long as there is any amount remaining in the ITC Non-Operations Fund:

          (i) Parent or the Surviving Corporation shall notify the Stockholder Representative in writing in the event that Parent or the Surviving Corporation asserts a Policy Claim. The time limits for reimbursement against the ITC Non-Operations Fund shall be governed by Section 11.5(b) and the release of funds in the ITC Non-Operations Fund shall be in accordance with the terms of the Escrow Agreement.

          (ii) Parent and/or the Surviving Corporation shall keep the Stockholder Representative informed, on a prompt basis, of the status of any Policy Claim and in connection therewith, shall furnish the Stockholder Representative with a copy of all material documents relating to such Policy Claim. Subject to Section 11.8(a)(i), failure to comply with this
     Section 11.8(ii) shall not relieve the Reimbursing Parties from any reimbursement obligation which they may have pursuant to Section 11.1, except to the extent that the Reimbursing Parties are prejudiced thereby.

          (iii) The Stockholder Representative shall be entitled to consult with Parent, the Surviving Corporation and the Insurer (as defined in the Escrow Policy) on an ongoing basis during the pendency of any Policy Claim.

          (iv) Neither Parent nor the Surviving Corporation shall approve the settlement of any Policy Claim with the Insurer or the reimbursement of Claim Expenses (as defined in the Primary Policy) which provides for the reduction of the ITC Non-Operations Fund without the express written consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed.

          (v) Subject to the provisions of this Section 11.8, any Final Adjudication (as defined in the Primary Policy) of a Policy Claim with respect to Loss covered under the Escrow Policy, including amounts attributable to the Retention, shall be final and binding upon Parent, the Surviving Corporation and the Stockholder Representative and each such Party shall comply in all respects therewith.

          (vi) The Stockholder Representative shall cooperate in good faith with Parent, the Surviving Corporation and the Insurer in all matters in connection with any Policy Claim.

Other than in the event of material non-compliance with any or all of the foregoing items (i) through (vi) and subject to the provisions of this Section 11.8, the Parties agree that any determination made under the Escrow Policy shall be final and binding upon each of them, absent manifest error.

     (b) Upon exhaustion of the ITC Non-Operations Fund (whether as a result of the Final Adjudication of a Policy Claim requiring disbursement of the Retention, a Claim Expense or upon the release of the funds therein to the Qualified Investors in accordance with the Escrow Agreement), this Section 11.8 shall be void and of no further force and effect, which shall in no way affect any other section of this Agreement.

                                   ARTICLE 12
                           STOCKHOLDER REPRESENTATIVE

12.1 Appointment; Acceptance.

     Each Company stockholder constitutes and appoints the Stockholder Representative as his or her true and lawful attorney-in-fact to act for and on behalf of such stockholder in all matters relating to or arising out of this Agreement, including, without limitation, accepting and agreeing to reimburse any Party with respect to any Reimbursement Claim, objecting to any Reimbursement Claim or the amount of such Reimbursement Claim and prosecuting and resolving such dispute as herein provided, accepting the defense, compromise and settlement of any Third Party Claim or refusing to accept the same, taking actions on behalf of the Company Stockholders in accordance with Section 8.13 hereof, instituting and prosecuting such actions (including arbitration proceedings) as the Stockholder Representative shall deem appropriate in connection with any of the foregoing, retaining counsel, accountants, appraisers and other advisers in connection with any of the foregoing, all for the account of the stockholder, such stockholder

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

agreeing to be fully bound by the acts, decisions and agreements of the Stockholder Representative taken and done pursuant to the authority herein granted. By executing and delivering this Agreement under the heading "Stockholder Representative," the person who is appointed as a Stockholder Representative hereby (i) accepts his appointment and authorization to act as Stockholder Representative as attorney-in-fact and agent on behalf of the stockholders in accordance with the terms of this Agreement and (ii) agrees to perform his obligations under Article 11 and this Article 12.

12.2 Authority.

     Each stockholder fully and completely, without restriction authorizes the Stockholder Representative to take or refrain from taking, as appropriate, all actions as are required of the Stockholder Representative under this Agreement, including, without limitation, pursuant to Article 11, as more fully described in Section 12.1 above.

12.3 Actions.

     Each stockholder hereby expressly acknowledges and agrees that (i) the Stockholder Representative is exclusively authorized to act on its behalf, notwithstanding any dispute or disagreement among stockholders, (ii) Parent and any other Person shall be entitled to rely on any and all actions taken by the Stockholder Representative (regardless of any disagreement or disparity between them) under this Agreement and any related agreements without any liability to any of the stockholders of Company and without any obligation to inquire of any of such stockholders or the Stockholder Representative.

12.4 Effectiveness.

     The authorization of the Stockholder Representative shall be irrevocable and effective until its rights and obligations under this Agreement terminate by virtue of the termination of any and all of the obligations of Company under
Article 8, Article 10 or Article 11.

12.5 Indemnification; Fees and Expenses.

     The stockholders hereby jointly and severally agree (i) to indemnify and hold the Stockholder Representative harmless from any and all liability, loss, cost, damage or expense, including attorneys fees (reasonably incurred or suffered as a result of the performance of their duties under this Agreement), and (ii) that the Stockholder Representative shall not have any liability to the stockholders for any act or omission hereunder, except for gross negligence or willful misconduct. Prior to disbursement of the ITC Operations Fund, the reasonable fees and expenses of the Stockholder Representative (including those resulting from mere negligence on the part of the Stockholder Representative) shall first be paid out of the interest accrued on the Escrow Deposits in accordance with the Escrow Agreement and, to the extent the amount of such fees and expenses exceeds the amount of such accrued interest, such excess shall be deducted from the ITC Operations Fund or the InterCall Fund, as Parent may determine in its sole discretion, but to the extent one such fund is depleted, such expenses shall be deducted from the other fund, in advance where reasonably requested by the Stockholder Representative. Other than as may be deducted from the Escrow Deposits, neither Parent nor any of its Affiliates (including, without limitation, Company following the Effective Time) shall have any liability with respect to such fees and expenses. The Stockholder Representative shall have no personal liability to advance any of their moneys hereunder.

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

12.6 Successor.

     Upon not less than 30 days prior written notice to Parent, the Stockholder Representative shall have the right to resign at his sole discretion for any reason at any time and in such event, such Stockholder Representative shall continue to have all rights to indemnification, fees and expenses as provided in
Section 12.5 above. If the Stockholder Representative resigns or ceases to function in his capacity as such for any reason whatsoever, such Stockholder Representative shall immediately give notice to the other parties to this Agreement. In such event, the stockholders, may appoint a successor and give notice to the other parties to this Agreement; provided, however, that if for any reason the Stockholder Representative has resigned and the stockholders do not appoint any successor within thirty (30) days after the Stockholder Representative resigns or otherwise ceases to function, then Parent shall have the right, upon notice to each stockholder, to petition a court of competent jurisdiction for the appointment of one or more successors.

12.7 Survival of Authorizations.

     EACH STOCKHOLDER INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THE FOREGOING SECTIONS OF THIS ARTICLE 12 TO REMAIN IN FORCE AND NOT BE AFFECTED IF SUCH STOCKHOLDER SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED, INCOMPETENT OR INCAPACITATED, DOES HEREBY AUTHORIZE SUCH RECORDINGS AND FILINGS HEREOF AS A STOCKHOLDER REPRESENTATIVE MAY DEEM APPROPRIATE, AND DOES HEREBY DIRECT THAT NO FILING OF ACCOUNTS OR INVENTORIES OR POSTING OF A SURETY BOND SHALL BE REQUIRED.

                                   ARTICLE 13
                                  MISCELLANEOUS

13.1 Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Acquisition Proposal" means any proposal (whether communicated to Company or publicly announced to Company's stockholders) by any Person (other than Parent or any of its Affiliates) for an Acquisition Transaction involving Company or any of its present or future consolidated Subsidiaries (including, without limitation, the InterCall Operating Subsidiaries), or any combination of such Subsidiaries, the Assets of which constitute 50% or more of the consolidated Assets of Company as reflected on Company's consolidated statement of condition prepared in accordance with GAAP.

          "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Company by any Person or Group (other than Parent or any of its Affiliates) of 50% or more in interest of the total outstanding voting securities of Company, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Parent or any of its Affiliates) beneficially owning 50% or more in interest of the total outstanding voting securities of Company, or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 65% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; or (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), or other disposition (other than pledges to secure bona fide indebtedness) of 50% or more of the consolidated Assets of Company.

          "Affiliate" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; or (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

          "Asset Dispositions" means the sale of the Lear jet owned by ITC Service Company and the Stock Dispositions.

          "Assets" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Baseline Statement" means the statement attached hereto as Exhibit
     12.

          "Baseline Working Capital Amount" means the Baseline Working Capital Amount set forth on the Baseline Statement.

          "Business Day" means a day other than a Saturday, Sunday or other day which banks in New York City are authorized or required by law to close.

          "Certificate of Merger" means the Certificate of Merger to be executed by Company and filed with the Secretary of State of Delaware relating to the Merger as contemplated by Section 1.1.

          "Closing Date" means the date on which the Closing occurs.

          "Closing Working Capital" means the Working Capital as of the Closing Date.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Company Business" means the business of Company not including the InterCall Business.

          "Company Capital Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

          "Company Common Stock" means the $0.01 par value common stock of Company.

          "Company Disclosure Memorandum" means the written information entitled "Company Disclosure Memorandum" delivered prior to the date of this Agreement to Company describing in reasonable detail the matters contained therein.

          "Company Disposition Matter" means any Tax Liability of Company arising out of its spin-off pursuant to section 355 of the Code of its stock of Knology, Inc.

          "Company Entities" means, collectively, Company and all Company Subsidiaries.

          "Company Financial Statements" means the consolidated balance sheets (including related notes and schedules, if any) of Company as of December 31, 2002 and 2001, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2002, 2001 and 2000.

          "Company Intellectual Property" means all Intellectual Property owned by the Company Entities, other than as set forth in Section 13.13 of the Company Disclosure Memorandum.

          "Company Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, prospects, or results of operations of Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Company Material Adverse Effect" shall be deemed not to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) actions and omissions of Company (or any of its Subsidiaries) taken with the prior informed written Consent of Parent in contemplation of the transactions contemplated hereby and (D) any loss of employment after the date of execution of this Agreement of any or all of the persons set forth in Section 13.13 of the Parent Disclosure Memorandum.

          "Company Preferred Stock" means, collectively, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

          "Company Pro-Forma Financial Statements" means the consolidated balance sheets (including related notes and schedules, if any) of Company as of December 31, 2002, pro forma to remove the effects of PRE Solutions, Inc., eCompanyStore.com, Inc., Surebridge, Inc., Knology, Inc. and
     ITC DeltaCom, Inc., and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the twelve months ended December 31, 2002.

          "Company Subsidiaries" means the Subsidiaries of Company, which shall include the Company Subsidiaries described in Section Error! Reference source not found. and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Company in the future and held as a Subsidiary by Company at the Effective Time, and which shall exclude PRE Solutions, Inc., eCompanyStore.com, Inc. and Surebridge, Inc.

          "Confidentiality Agreement" means that certain Confidentiality Agreement, dated March 21, 2002, between Company and Parent.

          "Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Default" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
     (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

          "DGCL" means the Delaware General Corporation Law. ----

          "Disposed Companies" means the companies the stock of which are being sold in the Stock Dispositions.

          "Employee Benefit Plan" means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be subject to the Code, ERISA or any other applicable Law, whether funded or unfunded or arrived at through collective bargaining or otherwise.

          "Environmental Laws" means any federal, state, local or foreign Law related in any respect to protection of human health or the environment, including any permit, approval, license, or other authorization arising thereunder.

          "Equity Rights" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity rights.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any entity, which together with a Company Entity would be treated as a single employer under Code Section 414.

          "Escrow Policy" means collectively, the Primary Policy and each of Company's excess tax liability insurance policies attached to Section 9.2(m) of the Company Disclosure Memorandum.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exhibits" 1 through 9 inclusive, mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "Final Determination" means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals have been exhausted or the time for filing such appeal has expired or (ii) a closing agreement entered into under Section 7121 of the Code or any other formal agreement reached.

          "GAAP" means United States generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" means any substance, waste, pollutant, compound, or element defined as or deemed to be hazardous under Environmental Law that poses a risk of harm to human health or the environment.

          "Hedges" means (i) the three pre-paid variable forward contracts that were entered into between ITC Wireless, Inc. ("ITCW") and Dresdner Bank AG ("Dresdner") on or about October 31, 2001 with respect to, in the aggregate, 11,500,000 ordinary shares of Deutsche Telekom owned by ITCW;
     (ii) the pre-paid variable forward contract entered into between ITCW and Dresdner on or about February 5, 2002 with respect to 3,000,000 ordinary shares of Deutsche Telekom owned by ITCW; and (iii) the pre-paid variable forward contract entered into between ITCW and Dresdner on or about February 7, 2002 with respect to 5,792,128 ordinary shares of Deutsche Telekom owned by ITCW, copies of all five of which have been delivered to the Insurer.

          "HSR Act" means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Intellectual Property" means all of the following: copyrights, patents (including re-issues, continuations, divisions, continuations in-part, renewals and extensions), trademarks, service marks, trade dress, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology, computer software (including any source or object codes therefor or documentation relating thereto), database rights, trade secrets, franchises, know-how, inventions, and other intellectual property rights, internet web sites, and claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

          "InterCall" means InterCall, Inc., a Delaware corporation.

          "InterCall Business" means the audio, video, web and data conferencing business of InterCall and InterCall Operating Subsidiaries.

          "InterCall Financial Statements" means the consolidated balance sheets (including related notes and schedules, if any) of the teleconferencing and videoconferencing segments of InterCall as of January 31, 2003, and as of December 31, 2002 and 2001, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the one month ended January 31, 2003, and for each of the three fiscal years ended December 31, 2002, 2001 and 2000.

          "InterCall Operating Subsidiaries" means InView, Inc., InterCall Asia Pacific Holdings Pty. Ltd., InterCall InterCall Conferencing Services Limited, InterCall Hong Kong, Ltd., InterCall Singapore Pte. Ltd., InterCall Web Conferencing, Inc., InterCall New Zealand, InterCall Japan, KK and Legal Connect Limited.

          "In The Money Options" means any Company Options for which the Exercise Difference is a positive number.

          "ITC Service Company" means ITC Service Company, a Delaware corporation and wholly owned subsidiary of InterCall.

          "ITC Telecom Ventures" means ITC Telecom Ventures, Inc., a Delaware corporation and wholly owned subsidiary of InterCall.

          "Knowledge" or "knowledge" as used with respect to a Person other than Company (including references to such Person being aware of a particular matter) means the actual current knowledge of the chairman, members of the board of directors, president, chief financial officer, chief accounting officer, chief operating officer, any senior vice president, any vice president, and chief legal officer of such Person, after reasonable inquiry. With respect to Company, "Knowledge" or "knowledge" means the knowledge of those individuals listed in Section 13.1 of the Company Disclosure Memorandum, after reasonable inquiry.

          "Law" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, known or unknown, or otherwise.

          "Licensed Intellectual Property" means all Intellectual Property owned by third parties and used by the Company Entities in the conduct of their businesses.

          "Lien" means any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, security interest, title retention or other security arrangement on, of, or with respect to any property or property interest, other than (i) liens for current property Taxes not yet due and payable, and (ii) liens or title defects which do not materially impair the use of or title to the Assets subject to such lien.

          "Litigation" means any legal action, arbitration, cause of action, lawsuit, legal claim, legal complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), hearing, administrative or other proceeding relating to or affecting a Party, including, without limitation, its business, its records, its policies, its practices, its compliance with Law, its actions or its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

          "Material" or "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Account Receivable" means accounts receivable equal to or greater than $50,000 individually or $250,000 in the aggregate.

          "Nasdaq" means the National Market Systems of the Nasdaq Stock Market, Inc.

          "Net Cash On Hand" means Cash on Hand less (i) the Projected Liabilities, and (ii) the Company Lender Debt.

          "Operating Property" means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a material security interest or other material interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, tribunal, administrative agency, or Regulatory Authority.

          "Parent Common Stock" means the $0.01 par value common stock of Parent.

          "Parent Disclosure Memorandum" means the written information entitled "Parent Disclosure Memorandum" delivered prior to the date of this Agreement to Company describing in reasonable detail the matters contained therein.

          "Parent Entities" means, collectively, Parent and all Parent Subsidiaries.

          "Parent Financial Statements" means (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent as of December 31, 2002 and 2001, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2002, 2001 and 2000, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2002.

          "Parent Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Parent and its Subsidiaries, taken as a whole, or
     (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Parent Material Adverse Effect" shall be deemed not to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, or (C) actions and omissions of Parent

     (or any of its Subsidiaries) taken with the prior informed written Consent of Company in contemplation of the transactions contemplated hereby.

          "Party" means any of Company, Sub or Parent, and "Parties" means Company, Sub and Parent.

          "Permit" means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Pre-Closing Tax Period" means any taxable period (or portion thereof) ending on or before the Closing Date. For purposes of this Agreement, in the case of any Taxes that are payable with respect to any Tax period beginning before and ending after the Closing Date, such Taxes shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (x) in the case of real and personal property Taxes, on a per diem basis, and (y) in the case of all other Taxes, on the basis of the actual activities of Company or any of its Subsidiaries as determined from the books and records of Company or any of its Subsidiaries, as the case may be, for such partial period.

          "Primary Policy" means Company's tax liability insurance policy (policy no. 00 DR 0217329), dated March 26, 2003, with Nutmeg Insurance Company attached to Section 9.2(m) of the Company Disclosure Memorandum.

          "Promissory Notes" means the promissory notes payable to Company or any Company Entity in connection with the Asset Dispositions.

          "Proxy Statement" means the proxy statement used by Company to solicit the approval of its stockholders of the transactions contemplated by this Agreement.

          "Regulatory Authorities" means, collectively, the SEC, the Nasdaq, the FTC, the DOJ, and all other foreign, federal, state, county, local or other governmental or regulatory agencies, authorities (including antitrust, competition, taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

          "Reimbursement Claim" means any claim for indemnification under
     Article 11.

          "Reimbursing Parties" means the stockholders of Company immediately prior to the Effective Time.

          "Release" has the same meaning ascribed thereto under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq. ("CERCLA").

          "Representative" means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged or authorized by a Person.

          "SEC" means the United States Securities and Exchange Commission.

          "SEC Documents" means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Securities Laws" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, the Sarbanes-Oxley Act of 2002 and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Series A Convertible Preferred Stock" means the $0.01 par value preferred stock of Company designated as Series A Convertible Preferred Stock.

          "Series B Convertible Preferred Stock" means the $0.01 par value preferred stock of Company designated as Series B Convertible Preferred Stock.

          "Stock Dispositions" means (i) the sale of the capital stock of PRE Solutions, Inc. eCompanyStore.com, Inc., Surebridge, Inc., Knology, Inc. and ITC.DeltaCom, Inc., (ii) the transfer of the ITC names, logos and marks set forth in Section 13.13 of the Company Disclosure Memorandum, (iii) the sale of $500,000 in cash, and (iv) the assignment of that certain Residual Note, dated December 22, 1999, made by Knology, Inc. in favor of InterCall, Inc. to a C-Corporation.

          "Stockholders' Meeting" means the meeting of the stockholders of Company to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

          "Stockholder Representative" means Campbell B. Lanier, III.

          "Sub Common Stock" means the $1.00 par value common stock of Sub.

          "Subsidiaries" means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          "Superior Proposal" means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of 50% or more of the equity interests in, or all or substantially all of the Assets and Liabilities of, the Company Entities and (ii) with respect to which the Board of Directors of Company (A) determines in its good faith judgment that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment to be more favorable, if consummated, to Company's stockholders than the Merger taking into account all relevant factors.

          "Surviving Corporation" means Company as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

          "Tax Return" means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "Third Party Claim" means any Litigation that is instituted against a Reimbursed Party by a Person other than a Company stockholder and which, if prosecuted successfully, would result in a Loss for which such Reimbursed Party is entitled to indemnification hereunder.

          "Treasury Regulations" means the Treasury regulations (including proposed and temporary Treasury regulations) promulgated under the Code.

          "Working Capital" means current assets less (i) cash, and (ii) current liabilities (as each such term is defined by GAAP) of InterCall. Current liabilities for InterCall shall not include the Projected Liabilities.

          (b) The terms set forth below shall have the meanings ascribed thereto on the referenced page:


Term                                             Page

2002 Balance Sheet ..............................  17
2002 Tax Returns ................................  44
Accredited Merger Consideration .................   3
Accredited Per Share Amount .....................   3
Accredited Shares ...............................   4
Aggregate Cash Consideration ....................   3
Aggregate Exercise Differences ..................   6
Agreed Accounting Principles ....................   7
Agreement .......................................   1
Antitrust Laws ..................................  38
Appraisal Addition Amount .......................  11
Appraisal Reduction Amount ......................  11
Base Amount .....................................   2
Cash Merger Consideration .......................   3
Certificates ....................................  12
Claim ...........................................  42
Closing .........................................   2
Closing Balance Sheet ...........................   8
Closing Net Cash On Hand ........................   8
Closing Working Capital Certificate .............   8
Commitment Letter ...............................  33
Company .........................................   1
Company Benefit Plans ...........................  24
Company Contracts ...............................  25
Company Indemnification Agreements ..............  30
Company Insurance Policies ......................  29
Company Option Plans ............................   6
Company Options .................................   6
Company Stockholder Approval ....................  37
Company Subsequent Determination ................  37
Company Termination Fee .........................  70
Continuation Period .............................  41
Continued Health Benefits .......................  41
Continuing Sponsor ..............................  41

Covered Individual ............................    41
Covered Parties ...............................    42
Credit Facility ...............................    36
Current Plan ..................................    41
Disposition Stockholder .......................     5
Disputed Amounts ..............................     9
Disputed Estimated Amounts ....................     7
Disputed Tax Items ............................    45
Dissenting Shares .............................    11
DOJ ...........................................    38
Effective Time ................................     2
Escrow Agreement ..............................    13
Escrow Deposits ...............................    13
Escrow Per Share Amount .......................     4
Estimated Balance Sheet .......................     7
Estimated Net Cash On Hand ....................     7
Estimated Working Capital .....................     7
Estimated Working Capital Certificate .........     7
Exercise Difference ...........................     6
Final Tax Returns .............................    44
Financing .....................................    33
Fractional Option Distribution ................     6
FTC ...........................................    38
Indemnification Claim .........................    42
Indemnified Party .............................    42
InterCall Fund ................................    13
Investment Deadline ...........................     4
Investor Letter ...............................     3
Investor Record Date ..........................     4
IRS ...........................................    14
ITC Non-Operations Fund .......................    13
ITC Operations Fund ...........................    13
Lanier and Smith Covered Individuals ..........    41
Leased Real Property ..........................    27
Lender ........................................    33
Lessee(s) .....................................    27
Listed Intellectual Property ..................    21
Losses ........................................    52
Mailing Date ..................................     4
Merger ........................................     1
Multiemployer Plan ............................    24
Multiple Employer Plan ........................    24
Non-Accredited Merger Consideration ...........     3
Option Amount .................................     6
Other Per Share Amount ........................     4
Other Quotient ................................     4
Other Shares ..................................     4
Owned Real Property ...........................    27
Owner(s) ......................................    27
Parent ........................................     1
Parent SEC Reports ............................    31
Parent Termination Fee ........................    70
Paying Agent ..................................    12
Policy ........................................    43
Proceeds Setoff Letter ........................    44
Purchaser .....................................    43
Qualified Investor ............................     3
Real Property .................................    27
Reimbursed Party ..............................    52
Required Withholding Amount ...................     6
Restrictive Covenant Agreement ................    44
Severance Agreement ...........................    41
Significant Customers .........................    29
Sub ...........................................     1
Takeover Laws .................................    26
Tax Dispute Accountants .......................    45
Transferred Employees .........................    40
Voting Agreement ..............................     1

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

13.2 Expenses.

     (a) Except as otherwise provided in this Section 13.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. Expenses incurred by Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby will be paid at Closing, and such amounts will be reflected in the Working Capital adjustment pursuant to Sections 3.5 and 3.6.

     (b) Notwithstanding the foregoing, Parent and Company agree that Company shall pay to Parent $15,000,000 (the "Company Termination Fee") solely as follows:

          (i) if Parent shall terminate this Agreement pursuant to Section 10.1(f);

          (ii)if Company shall terminate this Agreement pursuant to Section 10.1(g); or

          (iii) if (x) either Party shall terminate this Agreement pursuant to
     Section 10.1(d)(ii), and (y) within twelve (12) months of the termination of this Agreement, an Acquisition Transaction is consummated.

If the Company Termination Fee shall be payable pursuant to subsection (b)(i) of this Section, the Company Termination Fee shall be paid in same-day funds within two business days from the date of termination of this Agreement. If the Company Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section, the Company Termination Fee shall be paid in same-day funds prior to the termination of this Agreement. If the Company Termination Fee shall be payable pursuant to subsection (b)(iii) of this Section, the Company Termination Fee shall be paid in same-day funds at or prior to the date of consummation of such Acquisition Transaction.

     (c) Notwithstanding the foregoing, Parent and Company agree that Parent shall pay to Company $15,000,000 (the "Parent Termination Fee") if Parent fails to receive the Financing as a result of a material adverse change set forth in clause (iii) of the last paragraph of the Commitment Letter or in condition 2 or in the first part of condition 3 of the Conditions Precedent to Closing section of the Summary of Indicative Terms and Conditions incorporated into the Commitment Letter; provided, however, that such Parent Termination Fee shall not be payable if the material adverse change referred to above is caused by an event directly relating to Company or the Company Subsidiaries, taken as a whole.

If the Parent Termination Fee shall be payable pursuant to subsection (c) of this Section, the Parent Termination Fee shall be paid in same-day funds prior to the termination of this Agreement.

13.3 Entire Agreement.

     Except as otherwise expressly provided herein, this Agreement (including the Escrow Agreement and the Voting Agreements and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.8 and 8.9. Except as expressly provided in another written agreement, no Affiliate of a Party or any director, officer, trustee, employee, representative or agent of any Party or any Affiliate of a Party, acting in such Person's capacity as director, officer, trustee, employee, representative or agent, shall have any Liability for breaches of this Agreement or the transactions contemplated hereby to the extent such Person was acting in such capacity, and each Party hereby waives and releases all claims of any such Liability.

13.4 Amendments.

     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Company Capital Stock, there shall be made no amendment that requires further approval by such stockholders without the further approval of such stockholders.

13.5 Waivers.

     (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Company, to waive or extend the time for the compliance or fulfillment by Company of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

     (b) Prior to or at the Effective Time, Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent or Sub, to waive or extend the time for the compliance or fulfillment by Parent or Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Company.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

13.6 Assignment.

     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

13.7 Notices.

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

               Company:          ITC Holding Company, Inc.
                                 3300 20th Avenue
                                 Valley, Alabama  36854
                                 Facsimile Number: (334) 268-5067
                                 Attention: William H. Scott, III

              Copy to Counsel:   Alston & Bird LLP
                                 1201 West Peachtree Street
                                 Atlanta, Georgia 30309-3424
                                 Facsimile Number: (404) 881-4777

                                           Attention: Janine Brown
                                                      Bryan E. Davis

               Parent or Sub:              West Corporation
                                           11808 Miracle Hills Drive
                                           Omaha, Nebraska  68154
                                           Facsimile Number: (402) 963-1200
                                           Attention: General Counsel

               Copy to Counsel:            Willkie Farr & Gallagher
                                           787 Seventh Avenue
                                           New York, New York 10019-6099
                                           Facsimile Number: (212) 728-8111
                                           Attention: John D'Alimonte
                                                      Serge Benchetrit

               Stockholder Representative: Campbell B. Lanier, III
                                           1601 Tanyard Road
                                           Lanett, Alabama  36863
                                           Telephone Number: (334) 644-1261

13.8 Governing Law; Venue.

     Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. Each party hereto agrees to submit to the personal jurisdiction and venue of the state and federal courts in Cobb County, Georgia, and do hereby waive all questions of personal jurisdiction and venue, including, without limitation, the claim or defense that such courts constitute an inconvenient forum.

13.9 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.10 Captions; Articles and Sections.

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

13.11 Interpretations.

     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

13.12 Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

13.13 Company Name and Logos.

     As soon as practicable (but in any event within 180 days) after the Closing Date, Parent and the Surviving Corporation shall remove all ITC names, logos and marks set forth in Section 13.13 of the Company Disclosure Memorandum from all assets of Company. Nothing in this Agreement shall constitute a license or authorization for Parent or the Surviving Corporation to use any such ITC names, logos or marks. The Parties do not attribute any value of the ITC name, logo or mark.

13.14 Disclosure Memorandum.

     Other than with the prior written consent of the other Parties hereto, neither Company nor Parent shall be entitled to amend or supplement their respective Disclosure Memorandum or any section thereof.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                              ITC HOLDING COMPANY, INC.

                                By: /s/ Campbell B. Lanier, III
                                    -----------------------------------
                                Name:  Campbell B. Lanier, III
                                Title: Chairman and Chief Executive
                                       Officer


                                              WEST CORPORATION

                                By: /s/ Robert E. Johnson
                                    -----------------------------------
                                Name:  Robert E. Johnson
                                Title: Executive Vice President,
                                       Strategic Business Development


                                              DIALING ACQUISITION CORP.

                                By: /s/ Robert E. Johnson
                                    -----------------------------------
                                Name: Robert E. Johnson
                                Title: President


                                FOR PURPOSES OF SECTION 8.3, 6, 4.1 AND 8.13 AND ARTICLES 11 AND 12 ONLY

                                Solely in his/its capacity as the
                                Stockholder Representative:


                                /s/ Campbell B. Lanier, III
                                ---------------------------------------------
                                Name:  CAMPBELL B. LANIER, III

             [Form of Stockholder Voting Agreement - Standard Form]

                                                                       Exhibit 1

                          STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of March __, 2003, by and among __________ ("Parent"), a Delaware corporation, and the undersigned ("Stockholder").

                                    RECITALS

     A. Concurrently with the execution and delivery hereof, Parent, _________ ("Sub"), a Delaware corporation and a direct wholly owned subsidiary of Parent, and __________ ("Company"), a Delaware corporation are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time pursuant to the terms thereof, the "Merger Agreement"), which provides for the merger (the "Merger") of Sub with and into Company in accordance with its terms.

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of Company and shares subject to outstanding Equity Rights to acquire Company capital stock as is indicated on the signature page of this Agreement.

     C. In consideration of the execution and delivery of the Merger Agreement by Parent and Sub, Stockholder desires to agree to vote such Stockholder's Shares (as defined herein) and deliver an irrevocable proxy to Parent for such Shares so as to facilitate the consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

     1. Certain Definitions.

          (a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

               "Company Common Stock" means the shares of common stock, $0.01 par value per share, of Company.

               "Company Preferred Stock" means, collectively, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

               "Expiration Date" means the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to the terms of Article 10 thereof or (ii) the Effective Time.

               "Person" means any individual, corporation, limited liability company, general or limited partnership, unincorporated association, joint venture, or other business enterprise or entity.

               "Series A Convertible Preferred Stock" means the $0.01 par value preferred stock of Company designated as Series A Convertible Preferred Stock.

               "Series B Convertible Preferred Stock" means the $0.01 par value preferred stock of Company designated as Series B Convertible Preferred Stock.

               "Shares" means (i) all shares of Company Common Stock, Company Preferred Stock and other voting securities of Company owned, beneficially or of record, by Stockholder as of the date hereof, (ii) all additional shares of Company Common Stock, Company Preferred Stock and other voting securities of Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, and (iii) such other shares of Company Common Stock, Company Preferred Stock and other voting securities of Company over which Stockholder has or will have voting power.

               "Transfer" means, with respect to any security, to directly or indirectly (i) sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest in such security, or
     (ii) enter into an agreement, commitment or other arrangement to sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest therein. The term "Transfer" shall not include the conversion of Series A Convertible Preferred Stock or Series B Convertible Stock into shares of Company Common Stock.

          (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     2. Transfer Restrictions.

          (a) Transfer of Shares. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the date on which the Company Stockholder Approval is obtained, Stockholder shall not Transfer any of the Shares unless each Person to which any of such Shares, or any interest in any of such Shares, is Transferred shall have: (i) executed a counterpart of this Agreement, and (ii) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement (except to the extent prohibited by applicable law).

          (b) Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3. Vote of Shares.

          (a) Agreement to Vote Shares. Stockholder hereby agrees that at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote or other approval of holders of Company Common Stock is sought, all of such Stockholder's Shares shall be voted as set forth in Section 3(b).

          (b) Execution and Delivery of Irrevocable Proxy. In order to secure its obligations under Section 3(a), concurrently with this Agreement, Stockholder has duly executed and delivered an irrevocable proxy in the form attached as Exhibit A hereto (the "Irrevocable Proxy") appointing Parent and any of its authorized representatives as such Stockholder's proxy with the power to vote, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote or other approval of holders of Company Common Stock is sought, all of such Stockholder's Shares: (x) in favor of the adoption of the Merger Agreement and any actions required in furtherance of the transactions contemplated thereby and hereby

(including, without limitation, in favor of the appointment of the Stockholder Representatives named in Section 13.1 of the Merger Agreement and in favor of the approval of the Asset Dispositions); (y) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of Company under the Merger Agreement; and (z) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement including, without limitation, the Asset Dispositions): (A) any Acquisition Proposal other than an Acquisition Proposal with Parent or any Affiliate thereof and (B) to the extent that such (1) are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement, or (2) are intended to, or could reasonably be expected to, implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with Parent or any Affiliate thereof): (I) any change in a majority of the persons who constitute the Board of Directors of Company; (II) any change in the present capitalization of Company or any amendment of Company's Certificate of Incorporation or Bylaws; or (III) any other material change in Company's corporate structure or business. In addition to the other covenants and agreements of Stockholder provided for elsewhere in this Agreement, from the execution of this Agreement until the Expiration Date, Stockholder shall not enter into any agreement, arrangement or understanding with any Person or entity to take any of the actions described in clause (y) or (z) of the foregoing sentence, or the effect of which would violate the provisions and agreements contained in this Section 3. To the extent that Stockholder is or becomes (during the term hereof) a director or officer of the Company, he or she makes no agreement, arrangement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company. To the extent that Stockholder is a corporation and a director or officer of Stockholder is or becomes (during the term hereof) a director or officer of the Company, Stockholder makes no agreement, arrangement or understanding herein relating to its director's or officer's capacity as such director or officer of the Company and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder's director or officer in his or her capacity as an officer or director of the Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

     4. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows: (i) Stockholder is the beneficial or record owner of the shares of Company Common Stock or Company Preferred Stock indicated on the signature page of this Agreement; (ii) Stockholder does not beneficially own any securities of Company other than the shares of Company Common Stock, Company Preferred Stock and Equity Rights to purchase shares of Company Common Stock set forth on the signature page of this Agreement; and
(iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement.

     5. Exchange of Shares; Waiver of Rights of Appraisal. If the Company Stockholder Approval is obtained and the Merger is consummated, the Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Stockholder hereby waives any and all rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Stockholder may have under Delaware Law or any other applicable law.

     6. Release of Claims. Stockholder has delivered to Parent, concurrently with the execution hereof, a release, substantially in the form attached as Exhibit B hereto.

     7. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the Expiration Date.

     8. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     9. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except as expressly contemplated by Section 2(a) hereof and except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more Affiliates of Parent, but no assignment by Parent under this
Section 9 shall relieve Parent of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void.

     10. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by each such party or an authorized representative thereof.

     11. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

     12. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice): if to Parent, to its address provided in the Merger Agreement, with a copy to Parent's counsel; and if to Stockholder, to Stockholder's address shown below Stockholder's signature on the last page hereof.

     13. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

     14. Entire Agreement. This Agreement, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     15. Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:                              STOCKHOLDER:



-------------------------------      ----------------------------
By:                                  By:
Its:                                 Its:

                                     Address:


                                     --------------------------

                                     --------------------------

                                     --------------------------

                                     Telephone: (___) _____-________


                                     Shares Beneficially Owned:

                                     _____________ shares of Company Common
                                     Stock

                                     _____________ shares of Company Preferred
                                     Stock

                                     ____________ shares of Company Common
                                     Stock subject to Equity Rights

                                    EXHIBIT A

                            FORM OF IRREVOCABLE PROXY

By its execution hereof, and in order to secure its obligations under the Stockholder Voting Agreement (the "Agreement") of even date herewith among ("Parent"), a Delaware corporation, and the undersigned ("Stockholder"), Stockholder hereby irrevocably constitutes and appoints Parent and its successors and assigns, with full power of substitution and resubstitution, from the date hereof to the termination of the Agreement, as such Stockholder's true and lawful attorney and proxy (its "Proxy"), for and in such Stockholder's name, place and stead to vote all of the Shares of such Stockholder as such Stockholder's Proxy at every annual, special or adjourned meeting of stockholders of Company, and to sign on behalf of such Stockholder (as a Stockholder of Company) any ballot, proxy, consent, certificate or other document relating to Company that law permits or requires, as and to the extent provided in Section 3 of the Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in Section 3 of the Agreement. The Stockholder may vote the Shares on all other matters. This Proxy is coupled with an interest and Stockholder intends this Proxy to be irrevocable to the fullest extent permitted by law. Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Shares. The Proxy will terminate and be of no further force or effect, automatically, upon the Expiration Date.

To the extent that Stockholder is or becomes (during the term hereof) a director or officer of the Company, he or she makes no agreement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

To the extent that Stockholder is a corporation and a director or officer of Stockholder is or becomes (during the term hereof) a director or officer of the Company, Stockholder makes no agreement, arrangement or understanding herein relating to its director's or officer's capacity as such director or officer of the Company and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder's director or officer in his or her capacity as an officer or director of the Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

This Proxy and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein neither this Proxy nor any of the rights, interest or obligations of the parties hereto may be assigned by any of the parties hereto except as expressly contemplated by
Section 2(a) of the Agreement and except that Parent, without obtaining the written consent of any other party hereto shall be entitled to assign this Proxy to any one or more Affiliates of Parent, but no assignment by Parent of this Proxy shall relieve Parent of its obligations under this Proxy. Any assignment in violation of the foregoing shall be void.

Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent or any of its nominees, the power to carry out and give effect to the provisions of this Proxy.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy
this       day of March   , 2003.


                                       STOCKHOLDER:

                                       --------------------------------
                                       Name:

                                    EXHIBIT B

                            FORM OF RELEASE OF CLAIMS

The undersigned on behalf of itself, and if the undersigned is an individual on behalf of himself/herself and his/her family, heirs, executors, administrators, legal representatives, beneficiaries and assigns, and if the undersigned is a trust or foundation on behalf of its beneficiaries, trustees, legal representatives, administrators and assigns, and if the undersigned is a corporation on behalf of its officers, directors and assigns, and if the undersigned is a partnership on behalf of its partners and assigns (collectively referred to herein as "Stockholder"), pursuant to Section 6 of that certain Stockholder Voting Agreement (the "Agreement"), dated as of March _, 2003, by and among West Corporation and Stockholder, and in exchange for consideration, the adequacy of which is acknowledged by Stockholder, does hereby unconditionally release and forever discharge ITC Holding Company, Inc. and any of its direct or indirect subsidiaries, affiliated companies and predecessors, and their respective directors, officers, employees, members, agents and their successors and assigns (collectively referred to herein as the "Company") from any and all actions or inactions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including, but not limited to any alleged tort, breach of express or implied contract, defamation, or violation of any federal, state or local law or regulation, arising at any time on or before the Closing Date (as defined in the Merger Agreement), or any such causes of action, suits, controversies, claims or demands arising after the Closing Date with respect to actions or inactions that occurred on or before the Closing Date, and which accrued to the Stockholder in its capacity as a stockholder of ITC Holding Company, Inc.

Notwithstanding the foregoing, this Release of Claims (this "Release") shall not apply to any claim (i) for unpaid compensation for periods occurring on or before the Closing Date; (ii) for reasonable business expenses that have not been reimbursed for periods occurring on or before the Closing Date; (iii) for benefits which may be due Stockholder under the Company's employee benefit or severance plans or under Section 8.8 of the Merger Agreement; (iv) in the event Stockholder is or was a director or officer of the Company, for amounts for which Stockholder is indemnified (pursuant to the Merger Agreement or otherwise) as a result of his/her serving as a director or officer; (v) for the right to receive the Accredited Merger Consideration or the Non-Accredited Merger Consideration (as those terms are defined in the Merger Agreement), as the case may be; (vi) for any right to receive the Stockholder's pro-rata portion of any funds placed in escrow pursuant to Section 4.3 of the Merger Agreement; or (vii) in Stockholder's capacity as a Stockholder Representative pursuant to the Merger Agreement, but in the case of clauses (i), (ii) and (iii) of this paragraph, only to the extent that any such amounts (in the case of clauses (i) and (ii)) and the costs of any such benefits (in the case of clause (iii)) have been fully accrued by the Company prior to the Effective Time.

Stockholder represents that he/she has not, prior to the date of this Release, individually or with any person, filed, or commenced the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Company (any "Proceeding"), with respect to any of the matters released by Stockholder pursuant to this Release. Stockholder covenants and agrees that he/she will never, individually or with any person, file or commence the filing of any Proceeding with respect to any of the matters released by Stockholder pursuant to this Release.

Stockholder expressly acknowledges that the acts done and evidenced hereby, and the release granted hereunder, are done and granted to compromise any doubtful and disputed claims and to avoid litigation, and are not an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.

This Release shall be effective from and after the Effective Time (as defined in the Merger Agreement). This Release shall terminate automatically upon the termination of the Merger Agreement and, accordingly, shall be rendered null and void.

If any provision or paragraph of this Release is ever determined not enforceable, the remaining provisions and paragraphs shall remain in full force and effect.

Stockholder acknowledges that this Release will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

STOCKHOLDER ACKNOWLEDGES THAT HE/SHE HAS READ THIS RELEASE, THAT HE/SHE HAS BEEN ADVISED THAT HE/SHE SHOULD CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE, AND THAT HE/SHE UNDERSTANDS ALL OF ITS TERMS AND EXECUTES IT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF.

                                      -------------------------
                                      Name:

                                      Date:

                 [Form of Stockholder Voting Agreement - SCANA]

                                                                       Exhibit 1

                          STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of March ___, 2003, by and among West Corporation ("Parent"), a Delaware corporation, and the undersigned ("Stockholder").

                                    RECITALS

     A. Concurrently with the execution and delivery hereof, Parent, Dialing Acquisition Corp. ("Sub"), a Delaware corporation and a direct wholly owned subsidiary of Parent, and ITC Holding Company, Inc. ("Company"), a Delaware corporation are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time pursuant to the terms thereof, the "Merger Agreement"), which provides for the merger (the "Merger") of Sub with and into Company in accordance with its terms.

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of Company and shares subject to outstanding Equity Rights to acquire Company capital stock as is indicated on the signature page of this Agreement.

     C. In consideration of the execution and delivery of the Merger Agreement by Parent and Sub, Stockholder desires to agree to vote such Stockholder's Shares (as defined herein) and deliver an irrevocable proxy to Parent for such Shares so as to facilitate the consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

     1. Certain Definitions.

          (a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

               "Company Common Stock" means the shares of common stock, $0.01 par value per share, of Company.

               "Company Preferred Stock" means, collectively, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

               "Expiration Date" means the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to the terms of Article 10 thereof or (ii) the Effective Time.

               "Person" means any individual, corporation, limited liability company, general or limited partnership, unincorporated association, joint venture, or other business enterprise or entity.

               "Series A Convertible Preferred Stock" means the $0.01 par value preferred stock of Company designated as Series A Convertible Preferred Stock.

               "Series B Convertible Preferred Stock" means the $0.01 par value preferred stock of Company designated as Series B Convertible Preferred Stock.

               "Shares" means (i) all shares of Company Common Stock, Company Preferred Stock and other voting securities of Company owned, beneficially or of record, by Stockholder as of the date hereof, (ii) all additional shares of Company Common Stock, Company Preferred Stock and other voting securities of Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, and (iii) such other shares of Company Common Stock, Company Preferred Stock and other voting securities of Company over which Stockholder has or will have voting power.

               "Transfer" means, with respect to any security, to directly or indirectly (i) sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest in such security, or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest therein. The term "Transfer" shall not include the conversion of Series A Convertible Preferred Stock or Series B Convertible Stock into shares of Company Common Stock.

          (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     2. Transfer Restrictions/Conversion/Waiver of Rights.

          (a) Transfer of Shares. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the date on which the Company Stockholder Approval is obtained, Stockholder shall not Transfer any of the Shares unless each Person to which any of such Shares, or any interest in any of such Shares, is Transferred shall have: (i) executed a counterpart of this Agreement, and (ii) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement (except to the extent prohibited by applicable law).

          (b) Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

          (c) Conversion of Company Preferred Stock/Waiver of Rights. Immediately prior to the Effective Time (as defined in the Merger Agreement) under the Merger Agreement, and subject to the satisfaction or waiver of the conditions precedent to the obligations to consummate the Merger, Stockholder agrees to convert all shares of Company Preferred Stock held by Stockholder into shares of Company Common Stock in accordance with the terms of the Certificates of Designation for the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock as in effect on the date of such conversion. In addition, Stockholder hereby waives its rights to require the Company to satisfy the conditions set forth in Section 6.5 and 6.6 of the Certificates of Designation for the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock in connection with the transactions contemplated by the Merger Agreement.

     3. Vote of Shares.

          (a) Agreement to Vote Shares. Stockholder hereby agrees that at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote or other approval of holders of Company Common Stock or Company Preferred Stock is sought, all of such Stockholder's Shares shall be voted as set forth in Section 3(b).

          (b) Execution and Delivery of Irrevocable Proxy. In order to secure its obligations under Section 3(a), concurrently with this Agreement, Stockholder has duly executed and delivered an irrevocable proxy in the form attached as Exhibit A hereto (the "Irrevocable Proxy") appointing Parent and any of its authorized representatives as such Stockholder's proxy with the power to vote, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote or other approval of holders of Company Common Stock or Company Preferred Stock is sought, all of such Stockholder's Shares:
(x) in favor of the adoption of the Merger Agreement and any actions required in furtherance of the transactions contemplated thereby and hereby (including, without limitation, in favor of the appointment of the Stockholder Representatives named in Section 13.1 of the Merger Agreement and in favor of the approval of the Asset Dispositions); (y) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of Company under the Merger Agreement; and (z) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement including, without limitation, the Asset Dispositions): (A) any Acquisition Proposal other than an Acquisition Proposal with Parent or any Affiliate thereof and (B) to the extent that such (1) are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement, or (2) are intended to, or could reasonably be expected to, implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with Parent or any Affiliate thereof): (I) any change in a majority of the persons who constitute the Board of Directors of Company; (II) any change in the present capitalization of Company or any amendment of Company's Certificate of Incorporation or Bylaws; or (III) any other material change in Company's corporate structure or business. In addition to the other covenants and agreements of Stockholder provided for elsewhere in this Agreement, from the execution of this Agreement until the Expiration Date, Stockholder shall not enter into any agreement, arrangement or understanding with any Person or entity to take any of the actions described in clause (y) or (z) of the foregoing sentence, or the effect of which would violate the provisions and agreements contained in this Section 3. To the extent that Stockholder is or becomes (during the term hereof) a director or officer of the Company, he or she makes no agreement, arrangement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company. To the extent that Stockholder is a corporation and a director or officer of Stockholder is or becomes (during the term hereof) a director or officer of the Company, Stockholder makes no agreement, arrangement or understanding herein relating to its director's or officer's capacity as such director or officer of the Company and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder's director or officer in his or her capacity as an officer or director of the Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

     4. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows: (i) Stockholder is the beneficial or record owner of the shares of Company Common Stock or Company Preferred Stock indicated on the signature page of this Agreement; (ii) Stockholder does not beneficially own any securities of Company other than the shares of Company Common Stock, Company Preferred Stock and Equity Rights to purchase shares of Company Common Stock set forth on the signature page of this Agreement; and
(iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement.

     5. Exchange of Shares; Waiver of Rights of Appraisal. If the Company Stockholder Approval is obtained and the Merger is consummated, the Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Stockholder hereby waives any and all rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Stockholder may have under Delaware Law or any other applicable law.

     6. Release of Claims. Stockholder has delivered to Parent, concurrently with the execution hereof, a release, substantially in the form attached as Exhibit B hereto.

     7. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the Expiration Date.

     8. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     9. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except as expressly contemplated by Section 2(a) hereof and except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more Affiliates of Parent, but no assignment by Parent under this
Section 9 shall relieve Parent of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void.


     10. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by each such party or an authorized representative thereof.

     11. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

     12. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice): if to Parent, to its address provided in the Merger Agreement, with a copy to Parent's counsel; and if to Stockholder, to Stockholder's address shown below Stockholder's signature on the last page hereof.

     13. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

     14. Entire Agreement. This Agreement, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     15. Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                            [Signatures on Next Page]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

WEST CORPORATION                       SCANA COMMUNICATIONS HOLDING, INC.


By:                                    By:
     ------------------------------         ------------------------------------
Its:                                   Its:
     ------------------------------         ------------------------------------


                                       Address:

                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------


                                       Telephone: (___) _____-________


                                       Shares Beneficially Owned:

                                       _____________ shares of Company Common
                                       Stock

                                       _____________ shares of Company Preferred
                                       Stock

                                       _____________ shares of Company Common
                                       Stock subject to Equity Rights

ACKNOWLEDGED AND AGREED BY:

ITC HOLDING COMPANY, INC.

By:
     ------------------------------
Its:
     ------------------------------

                                    EXHIBIT A
                                    ---------

                            FORM OF IRREVOCABLE PROXY


By its execution hereof, and in order to secure its obligations under the Stockholder Voting Agreement (the "Agreement") of even date herewith among West Corporation ("Parent"), a Delaware corporation, and the undersigned ("Stockholder"), Stockholder hereby irrevocably constitutes and appoints Parent and its successors and assigns, with full power of substitution and resubstitution, from the date hereof to the termination of the Agreement, as such Stockholder's true and lawful attorney and proxy (its "Proxy"), for and in such Stockholder's name, place and stead to vote all of the Shares of such Stockholder as such Stockholder's Proxy at every annual, special or adjourned meeting of stockholders of Company, and to sign on behalf of such Stockholder (as a Stockholder of Company) any ballot, proxy, consent, certificate or other document relating to Company that law permits or requires, as and to the extent provided in Section 3 of the Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in Section 3 of the Agreement. The Stockholder may vote the Shares on all other matters. This Proxy is coupled with an interest and Stockholder intends this Proxy to be irrevocable to the fullest extent permitted by law. Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Shares. The Proxy will terminate and be of no further force or effect, automatically, upon the Expiration Date.

To the extent that Stockholder is or becomes (during the term hereof) a director or officer of the Company, he or she makes no agreement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

To the extent that Stockholder is a corporation and a director or officer of Stockholder is or becomes (during the term hereof) a director or officer of the Company, Stockholder makes no agreement, arrangement or understanding herein relating to its director's or officer's capacity as such director or officer of the Company and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder's director or officer in his or her capacity as an officer or director of the Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

This Proxy and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein neither this Proxy nor any of the rights, interest or obligations of the parties hereto may be assigned by any of the parties hereto except as expressly contemplated by
Section 2(a) of the Agreement and except that Parent, without obtaining the written consent of any other party hereto shall be entitled to assign this Proxy to any one or more Affiliates of Parent, but no assignment by Parent of this Proxy shall relieve Parent of its obligations under this Proxy. Any assignment in violation of the foregoing shall be void.

Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent or any of its nominees, the power to carry out and give effect to the provisions of this Proxy.

                            [Signature on Next Page]

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this ___ day of March, 2003.



                                              SCANA COMMUNICATIONS HOLDING, INC.

                                              By:
                                                 -------------------------------

                                            Its:
                                                 -------------------------------

                                    EXHIBIT B
                                    ---------

                            FORM OF RELEASE OF CLAIMS


The undersigned on behalf of itself, and if the undersigned is an individual on behalf of himself/herself and his/her family, heirs, executors, administrators, legal representatives, beneficiaries and assigns, and if the undersigned is a trust or foundation on behalf of its beneficiaries, trustees, legal representatives, administrators and assigns, and if the undersigned is a corporation on behalf of its officers, directors and assigns, and if the undersigned is a partnership on behalf of its partners and assigns (collectively referred to herein as "Stockholder"), pursuant to Section 6 of that certain Stockholder Voting Agreement (the "Agreement"), dated as of March ___, 2003, by and among West Corporation and Stockholder, and in exchange for consideration, the adequacy of which is acknowledged by Stockholder, does hereby unconditionally release and forever discharge ITC Holding Company, Inc. and any of its direct or indirect subsidiaries, affiliated companies and predecessors, and their respective directors, officers, employees, members, agents and their successors and assigns (collectively referred to herein as the "Company") from any and all actions or inactions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including, but not limited to any alleged tort, breach of express or implied contract, defamation, or violation of any federal, state or local law or regulation, arising at any time on or before the Closing Date (as defined in the Merger Agreement), or any such causes of action, suits, controversies, claims or demands arising after the Closing Date with respect to actions or inactions that occurred on or before the Closing Date, and which accrued to the Stockholder in its capacity as a stockholder of ITC Holding Company, Inc.

Notwithstanding the foregoing, this Release of Claims (this "Release") shall not apply to any claim (i) for unpaid compensation for periods occurring on or before the Closing Date; (ii) for reasonable business expenses that have not been reimbursed for periods occurring on or before the Closing Date; (iii) for benefits which may be due Stockholder under the Company's employee benefit or severance plans or under Section 8.8 of the Merger Agreement; (iv) in the event Stockholder is or was a director or officer of the Company, for amounts for which Stockholder is indemnified (pursuant to the Merger Agreement or otherwise) as a result of his/her serving as a director or officer; (v) for the right to receive the Accredited Merger Consideration or the Non-Accredited Merger Consideration, as the case may be; (vi) for any right to receive the Stockholder's pro-rata portion of any funds placed in escrow pursuant to Section
4.3 of the Merger Agreement; or (vii) in Stockholder's capacity as a Stockholder Representative pursuant to the Merger Agreement, but in the case of clauses (i),
(ii) and (iii) of this paragraph, only to the extent that any such amounts (in the case of clauses (i) and (ii)) and the costs of any such benefits (in the case of clause (iii)) have been fully accrued by the Company prior to the Effective Time.

Stockholder represents that he/she has not, prior to the date of this Release, individually or with any person, filed, or commenced the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Company (any "Proceeding"), with respect to any of the matters released by Stockholder pursuant to this Release. Stockholder covenants and agrees that he/she will never, individually or with any person, file or commence the filing of any Proceeding with respect to any of the matters released by Stockholder pursuant to this Release.

Stockholder expressly acknowledges that the acts done and evidenced hereby, and the release granted hereunder, are done and granted to compromise any doubtful and disputed claims and to avoid litigation, and are not an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied. This Release shall be effective from and after the Effective Time (as defined in the Merger Agreement).

This Release shall terminate automatically upon the termination of the Merger Agreement and, accordingly, shall be rendered null and void. If any provision or paragraph of this Release is ever determined not enforceable, the remaining provisions and paragraphs shall remain in full force and effect.

Stockholder acknowledges that this Release will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

                            [Signature on Next Page]

STOCKHOLDER ACKNOWLEDGES THAT IT HAS READ THIS RELEASE, THAT IT HAS BEEN ADVISED THAT IT SHOULD CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE, AND THAT IT UNDERSTANDS ALL OF THE RELEASE TERMS AND EXECUTES THE RELEASE VOLUNTARILY AND WITH FULL KNOWLEDGE OF THE SIGNIFICANCE AND THE CONSEQUENCES OF THE RELEASE.

                                              SCANA COMMUNICATIONS HOLDING, INC.

                                              By:
                                                 -------------------------------
                                             Its:
                                                 -------------------------------
                                             Date:
                                                  ------------------------------

          [Form of Stockholder Voting Agreement - Mr. Lanier/Mr. Scott]


                                                                  Exhibit 1

                          STOCKHOLDER VOTING AGREEMENT


     THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of March __, 2003, by and among __________ ("Parent"), a Delaware corporation, and the undersigned ("Stockholder").


                                    RECITALS

     A. Concurrently with the execution and delivery hereof, Parent, _________ ("Sub"), a Delaware corporation and a direct wholly owned subsidiary of Parent, and __________ ("Company"), a Delaware corporation are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time pursuant to the terms thereof, the "Merger Agreement"), which provides for the merger (the "Merger") of Sub with and into Company in accordance with its terms.

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of Company and shares subject to outstanding Equity Rights to acquire Company capital stock as is indicated on the signature page of this Agreement.

     C. In consideration of the execution and delivery of the Merger Agreement by Parent and Sub, Stockholder desires to agree to vote such Stockholder's Shares (as defined herein) and deliver an irrevocable proxy to Parent for such Shares so as to facilitate the consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

     1.   Certain Definitions.

          (a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

               "Company Common Stock" means the shares of common stock, $0.01 par value per share, of Company.

               "Company Preferred Stock" means, collectively, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

               "Expiration Date" means the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to the terms of Article 10 thereof or (ii) the Effective Time.

               "Person" means any individual, corporation, limited liability company, general or limited partnership, unincorporated association, joint venture, or other business enterprise or entity.

               "Series A Convertible Preferred Stock" means the $0.01 par value preferred stock of Company designated as Series A Convertible Preferred Stock.

               "Series B Convertible Preferred Stock" means the $0.01 par value preferred stock of Company designated as Series B Convertible Preferred Stock.

               "Shares" means (i) all shares of Company Common Stock, Company Preferred Stock and other voting securities of Company owned, beneficially or of record, by Stockholder as of the date hereof, (ii) all additional shares of Company Common Stock, Company Preferred Stock and other voting securities of Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, and (iii) such other shares of Company Common Stock, Company Preferred Stock and other voting securities of Company over which Stockholder has or will have voting power.

               "Transfer" means, with respect to any security, to directly or indirectly (i) sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest in such security, or
     (ii) enter into an agreement, commitment or other arrangement to sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest therein. The term "Transfer" shall not include the conversion of Series A Convertible Preferred Stock or Series B Convertible Stock into shares of Company Common Stock.

          (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     2.   Transfer Restrictions.

          (a) Transfer of Shares. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the date on which the Company Stockholder Approval is obtained, Stockholder shall not Transfer any of the Shares unless each Person to which any of such Shares, or any interest in any of such Shares, is Transferred shall have: (i) executed a counterpart of this Agreement, and (ii) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement (except to the extent prohibited by applicable law).

          (b) Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3.   Vote of Shares.

          (a) Agreement to Vote Shares. Stockholder hereby agrees that at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote or other approval of holders of Company Common Stock is sought, all of such Stockholder's Shares shall be voted as set forth in Section 3(b).

          (b) Execution and Delivery of Irrevocable Proxy. In order to secure its obligations under Section 3(a), concurrently with this Agreement, Stockholder has duly executed and delivered an irrevocable proxy in the form attached as Exhibit A hereto (the "Irrevocable Proxy") appointing Parent and any of its authorized representatives as such Stockholder's proxy with the power to vote, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote or other approval of holders of Company Common Stock is sought, all of such Stockholder's Shares: (x) in favor of the adoption of the Merger Agreement and any actions required in furtherance of the transactions contemplated thereby and hereby

(including, without limitation, in favor of the appointment of the Stockholder Representatives named in Section 13.1 of the Merger Agreement and in favor of the approval of the Asset Dispositions); (y) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of Company under the Merger Agreement; and (z) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement including, without limitation, the Asset Dispositions): (A) any Acquisition Proposal other than an Acquisition Proposal with Parent or any Affiliate thereof and (B) to the extent that such (1) are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement, or (2) are intended to, or could reasonably be expected to, implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with Parent or any Affiliate thereof): (I) any change in a majority of the persons who constitute the Board of Directors of Company; (II) any change in the present capitalization of Company or any amendment of Company's Certificate of Incorporation or Bylaws; or (III) any other material change in Company's corporate structure or business. In addition to the other covenants and agreements of Stockholder provided for elsewhere in this Agreement, from the execution of this Agreement until the Expiration Date, Stockholder shall not enter into any agreement, arrangement or understanding with any Person or entity to take any of the actions described in clause (y) or (z) of the foregoing sentence, or the effect of which would violate the provisions and agreements contained in this Section 3. To the extent that Stockholder is or becomes (during the term hereof) a director or officer of the Company, he or she makes no agreement, arrangement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company. To the extent that Stockholder is a corporation and a director or officer of Stockholder is or becomes (during the term hereof) a director or officer of the Company, Stockholder makes no agreement, arrangement or understanding herein relating to its director's or officer's capacity as such director or officer of the Company and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder's director or officer in his or her capacity as an officer or director of the Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

     4. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows: (i) Stockholder is the beneficial or record owner of the shares of Company Common Stock or Company Preferred Stock indicated on the signature page of this Agreement; (ii) Stockholder does not beneficially own any securities of Company other than the shares of Company Common Stock, Company Preferred Stock and Equity Rights to purchase shares of Company Common Stock set forth on the signature page of this Agreement; and
(iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement.

     5. Exchange of Shares; Waiver of Rights of Appraisal. If the Company Stockholder Approval is obtained and the Merger is consummated, the Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Stockholder hereby waives any and all rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Stockholder may have under Delaware Law or any other applicable law.

     6. Release of Claims. Stockholder has delivered to Parent, concurrently with the execution hereof, a release, substantially in the form attached as Exhibit B hereto.

     7. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the Expiration Date.

     8. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     9. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except as expressly contemplated by Section 2(a) hereof and except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more Affiliates of Parent, but no assignment by Parent under this Section 9 shall relieve Parent of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void.

     10. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by each such party or an authorized representative thereof.

     11. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

     12. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice): if to Parent, to its address provided in the Merger Agreement, with a copy to Parent's counsel; and if to Stockholder, to Stockholder's address shown below Stockholder's signature on the last page hereof.

     13. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

     14. Entire Agreement. This Agreement, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     15. Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.


PARENT:                                     STOCKHOLDER:



-------------------------------             ------------------------------------
By:                                         By:
Its:                                        Its:

                                            Address:


                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------


                                            Telephone: (___) _______-___________


                                            Shares Beneficially Owned:

                                            ______________ shares of Company
                                            Common Stock


                                            ______________ shares of Company
                                            Preferred Stock


                                            ______________ shares of Company
                                            Common Stock subject to Equity
                                            Rights

                                    EXHIBIT A
                                    ---------

                            FORM OF IRREVOCABLE PROXY


By its execution hereof, and in order to secure its obligations under the Stockholder Voting Agreement (the "Agreement") of even date herewith among ("Parent"), a Delaware corporation, and the undersigned ("Stockholder"), Stockholder hereby irrevocably constitutes and appoints Parent and its successors and assigns, with full power of substitution and resubstitution, from the date hereof to the termination of the Agreement, as such Stockholder's true and lawful attorney and proxy (its "Proxy"), for and in such Stockholder's name, place and stead to vote all of the Shares of such Stockholder as such Stockholder's Proxy at every annual, special or adjourned meeting of stockholders of Company, and to sign on behalf of such Stockholder (as a Stockholder of Company) any ballot, proxy, consent, certificate or other document relating to Company that law permits or requires, as and to the extent provided in Section 3 of the Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in Section 3 of the Agreement. The Stockholder may vote the Shares on all other matters. This Proxy is coupled with an interest and Stockholder intends this Proxy to be irrevocable to the fullest extent permitted by law. Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Shares. The Proxy will terminate and be of no further force or effect, automatically, upon the Expiration Date.

To the extent that Stockholder is or becomes (during the term hereof) a director or officer of the Company, he or she makes no agreement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

To the extent that Stockholder is a corporation and a director or officer of Stockholder is or becomes (during the term hereof) a director or officer of the Company, Stockholder makes no agreement, arrangement or understanding herein relating to its director's or officer's capacity as such director or officer of the Company and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder's director or officer in his or her capacity as an officer or director of the Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

This Proxy and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein neither this Proxy nor any of the rights, interest or obligations of the parties hereto may be assigned by any of the parties hereto except as expressly contemplated by
Section 2(a) of the Agreement and except that Parent, without obtaining the written consent of any other party hereto shall be entitled to assign this Proxy to any one or more Affiliates of Parent, but no assignment by Parent of this Proxy shall relieve Parent of its obligations under this Proxy. Any assignment in violation of the foregoing shall be void.

Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent or any of its nominees, the power to carry out and give effect to the provisions of this Proxy.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy
this       day of March __, 2003.


                                  STOCKHOLDER:



                                  ---------------------------------------------
                                  Name:

                                    EXHIBIT B

                            FORM OF RELEASE OF CLAIMS


The undersigned on behalf of itself, and if the undersigned is an individual on behalf of himself/herself and his/her family, heirs, executors, administrators, legal representatives, beneficiaries and assigns, and if the undersigned is a trust or foundation on behalf of its beneficiaries, trustees, legal representatives, administrators and assigns, and if the undersigned is a corporation on behalf of its officers, directors and assigns, and if the undersigned is a partnership on behalf of its partners and assigns (collectively referred to herein as "Stockholder"), pursuant to Section 6 of that certain Stockholder Voting Agreement (the "Agreement"), dated as of March _, 2003, by and among West Corporation and Stockholder, and in exchange for consideration, the adequacy of which is acknowledged by Stockholder, does hereby unconditionally release and forever discharge ITC Holding Company, Inc. and any of its direct or indirect subsidiaries, affiliated companies and predecessors, and their respective directors, officers, employees, members, agents and their successors and assigns (collectively referred to herein as the "Company") from any and all actions or inactions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including, but not limited to any alleged tort, breach of express or implied contract, defamation, or violation of any federal, state or local law or regulation, arising at any time on or before the Closing Date (as defined in the Merger Agreement), or any such causes of action, suits, controversies, claims or demands arising after the Closing Date with respect to actions or inactions that occurred on or before the Closing Date, and which accrued to the Stockholder in its capacity as an officer, director, employee or stockholder of ITC Holding Company, Inc. and any of its direct or indirect subsidiaries, affiliated companies and predecessors; provided, that Stockholder is not, and shall not be deemed to be, releasing any claims Stockholder may have against PRE Solutions, Inc. eCompanyStore.com, Inc., Surebridge, Inc., Knology, Inc. or ITC/\DeltaCom, Inc.

Notwithstanding the foregoing, this Release of Claims (this "Release") shall not apply to any claim (i) for unpaid compensation for periods on or before the Closing Date; (ii) for reasonable business expenses that have not been reimbursed for periods occurring on or before the Closing Date; (iii) for benefits which may be due Stockholder under the Company's employee benefit or severance plans, under Section 8.8 of the Merger Agreement or any agreements listed on Schedule 8.8 of the Company Disclosure Memorandum; provided, that the impact of this Release on the rights of the undersigned to be reimbursed by the Company in the event the Company fails to provide the same level of Continuing Health Benefits (as defined in the Merger Agreement) as are being provided under the Current Plan (as defined in the Merger Agreement) as of the Closing Date shall be governed by clause (vii) below; (iv) in the event Stockholder is or was a director or officer of the Company, for amounts for which Stockholder is indemnified (pursuant to the Merger Agreement or otherwise) as a result of his/her serving as a director or officer; (v) for the right to receive the Accredited Merger Consideration or the Non-Accredited Merger Consideration (as those terms are defined in the Merger Agreement), as the case may be; (vi) for any right to receive the Stockholder's pro-rata portion of any funds placed in escrow pursuant to Section 4.3 of the Merger Agreement; (vii) pursuant to
Section 8.8(b) of the Merger Agreement or Section 3(d) of the Severance Agreement between the Company and the undersigned, dated as of March __, 2003, for the right to reimbursement in an amount equal to the remaining pro rata share reflected on the Closing Balance Sheet (as defined in the Merger Agreement) that is attributable to providing Continued Health Benefits for the undersigned and his spouse in the event the Current Plan is terminated or coverage under the Current Plan is reduced and the Company fails to obtain comparable coverage under a replacement plan; or (viii) in Stockholder's capacity as a Stockholder Representative pursuant to the Merger Agreement, but in the case of clauses (i), (ii) and (iii) of this paragraph, only to the extent that any such amounts (in the case of clauses (i) and (ii)) and the costs of any such benefits (in the case of clause (iii)) have been fully accrued by the Company prior to the Effective Time.

Stockholder represents that he/she has not, prior to the date of this Release, individually or with any person, filed, or commenced the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Company (any "Proceeding"), with respect to any of the matters released by Stockholder pursuant to this Release. Stockholder covenants and agrees that he/she will never, individually or with any person, file or commence the filing of any Proceeding with respect to any of the matters released by Stockholder pursuant to this Release.

Stockholder expressly acknowledges that the acts done and evidenced hereby, and the release granted hereunder, are done and granted to compromise any doubtful and disputed claims and to avoid litigation, and are not an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.

This Release shall be effective from and after the Effective Time (as defined in the Merger Agreement). This Release shall terminate automatically upon the termination of the Merger Agreement and, accordingly, shall be rendered null and void.

If any provision or paragraph of this Release is ever determined not enforceable, the remaining provisions and paragraphs shall remain in full force and effect.

Stockholder acknowledges that this Release will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

STOCKHOLDER ACKNOWLEDGES THAT HE/SHE HAS READ THIS RELEASE, THAT HE/SHE HAS BEEN ADVISED THAT HE/SHE SHOULD CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE, AND THAT HE/SHE UNDERSTANDS ALL OF ITS TERMS AND EXECUTES IT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF.


                                      ------------------------------------
                                      Name:
                                      Date:

             [Form of Stockholder Voting Agreement for Scott Etzler]

                                                                       Exhibit 1

                          STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of March __, 2003, by and among __________ ("Parent"), a Delaware corporation, and the undersigned ("Stockholder").


                                    RECITALS

     A. Concurrently with the execution and delivery hereof, Parent, _________ ("Sub"), a Delaware corporation and a direct wholly owned subsidiary of Parent, and __________ ("Company"), a Delaware corporation are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time pursuant to the terms thereof, the "Merger Agreement"), which provides for the merger (the "Merger") of Sub with and into Company in accordance with its terms.

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of Company and shares subject to outstanding Equity Rights to acquire Company capital stock as is indicated on the signature page of this Agreement.

     C. In consideration of the execution and delivery of the Merger Agreement by Parent and Sub, Stockholder desires to agree to vote such Stockholder's Shares (as defined herein) and deliver an irrevocable proxy to Parent for such Shares so as to facilitate the consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

     1. Certain Definitions.

        (a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

            "Company Common Stock" means the shares of common stock, $0.01 par value per share, of Company.

            "Company Preferred Stock" means, collectively, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

            "Expiration Date" means the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to the terms of Article 10 thereof or (ii) the Effective Time.

            "Person" means any individual, corporation, limited liability company, general or limited partnership, unincorporated association, joint venture, or other business enterprise or entity.

            "Series A Convertible Preferred Stock" means the $0.01 par value preferred stock of Company designated as Series A Convertible Preferred Stock.

          "Series B Convertible Preferred Stock" means the $0.01 par value preferred stock of Company designated as Series B Convertible Preferred Stock.

          "Shares" means (i) all shares of Company Common Stock, Company Preferred Stock and other voting securities of Company owned, beneficially or of record, by Stockholder as of the date hereof, (ii) all additional shares of Company Common Stock, Company Preferred Stock and other voting securities of Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, and (iii) such other shares of Company Common Stock, Company Preferred Stock and other voting securities of Company over which Stockholder has or will have voting power.

          "Transfer" means, with respect to any security, to directly or indirectly (i) sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest in such security, or
     (ii) enter into an agreement, commitment or other arrangement to sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest therein. The term "Transfer" shall not include the conversion of Series A Convertible Preferred Stock or Series B Convertible Stock into shares of Company Common Stock.

        (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     2. Transfer Restrictions.

        (a) Transfer of Shares. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the date on which the Company Stockholder Approval is obtained, Stockholder shall not Transfer any of the Shares unless each Person to which any of such Shares, or any interest in any of such Shares, is Transferred shall have: (i) executed a counterpart of this Agreement, and (ii) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement (except to the extent prohibited by applicable law).

        (b) Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3. Vote of Shares.

        (a) Agreement to Vote Shares. Stockholder hereby agrees that at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote or other approval of holders of Company Common Stock is sought, all of such Stockholder's Shares shall be voted as set forth in Section 3(b).

        (b) Execution and Delivery of Irrevocable Proxy. In order to secure its obligations under Section 3(a), concurrently with this Agreement, Stockholder has duly executed and delivered an irrevocable proxy in the form attached as Exhibit A hereto (the "Irrevocable Proxy") appointing Parent and any of its authorized representatives as such Stockholder's proxy with the power to vote, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote or other approval of holders of Company Common Stock is sought, all of such Stockholder's Shares: (x) in favor of the adoption of the Merger Agreement and any actions required in furtherance of the transactions contemplated thereby and hereby

(including, without limitation, in favor of the appointment of the Stockholder Representatives named in Section 13.1 of the Merger Agreement and in favor of the approval of the Asset Dispositions); (y) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of Company under the Merger Agreement; and (z) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement including, without limitation, the Asset Dispositions): (A) any Acquisition Proposal other than an Acquisition Proposal with Parent or any Affiliate thereof and (B) to the extent that such (1) are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement, or (2) are intended to, or could reasonably be expected to, implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with Parent or any Affiliate thereof): (I) any change in a majority of the persons who constitute the Board of Directors of Company; (II) any change in the present capitalization of Company or any amendment of Company's Certificate of Incorporation or Bylaws; or (III) any other material change in Company's corporate structure or business. In addition to the other covenants and agreements of Stockholder provided for elsewhere in this Agreement, from the execution of this Agreement until the Expiration Date, Stockholder shall not enter into any agreement, arrangement or understanding with any Person or entity to take any of the actions described in clause (y) or (z) of the foregoing sentence, or the effect of which would violate the provisions and agreements contained in this Section 3. To the extent that Stockholder is or becomes (during the term hereof) a director or officer of the Company, he or she makes no agreement, arrangement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company. To the extent that Stockholder is a corporation and a director or officer of Stockholder is or becomes (during the term hereof) a director or officer of the Company, Stockholder makes no agreement, arrangement or understanding herein relating to its director's or officer's capacity as such director or officer of the Company and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder's director or officer in his or her capacity as an officer or director of the Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

     4. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows: (i) Stockholder is the beneficial or record owner of the shares of Company Common Stock or Company Preferred Stock indicated on the signature page of this Agreement; (ii) Stockholder does not beneficially own any securities of Company other than the shares of Company Common Stock, Company Preferred Stock and Equity Rights to purchase shares of Company Common Stock set forth on the signature page of this Agreement; and
(iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement.

     5. Exchange of Shares; Waiver of Rights of Appraisal. If the Company Stockholder Approval is obtained and the Merger is consummated, the Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Stockholder hereby waives any and all rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Stockholder may have under Delaware Law or any other applicable law.

     6. Release of Claims. Stockholder has delivered to Parent, concurrently with the execution hereof, a release, substantially in the form attached as Exhibit B hereto.

     7. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the Expiration Date.

     8. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     9. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except as expressly contemplated by Section 2(a) hereof and except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more Affiliates of Parent, but no assignment by Parent under this
Section 9 shall relieve Parent of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void.

     10. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by each such party or an authorized representative thereof.

     11. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

     12. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice): if to Parent, to its address provided in the Merger Agreement, with a copy to Parent's counsel; and if to Stockholder, to Stockholder's address shown below Stockholder's signature on the last page hereof.

     13. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

     14. Entire Agreement. This Agreement, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     15. Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:                                STOCKHOLDER:



-----------------------------          -------------------------------
By:                                    By:
Its:                                   Its:

                                       Address:


                                       -------------------------------
                                       -------------------------------
                                       -------------------------------

                                       Telephone: (___) _____-________

                                       Shares Beneficially Owned:

                                       _____________ shares of Company Common
                                       Stock

                                       _____________ shares of Company Preferred
                                       Stock

                                       _____________ shares of Company Common
                                       Stock subject to Equity Rights

                                    EXHIBIT A

                            FORM OF IRREVOCABLE PROXY

By its execution hereof, and in order to secure its obligations under the Stockholder Voting Agreement (the "Agreement") of even date herewith among ("Parent"), a Delaware corporation, and the undersigned ("Stockholder"), Stockholder hereby irrevocably constitutes and appoints Parent and its successors and assigns, with full power of substitution and resubstitution, from the date hereof to the termination of the Agreement, as such Stockholder's true and lawful attorney and proxy (its "Proxy"), for and in such Stockholder's name, place and stead to vote all of the Shares of such Stockholder as such Stockholder's Proxy at every annual, special or adjourned meeting of stockholders of Company, and to sign on behalf of such Stockholder (as a Stockholder of Company) any ballot, proxy, consent, certificate or other document relating to Company that law permits or requires, as and to the extent provided in Section 3 of the Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in Section 3 of the Agreement. The Stockholder may vote the Shares on all other matters. This Proxy is coupled with an interest and Stockholder intends this Proxy to be irrevocable to the fullest extent permitted by law. Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Shares. The Proxy will terminate and be of no further force or effect, automatically, upon the Expiration Date.

To the extent that Stockholder is or becomes (during the term hereof) a director or officer of the Company, he or she makes no agreement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

To the extent that Stockholder is a corporation and a director or officer of Stockholder is or becomes (during the term hereof) a director or officer of the Company, Stockholder makes no agreement, arrangement or understanding herein relating to its director's or officer's capacity as such director or officer of the Company and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder's director or officer in his or her capacity as an officer or director of the Company (including, without limitation, with respect to Company exercising its rights under the Merger Agreement) or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

This Proxy and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein neither this Proxy nor any of the rights, interest or obligations of the parties hereto may be assigned by any of the parties hereto except as expressly contemplated by
Section 2(a) of the Agreement and except that Parent, without obtaining the written consent of any other party hereto shall be entitled to assign this Proxy to any one or more Affiliates of Parent, but no assignment by Parent of this Proxy shall relieve Parent of its obligations under this Proxy. Any assignment in violation of the foregoing shall be void.

Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent or any of its nominees, the power to carry out and give effect to the provisions of this Proxy.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this day of March __, 2003.


                                                 STOCKHOLDER:



                                                 -------------------------------
                                                 Name:

                                    EXHIBIT B
                                    ---------

                            FORM OF RELEASE OF CLAIMS

The undersigned on behalf of itself, and if the undersigned is an individual on behalf of himself/herself and his/her family, heirs, executors, administrators, legal representatives, beneficiaries and assigns, and if the undersigned is a trust or foundation on behalf of its beneficiaries, trustees, legal representatives, administrators and assigns, and if the undersigned is a corporation on behalf of its officers, directors and assigns, and if the undersigned is a partnership on behalf of its partners and assigns (collectively referred to herein as "Stockholder"), pursuant to Section 6 of that certain Stockholder Voting Agreement (the "Agreement"), dated as of March _, 2003, by and among West Corporation and Stockholder, and in exchange for consideration, the adequacy of which is acknowledged by Stockholder, does hereby unconditionally release and forever discharge ITC Holding Company, Inc. and any of its direct or indirect subsidiaries, affiliated companies and predecessors, and their respective directors, officers, employees, members, agents and their successors and assigns (collectively referred to herein as the "Company") from any and all actions or inactions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including, but not limited to any alleged tort, breach of express or implied contract, defamation, or violation of any federal, state or local law or regulation, arising at any time on or before the Closing Date (as defined in the Merger Agreement), or any such causes of action, suits, controversies, claims or demands arising after the Closing Date with respect to actions or inactions that occurred on or before the Closing Date, and which accrued to the Stockholder in its capacity as a stockholder of ITC Holding Company, Inc.

Notwithstanding the foregoing, this Release of Claims (this "Release") shall not apply to any claim (i) for unpaid compensation for periods occurring on or before the Closing Date; (ii) for reasonable business expenses that have not been reimbursed for periods occurring on or before the Closing Date; (iii) for benefits which may be due Stockholder under the Company's employee benefit or severance plans or under Section 8.8 of the Merger Agreement; (iv) in the event Stockholder is or was a director or officer of the Company, for amounts for which Stockholder is indemnified (pursuant to the Merger Agreement or otherwise) as a result of his/her serving as a director or officer; (v) for the right to receive the Accredited Merger Consideration or the Non-Accredited Merger Consideration (as those terms are defined in the Merger Agreement), as the case may be; (vi) for any right to receive the Stockholder's pro-rata portion of any funds placed in escrow pursuant to Section 4.3 of the Merger Agreement; or (vii) in Stockholder's capacity as a Stockholder Representative pursuant to the Merger Agreement.

Stockholder represents that he/she has not, prior to the date of this Release, individually or with any person, filed, or commenced the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Company (any "Proceeding"), with respect to any of the matters released by Stockholder pursuant to this Release. Stockholder covenants and agrees that he/she will never, individually or with any person, file or commence the filing of any Proceeding with respect to any of the matters released by Stockholder pursuant to this Release.

Stockholder expressly acknowledges that the acts done and evidenced hereby, and the release granted hereunder, are done and granted to compromise any doubtful and disputed claims and to avoid litigation, and are not an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.

This Release shall be effective from and after the Effective Time (as defined in the Merger Agreement). This Release shall terminate automatically upon the termination of the Merger Agreement and, accordingly, shall be rendered null and void.

If any provision or paragraph of this Release is ever determined not enforceable, the remaining provisions and paragraphs shall remain in full force and effect.

Stockholder acknowledges that this Release will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

STOCKHOLDER ACKNOWLEDGES THAT HE/SHE HAS READ THIS RELEASE, THAT HE/SHE HAS BEEN ADVISED THAT HE/SHE SHOULD CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE, AND THAT HE/SHE UNDERSTANDS ALL OF ITS TERMS AND EXECUTES IT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF.




                                      -------------------------
                                      Name:
                                      Date:

      [Form of Certificate of Incorporation of the Surviving Corporation]

                                                                       Exhibit 2


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          INTERCALL HOLDING CORPORATION



                        ARTICLE I. NAME OF CORPORATION.

     The name of this corporation is InterCall Holding Corporation ("Corporation").

                ARTICLE II. REGISTERED OFFICE; REGISTERED AGENT

     The address of this Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

                              ARTICLE III. PURPOSE

     The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                           ARTICLE IV. CAPITAL STOCK

     The total number of shares of stock which this Corporation shall have authority to issue is One Hundred Thousand (100,000). All such shares are to be designated as Common Stock, par value $.01 per share, and are to be of one class.

                          ARTICLE V. BOARD OF DIRECTORS

     Section 5.01 General.

     The business and affairs of this Corporation shall be managed by, or under the direction of, a Board of Directors comprised as set forth in this Article V.

     Section 5.02 Number of Directors.

     The number of directors of this Corporation shall be as specified in the by-laws or fixed in the manner provided therein.

     Section 5.03 Term of Office

     A director shall hold office until the annual meeting of stockholders next following his election and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     Section 5.04 Election of Directors.

     Election of directors need not be by written ballot except and to the extent and to the extent provided in the by-laws of this Corporation.

     Section 5.05 Removal of Directors.

     At any meeting of stockholders with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed, with or without cause, by the affirmative vote of the holders of a majority of all outstanding shares entitled to be voted at an election of directors.

     Section 5.06 Vacancies.

     Any vacancy on the Board of Directors that results from an increase in the number of directors or from the prior death, resignation, retirement, disqualification or removal from office or a director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director, or by the stockholders of this Corporation if the Board of Directors has not filled the vacancy. Any director elected to fill a vacancy resulting from the prior death, resignation, retirement, disqualification or removal from office of a director shall have the same remaining term as that of his or her predecessor.

     Section 5.07 Severability.

     The invalidity or unenforceability of this Article V or any portion hereof, or of any action taken pursuant to this Article V, shall not affect the validity or enforceability of any other provision of this Certificate of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article V.

                               ARTICLE VI. BY-LAWS

     The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, amend or repeal the by-laws of this Corporation, but any by-law adopted by the Board of Directors may be amended or repealed by the stockholders.

           ARTICLE VII. MEETINGS OF STOCKHOLDERS; BOOKS OF CORPORATION

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of this Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or the by-laws of this Corporation.

                      ARTICLE VIII. LIABILITY OF DIRECTORS

     A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of this Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

                             ARTICLE IX. COMPROMISE

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction with the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                        ARTICLE X. RESERVATION OF RIGHTS

     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time may be added or inserted, in whatsoever nature conferred upon stockholders or directors by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X.

     IN WITNESS WHEREOF, the foregoing Amended and Restated Certificate of Incorporation has been signed on this ___ day of ______ 2003.

                                                     ---------------------------
                                                     Name:
                                                     Title:

                                                                       Exhibit 3


                            [Intentionally omitted]

                                                                       Exhibit 4

                            [Intentionally omitted]

                                                                       Exhibit 5


                            [Intentionally omitted]

                           [Form of Escrow Agreement]

                                                                       Exhibit 6

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of [__________________], 2003 (the "Effective Date") by and among West Corporation, a Delaware corporation ("Parent"), the Stockholder Representative listed on the signature page hereto (the "Stockholder Representative" and together with Parent, the "Interested Parties") on behalf of certain former stockholders (the "Stockholders") of ITC Holding Company, Inc., a Delaware corporation ("Company"), and The Bank of New York, a New York banking institution, as escrow agent hereunder (the "Escrow Agent").

                                    Preamble
                                    --------

     Dialing Acquisition Corp. ("Sub"), a Delaware corporation, is a wholly owned subsidiary of Parent, and each of Parent and Sub is a party to an Agreement and Plan of Merger (the "Merger Agreement") with Company, dated as of March __, 2003, pursuant to which Sub has on this date merged (the "Merger") with and into Company with Company surviving the Merger and becoming a wholly owned subsidiary of Parent;

     Pursuant to Section 3.2 of the Merger Agreement, the Stockholders received, in exchange for shares of capital stock of Company, the right to receive the Aggregate Cash Consideration, including the right to receive the $27,000,000 in cash deposited in escrow pursuant to Section 4.3 of the Merger Agreement (the "Escrow Deposit");

     Pursuant to the terms of the Merger Agreement, the Escrow Deposit has been delivered and will be held by the Escrow Agent pursuant to the terms of this Agreement until termination of this Agreement as provided herein; and

     The Escrow Agent is willing to hold and administer such funds and any income thereon and additions thereto, and to pay and distribute the amounts held by it in accordance with the agreement of the Interested Parties and/or arbitral or judicial orders and decrees as set forth in this Agreement.

     Certain capitalized terms used in this Agreement are defined in Section 5.1 of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                       ARTICLE 1 ESTABLISHMENT OF ESCROW

1.1 Escrow Deposit.

     On the Effective Date, Parent shall deliver the Escrow Deposit in immediately available funds to the Escrow Agent. From and after receipt of the Escrow Deposit by the Escrow Agent, the Escrow Agent will hold and disburse the Escrow Deposit (together with any cash or other property received in respect thereof or earned thereon, which shall become a part of the Escrow Deposit) for the benefit of Parent and the Stockholders, as the case may be, in accordance with the provisions of this Agreement.

1.2 Stockholder Percentage Interests.

     Attached as Schedule I hereto is a schedule showing for each Stockholder
(i) the respective percentage interest (the "Percentage Interest") of each such Stockholder in the Escrow Deposit, and (ii) the corresponding aggregate maximum cash payment payable to each Stockholder, subject to the adjustments provided herein.

1.3 Investments.

     The Escrow Agent shall invest the cash received by the Escrow Agent in Eligible Investments and shall not be responsible or liable for any loss accruing from any investment made in accordance herewith. "Eligible Investments" shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); and (ii) shares of money market funds 100% of the assets of which constitute obligations of the type described in clause (i) above. No investment shall have a term of more than 90 days. If otherwise qualified, obligations of the Escrow Agent shall qualify as Eligible Investments. Absent its timely receipt of such specific written investment instruction from the Stockholder Representative, the Escrow Agent shall invest the Escrow Deposit in the Fidelity U.S. Treasury Fund III or such other comparable investment fund selected from time to time by the Stockholder Representative and as agreed to by Parent. After first deducting any fees of the Escrow Agent, all remaining earnings received from the investment of the Escrow Deposit shall be credited to, and shall become a part of, the Escrow Deposit (and any losses on such investments shall be debited from the Escrow Deposit); provided; however, the earnings on the investment of the Escrow Deposit will be the sole property of the Stockholders and Parent will have no right to seek recovery of Escrow Claims from such earnings. The Stockholders have no right to any guaranteed rate of return on the investment of the Escrow Deposit.

1.4 Tax-Related Terms.

     (a) Tax Characterization. The Interested Parties agree to treat the Stockholders (in proportion to their respective Percentage Interests) as the owner of the Escrow Deposit for all federal, state and local income tax purposes. Accordingly, all earnings from the investment of the Escrow Deposit shall be reported as allocated to the Stockholders in proportion to their respective Percentage Interests.

     (b) Certification of Taxpayer Identification Number. The Stockholders hereto agree to provide the Escrow Agent with a certified tax identification number for each Stockholder by signing and returning a Form W-9 (or Form W-8, in case of non-U.S. persons), or by providing copies of any substitute W-9 by submitting copies of such Stockholder's transmittal materials, to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Deposit is credited to the Escrow Deposit. The Stockholders understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Deposit.

     (c) Tax Distributions. The Escrow Agent shall make a distribution ("Tax Distribution") to the Stockholders (in proportion to their Percentage Interests) no later than March 15th of each year during the term of this Agreement in an amount equal to the lesser of (x) the amount of earnings earned on the investment of the Escrow Deposit in the previous calendar year or (y) the product of 35% and the amount of earnings earned on the investment of the Escrow Deposit in the previous calendar year.

1.5 Separate Allocation of Escrow Deposit.

     The Escrow Deposit shall be maintained by the Escrow Agent as three separate and distinct funds for the benefit of Parent and the Stockholders. The three funds are referred to as the InterCall Fund, the ITC Non-Operations Fund and the ITC Operations Fund. On the Effective Date, the InterCall Fund shall be allocated $10,000,000 of the Escrow Deposit, the ITC Non-Operations Fund shall be allocated $4,500,000 of the Escrow Deposit and the ITC Operations Fund shall be allocated $12,500,000 of the Escrow Deposit. Following the Effective Date, the Escrow Agent, pursuant to written instructions received pursuant to Sections
2.2 and 2.3 hereof, or based on the terms of a final arbitration award or other final adjudication, shall deduct the amount of each distribution from the appropriate escrow fund. Parent and the Stockholder Representative agree that the determination of which fund an Escrow Claim should be deducted from and the limits on the amount of the Escrow Claims that can be deducted against these funds, shall be governed by the terms of the Merger Agreement. Further, the Escrow Agent shall allocate earnings from the investment of the Escrow Deposit to each of these three funds based on the percentage that each fund represents to the aggregate amount of the Escrow Deposit at the time such allocation of earnings is computed; provided; however, the earnings on the investment of the Escrow Deposit will be the sole property of the Stockholders and Parent will have no right to seek recovery of Escrow Claims from such earnings. Upon the written request of Parent or the Stockholder Representative, and on each anniversary of the Effective Date, the Escrow Agent shall deliver to Parent and the Stockholder Representative, a report setting forth the amounts then allocated to each of these funds and a summary of the aggregate earnings from the investment of the Escrow Deposit since the date of the last report.

             Article 2 TERM; DISTRIBUTION OF ESCROW DEPOSIT; LIMITS

2.1 Term.

     The term of this Agreement shall commence on the Effective Date and shall terminate at such time as the entire Escrow Deposit shall have been distributed pursuant to the terms of this Agreement.

2.2 Adjustment of Escrow Deposit.

     If, between the Effective Date and the Distribution Date, Parent shall be entitled to be reimbursed pursuant to an Escrow Claim, then Parent shall deliver to the Stockholder Representative (with a copy to the Escrow Agent) a notice thereof (a "Notice of Reimbursement Obligation"), which notice shall include a good faith estimate of the amount of the Escrow Claim and shall also allocate in good faith, and in accordance with the terms of the Merger Agreement, the amount of such Escrow Claim that should be deducted from the InterCall Fund, the ITC Non-Operations Fund and/or the ITC Operations Fund. Following the receipt of such Notice of Reimbursement Obligation, the Stockholder Representative and Parent shall mutually agree on the amount of the Escrow Claim to be subject to reimbursement hereunder (the "Reimbursement Amount") and deliver written notice thereof to the Escrow Agent, or if they cannot so agree, the Reimbursement Amount shall be determined by arbitration or other final adjudication in accordance with the terms of the Merger Agreement. Within 10 days following the final determination of the Reimbursement Amount, the Escrow Agent shall distribute to Parent an amount of the Escrow Deposit equal to the Reimbursement Amount and shall hold any remaining Escrow Deposit pursuant to this Agreement. Unless otherwise set forth in a ruling issued in connection with arbitration or other final adjudication as provided herein, the Escrow Agent shall have no right or obligation to distribute funds from the Escrow Deposit under this
Section 2.2 until such time as the Escrow Agent receives a joint written notice from Parent and the Stockholder Representative setting forth the amount to be distributed and the portion thereof to be deducted from the InterCall Fund, the ITC Non-Operations Fund and/or the ITC Operations Fund (which shall be determined in accordance with the Merger Agreement).

2.3 Distribution of Escrow Deposit.

     (a) With respect to Escrow Claims pending as of the Distribution Date, Parent and the Stockholder Representative shall use their reasonable efforts to agree in writing on the Reimbursement Amount with respect to any such pending Escrow Claims; provided, that if Parent and the Stockholder Representative are unable to agree on the Reimbursement Amount with respect to such Escrow Claims by the Distribution Date, the Reimbursement Amount for purposes of the calculations in the following sentences of this Section shall be the amount claimed by Parent in good faith in its Notice of Reimbursement Obligation, plus an estimate of the Stockholder Representative's maximum legal and other expenses made by the Stockholder Representative in good faith as communicated to the Escrow Agent in writing. Upon determination of the Reimbursement Amounts related to pending Escrow Claims in accordance with the preceding sentence (the "Pending Claim Amount"), the Escrow Agent shall (i) promptly distribute to the Stockholders, in accordance with their respective Percentage Interests, the Escrow Deposit, less the Pending Claim Amount (the "Undisputed Escrow Deposit"), and (ii) retain in escrow the Pending Claim Amount (the "Disputed Escrow Deposit"). For purposes of Section 1.5 hereof, the Disputed Escrow Deposit shall be allocated among the InterCall Fund, the ITC Non-Operations Fund and the ITC Operations Fund in accordance with the written agreement of Parent and the Stockholder Representative in accordance with the terms of the Merger Agreement; provided, that if Parent and the Stockholder Representative are unable to agree on the allocation between these funds, the allocation shall be made in accordance with the Notice of Reimbursement Obligation. Except for accrued earnings that are being retained as part of the Disputed Escrow Deposit to cover fees and expenses of the Stockholder Representative, all accrued earnings from the investment of the Escrow Deposit less any amount previously distributed as a Tax Distribution shall be distributed to the Stockholders on the Distribution Date in accordance with their respective Percentage Interests.

     (b) Upon the final resolution as agreed by Parent and the Stockholder Representative in writing of any Escrow Claim for which Disputed Escrow Deposit amounts were retained in escrow after the Distribution Date, or upon determination by an arbitration award or by any other final adjudication, the Escrow Agent shall promptly (i) distribute to Parent an amount of the Disputed Escrow Deposit equal to the Reimbursement Amount corresponding to such Escrow Claim (if any); (ii) distribute to the Stockholder Representative an amount equal to the actual fees and expenses reasonably incurred by the Stockholder Representative in connection with such Escrow Claim (if any); and (iii) deliver any remaining Disputed Escrow Deposit to the Stockholders in accordance with their respective Percentage Interests in such remaining Disputed Escrow Deposit.

     (c) If there is a Company Disposition Audit pending as of the Distribution Date, the Escrow Agent shall retain in escrow the balance of the Escrow Deposit that is then allocated to the ITC Non-Operations Fund, plus the estimated fees and expenses of the Stockholder Representative to defend the Company Disposition Audit, which amount shall be estimated by the Stockholder Representative in good faith and shall be retained from the accrued earnings on the investment of the Escrow Deposit and communicated to the Escrow Agent in writing. Within 10 days following a Final Determination of the Company Disposition Audit, the Escrow Agent shall promptly (i) distribute to Parent the amount of the Escrow Deposit held pursuant to this Section 2.3(c) that is owed to Parent, if any, in accordance with the terms of the Final Determination; (ii) distribute to the Stockholder Representative an amount equal to the actual fees and expenses reasonably incurred by the Stockholder Representative in connection with the Company Disposition Audit; and (iii) distribute to the Stockholders in accordance with their respective Percentage Interests the remaining amount of the Escrow Deposit funds held pursuant to this Section 2.3(c).

2.4 Effect of Final Delivery.

     This Agreement shall continue in full force and effect until the Escrow Agent has delivered all, but not less than all, of the Escrow Deposit pursuant to the terms hereof. After all of such funds have been so delivered, all rights, duties and obligations of the respective parties hereunder shall terminate.

                           ARTICLE 3 THE ESCROW AGENT

3.1 Appointment.

     Parent and the Stockholder Representative hereby designate and appoint the Escrow Agent as "Escrow Agent" under this Agreement and the Escrow Agent hereby accepts such designation and appointment, subject to all of the provisions of this Agreement.

     (a) Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including the Merger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Escrow Agreement on its part to be performed, each of which are ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel. The Escrow Agent may act in reliance upon any instructions signed on signature believed by it to be genuine, and may assume that any person who gives any written instructions, notice or receipt, or makes any statements in connection with the provisions hereof, has been duly authorized to do so. The Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions.

     (b) The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent's gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

3.2 Successor.

     The Escrow Agent may at any time resign as Escrow Agent hereunder by giving 30 days' prior written notice of resignation to Parent and the Stockholder Representative. Prior to the effective date of the resignation as specified in such notice, the Stockholder Representative will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Deposit to a bank or trust company that it selects as successor to the Escrow Agent hereunder, subject to the consent of the Parent (which consent shall not be unreasonably withheld or delayed). If, however, the Stockholder Representative shall fail to name such a successor escrow agent within 20 days after the notice of resignation from the Escrow Agent, Parent shall be entitled to name such successor escrow agent. If no successor escrow agent is named by Parent or the Stockholder Representative, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

3.3 Compensation, Expenses Reimbursement and Indemnification.

     (a) Each of the Interested Parties agrees (i) to reimburse the Escrow Agent for 50% of its attorney's fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay 50% of the Escrow Agent's compensation for its normal services hereunder in accordance with Schedule II hereto, which may be subject to change hereafter on an annual basis.

     (b) Each of the Interested Parties agrees to reimburse the Escrow Agent for 50% of all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder.

     (c) The Escrow Agent may obtain reimbursement for its fees and expenses from the Escrow Deposit, including, without limitation, reimbursement from any accrued earnings resulting from the investment of the Escrow Deposit; provided, that Parent agrees to reimburse the Escrow Deposit for 50% of any such reimbursements.

     (d) Any withdrawal made by the Escrow Agent from the Escrow Deposit in accordance with this Section 3.3 and any subsequent reimbursement thereof from Parent shall be allocated among the InterCall Fund, the ITC Non-Operations Fund and the ITC Operations Fund based on the percentage that each fund represents to the aggregate amount of the Escrow Deposit at the time such withdrawal is made.

     (e) Each of the Interested Parties covenants and agrees to jointly and severally indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including, but not limited to, attorney's fees and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent's gross negligence, bad faith, or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation of the Escrow Agent.

3.4 Dispute Resolution.

     It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Deposit, or should any claim be made upon the Escrow Agent or the Escrow Deposit by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Deposit until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings that relate to the Escrow Deposit.

                      ARTICLE 4 STOCKHOLDER REPRESENTATIVE

4.1 Power and Authority.

     The Stockholder Representative represents and warrants to Parent and the Escrow Agent that the Stockholder Representative has irrevocable right, power and authority (i) to enter into and perform this Agreement, (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required or that Stockholder Representative deems appropriate under this Agreement. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority, on behalf of all the Stockholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any claim against the Escrow Deposit made by Parent, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize payments to be made with respect thereto.

4.2 Resignation; Successors.

     Upon the resignation, death or removal of the Stockholder Representative, a successor Stockholder Representative shall be selected in accordance with
Section 12.6 of the Merger Agreement.

4.3 Fees and Expenses.

     (a) In accordance with Sections 11.3(d) and 12.5 of the Merger Agreement, the reasonable fees and expenses of the Stockholder Representative shall first be paid from the interest earned on the Escrow Deposit and to the extent that the amount of such fees and expenses exceeds the amount of such accrued interest, such excess shall be deducted against the balance of the ITC Operations Fund and/or the InterCall Fund, as Parent may in its sole discretion determine and notify the Escrow Agent in writing, but to the extent one such fund is depleted, such expenses shall be deducted from the other fund.

     (b) In order to obtain reimbursement for fees and expenses from the Escrow Deposit, the Stockholder Representative shall submit to Parent and Escrow Agent a written notice setting forth the amount of the fees and expenses for which they are seeking reimbursement (the "Reimbursement Request"). Any portion of a Reimbursement Request that does not exceed the balance of the accrued earnings on the Escrow Deposit shall be paid to the Stockholder Representative within five business days following the receipt of the Reimbursement Request by the Escrow Agent. If any portion of the Reimbursement Request exceeds the balance of the accrued earnings on the Escrow Deposit (the "Deficiency Amount"), Escrow Agent shall notify Parent and the Stockholder Representative of such deficiency as soon as reasonably practicable following the receipt of such Reimbursement Request. Within 10 days following the receipt of such notice, Parent shall provide to the Stockholder Representative and the Escrow Agent its written agreement or objection to the withdraw of the Deficiency Amount from the balance of the Escrow Deposit. If Parent disagrees with the withdrawal of the Deficiency Amount, the balance of the Deficiency Amount available for distribution to the Stockholder Representative shall be determined by arbitration or other final adjudication. If Parent agrees with the withdraw of the Deficiency Amount from the Escrow Deposit, Parent shall deliver to the Escrow Agent a written statement to such effect The Deficiency Amount to be distributed to the Stockholder Representative, as determined by the mutual agreement of Stockholder Representative and Parent or by arbitration or other adjudication, shall be deducted from the ITC Operations Fund or the InterCall Fund (or a combination thereof) in accordance with the written instructions of Parent. If Parent does not provide such written instructions within ten (10) business days following a request by Escrow Agent, the balance of the Deficiency Amount shall be deducted from the ITC Operations Fund, but to the extent the ITC Operations Fund is depleted, such expenses shall be deducted from the InterCall Fund.

                            ARTICLE 5 MISCELLANEOUS

5.1 Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Company Disposition Audit" shall mean an event, as contemplated by
     Section 11.5(b) of the Merger Agreement, whereby Company has received written notice from the Internal Revenue Service that it intends to examine, or that it is in fact examining the federal income tax consequences of the Company Disposition Matter.

          "Distribution Date" shall mean the date that is two years from the Effective Date.

          "Escrow Claim" shall mean a Reimbursement Claim under Article 11 of the Merger Agreement, a working capital deficiency claim under Section 3.6(g) of the Merger Agreement, or a post-closing adjustment claim pursuant to Section 3.6(i) of the Merger Agreement.

          "Stockholder Representative" shall mean Campbell B. Lanier, III.

     (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     (c) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

5.2 Transferability.

     A Stockholder may not transfer any interest in the Escrow Deposit or any other right under this Escrow Agreement to any other party, except that upon written notice from the legal representative of the estate of a deceased Stockholder to the Escrow Agent, the rights of such Stockholder under this Escrow Agreement shall be transferred to the estate of such Stockholder, and subsequently to any beneficiary thereof, in the event of the Stockholder's death; provided, however, that any such beneficiary or the legal representative of any such estate shall be bound by the provisions of this Escrow Agreement without taking any further action. The Escrow Agent shall be entitled to treat the legal representative of the estate of such Stockholder, and subsequently any beneficiary thereof, as the absolute owner of the rights of such Stockholder under this Escrow Agreement in all respects and shall incur no liability for distributions made in good faith to the legal representatives of such Stockholder or such beneficiary in accordance with the terms of this Escrow Agreement. The contingent right to receive a Percentage Interest of the Escrow Deposit shall not be transferable by the Stockholders otherwise than by will or by the laws of descent and distribution. Further, the contingent rights to the Escrow Deposit shall not be represented by any form of certificate or other instrument.

5.3 Notices.

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                  If to Parent:

                           West Corporation
                           11808 Miracle Hills Drive
                           Omaha, NE  68154
                           Attn:  General Counsel
                           Facsimile:  (402) 963-1200

                  with a copy to:

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, New York 10019-6099
                           Facsimile Number:  (212) 728-8111
                           Attention:  John D'Alimonte
                                       Serge Benchetrit

                  If to the Stockholder Representative:

                           Campbell B. Lanier, III
                           1601 Tanyard Road
                           Lanett, Alabama  36863
                           Phone:  (334) 644-1261

                  with a copy to:

                           Alston & Bird LLP
                           1201 West Peachtree Street
                           Atlanta, Georgia  30309-3424
                           Facsimile Number:  (404) 881-4777
                           Attention:  Janine Brown
                                       Bryan E. Davis

                  If to the Escrow Agent:

                           The Bank of New York
                           101 Barclay Street
                           8 West
                           New York, New York 10286
                           Attn:  Mathew Louis
                           Facsimile:  (212) 815-5877
or such other person or address as shall be furnished in writing by any of the parties and any such notice or communication shall be deemed to have been given as of the date so mailed.

5.4 Governing Law.

     This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware as contracts wholly negotiated, executed and to be performed in the State of Delaware, without regard to the principles of conflicts of law thereof.

5.5 Binding Effect.

     This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the parties hereto.

5.6 Severability.

     If any provision or section of this Agreement is determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain unenforceable in accordance with their terms.

5.7 Headings.

     The headings and subheadings contained in this Agreement are for reference only and for the benefit of the parties and shall not be considered in the interpretation or construction of this Agreement.

5.8 Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.9 Amendments.

     This Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

5.10 No Ownership Interests.

     The interests of the Stockholders in the Escrow Deposit do not represent any ownership rights in Parent, including, without limitation, any rights to vote on matters submitted to a vote of the stockholders of Parent or rights to the receipt of dividends issued by Parent to its stockholders.

         IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the day and year first above written.

                                        PARENT

                                        By:
                                            ------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        STOCKHOLDER REPRESENTATIVE

                                        ----------------------------------------
                                        Campbell B. Lanier III

                    [Form of Restrictive Covenant Agreement]

                                                                       Exhibit 7

                         RESTRICTIVE COVENANT AGREEMENT

     THIS RESTRICTIVE COVENANT AGREEMENT (this "Covenant Agreement") is entered into on this ___ day of March, 2003, by and among ______________________
("Stockholder") and West Corporation ("Parent"), a Delaware corporation.

     WHEREAS, concurrently with the execution and delivery hereof, Parent, Dialing Acquisition Corp. ("Sub"), a Delaware corporation and a direct wholly owned subsidiary of Parent, and ITC Holding Company, Inc. ("Company"), a Delaware corporation, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") which provides for the merger (the "Merger") of Sub with and into Company in accordance with its terms; and

     WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares of the outstanding capital stock of Company; and

     WHEREAS, in consideration of the execution and delivery of the Merger Agreement by Parent and Sub, Stockholder agrees to, among other things, enter into this Covenant Agreement.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

     1. General. Stockholder acknowledges and agrees that (1) the agreements and covenants contained in this Covenant Agreement are reasonable and valid in geographical and temporal scope and in all other respects, and essential to protect the value of Parent's business and assets, and (2) Stockholder has obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of Company or Parent and to Company's or Parent's substantial detriment.

     2. Covenant Not To Compete.

     (a) Stockholder covenants and agrees that, during the Restricted Period (as defined below), Stockholder shall not, directly or indirectly, individually or on behalf of or through any Person, or as a sole proprietor, partner, stockholder, director, officer, principal, agent or executive of a Person, or in any other capacity or relationship, engage in any business or employment, anywhere within the United States of America, or any other jurisdiction in which InterCall or any of the InterCall Operating Subsidiaries conducts business or operations, that is materially competitive with the audio, video and web conferencing business of InterCall and the InterCall Operating Subsidiaries.

Notwithstanding the foregoing, the restrictions set forth in this Section 2(a) shall not apply to the Person set forth on Schedule A hereto.

     (b) Notwithstanding anything to the contrary in this Covenant Agreement, Stockholder shall not be prohibited from acquiring or holding: (i) less than five percent (5%) of the outstanding securities of any entity that may compete directly or indirectly with the audio, video and web conferencing business of InterCall or any of the InterCall Operating Subsidiaries, or (ii) the outstanding securities of any entity that may compete directly or indirectly with the audio, video and web conferencing business of InterCall or any of the InterCall Operating Subsidiaries provided that such entity does not generate more than 5% of its gross revenue from its audio, video and web conferencing business. Those entities whose securities are acquired or held by Stockholder pursuant to clause (i) or (ii) of the immediately preceding sentence are referred to herein as to the "Permitted Entities."

     3. Non-Solicitation of Customers and Suppliers. Stockholder covenants and agrees that, during the Restricted Period, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, individually or on behalf of or through any Person who is not a Permitted Entity, (i) solicit or divert or attempt to solicit or divert, any Person, from doing business with InterCall or any of the InterCall Operating Subsidiaries for purposes of providing audio, video and web conferencing services to such Person or (ii) attempt to induce any such Person to cease being a supplier of InterCall or any of the InterCall Operating Subsidiaries. Notwithstanding the foregoing, the restrictions set forth in this Section 3 shall not apply to the Person set forth on Schedule A hereto.

     4. Non-Hire of Employees. Stockholder covenants and agrees that during the Restricted Period, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, either individually or on behalf of or through any Person who is not a Permitted Entity, employ any of the individuals set forth on Schedule B hereto.

     5. Remedies for Breach. Without intending to limit the remedies available to Parent, Stockholder acknowledges that a breach of any of the covenants contained in this Covenant Agreement may result in irreparable injury to Parent, or an Affiliate of Parent, for which there is no adequate remedy at law, and that in such case it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or imminent threat thereof, Parent shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach, restraining Stockholder from engaging in activities prohibited hereunder or such other relief as may be required specifically to enforce such covenants. Notwithstanding any other provision to the contrary, the Restricted Period with respect to Stockholder shall be tolled during any period of violation, as determined by a court of law, of any of the covenants set forth herein; provided, however, that the Restricted Period shall be tolled only as to the specific covenant so violated.

     6. Independence and Severability. Each of the rights enumerated in this Covenant Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Parent at law or in equity. If any of the covenants contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, Stockholder agrees that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to a reasonable duration, scope and/or area and in its reduced form said provision shall then be enforceable.

     7. Restricted Period. For purposes of this Covenant Agreement, the term "Restricted Period" shall mean the period commencing on the Closing Date and ending on the thirty (30) month anniversary of said Closing Date.

     8. Binding Effect and Assignment. This Covenant Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein, neither this Covenant Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto and except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Covenant Agreement or all or any of its rights or obligations hereunder to any one or more Affiliates of Parent, but no assignment by Parent under this Section 87 shall relieve Parent of its obligations under this Covenant Agreement. Any assignment in violation of the foregoing shall be void.

     9. Amendments and Modification. This Covenant Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Covenant Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by each such party or an authorized representative thereof.

     10. Notices. All notices and other communications pursuant to this Covenant Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice): if to Parent, to its address provided in the Merger Agreement, with a copy to Parent's counsel; and if to

Stockholder, to Stockholder's address shown below Stockholder's signature on the signature page hereof.

     11. Choice of Law. The parties agree that this Covenant Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia, without giving effect to the choice of law provisions thereof.

     12. Effectiveness and Termination. This Covenant Agreement shall be effective from and after the Effective Time. This Covenant Agreement shall terminate automatically upon the termination of the Merger Agreement and, accordingly, shall be rendered null and void.

     13. Entire Agreement. This Covenant Agreement, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     14. Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Covenant Agreement.

     15. Defined Terms. Capitalized terms used but not defined in this Covenant Agreement shall have the meanings assigned to them in the Merger Agreement.

     16. Counterparts. This Covenant Agreement may be executed in several counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

     Agreed to on the date indicated above.

                                               WEST CORPORATION
     -----------------------------
     Stockholder

     Address of Stockholder                    By:
                                                  ------------------------------
     -----------------------------             Name:
                                                    ----------------------------
     -----------------------------             Title:
                                                     ---------------------------
     -----------------------------

                                                                       Exhibit 8

                             [Intentionally omitted]

                                                                       Exhibit 9

                            [Intentionally omitted]

                                                                      Exhibit 10



                            [Intentionally omitted]